As filed with the Securities and Exchange Commission on September 30, 2010

Registration No.: 333-153796
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6 to

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED
(exact name of registrant as specified in its charter)

Bermuda (state or other jurisdiction of incorporation or organization)	3357 (Primary Standard Industrial Classification Code Number)	None (I.R.S. Employer Identification No.)

7/Fl. B, No. 132, Sec. 3
Min-Sheng East Road
Taipei, 105, Taiwan
Republic of China
Tel: 886-2-2712-2558
(address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel: 302-738-6680
(name, address and telephone number of agent for service)

Copies to:

Michael J. Hagan, Esq.
Thompson Hine LLP
335 Madison Ave, Floor 12
New York, New York 10017
Tel: 212-344-5680

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price	Registration Fee
Common Shares	2,766,154	$4.13	$11,424,216.02	$448.97

(1)	Pursuant to Rule 416(a) of the Securities Act, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the bid and asked prices of the Common Shares on the Over-the-Counter Bulletin Board on September 30, 2008.

DATED          , 2010

PROSPECTUS

Asia Pacific Wire & Cable Corporation Limited

2,766,154 Common Shares

This prospectus relates to the resale, from time to time, by the selling shareholders named in this Prospectus of up to 2,766,154 Common Shares in the aggregate. The registration of these Common Shares does not necessarily mean that the selling shareholders will offer or sell all or any portion of their respective Common Shares. The selling shareholders may offer to sell their respective Common Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. For more information on the sale of the Common Shares by the selling shareholders, please see the section entitled “Plan of Distribution” of this Prospectus.

Our Common Shares currently trade on the Over-the-Counter Bulletin Board under the symbol “AWRCF.” On September 20, 2010, the last reported sale price of our Common Shares was $5.25.

All proceeds from the resale of the Common Shares will go to the selling shareholders and we will not receive any proceeds from the resale. Based on the average of the bid and asked prices of the Common Shares on September 20, 2010, the selling shareholders can expect to receive the following proceeds, in the aggregate, if the Common Shares are sold at market price:

Proceeds to
Selling Shareholders

Per share	$5.40
Total	$14,937,232

Investing in these securities involves a high degree of risk. See the risk factors beginning on page 6 for a discussion of information that should be carefully considered before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Please read this Prospectus carefully.  You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus.

The date of this Prospectus is          , 2010.

About this Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission on Form F-1 covering the Common Shares offered by the selling shareholders, which registration statement became effective on March 11, 2009. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this Prospectus as to the contents of any other document (including any exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and any amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this Prospectus.

You should rely only on the information contained in this Prospectus. We have not authorized any person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this Prospectus is accurate as of any date other than the date appearing on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information included in this Prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of Common Shares. We are not making any representation to any offeree or purchaser of the Common Shares regarding the legality of an investment in the Common Shares by that offeree or purchaser under applicable investment or similar laws.

You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the Common Shares or possess this Prospectus. Because the laws of certain jurisdictions may restrict the distribution of this Prospectus and the offer and sale of the Common Shares, you must inform yourself about, and observe, these restrictions. You must obtain any consent, approval or permission required for your purchase, offer or sale of the Common Shares under the laws and regulations in force in any jurisdiction to which you are subject or in which you make any purchases, offers or sales.

We are not making an offer to sell, or a solicitation of an offer to buy, any of the Common Shares to any person in any jurisdiction except where such an offer or solicitation is permitted.

This prospectus contains figures in U.S. Dollars. Unless otherwise specified, all references in this Prospectus to “Thailand” are to the Kingdom of Thailand, all references to “Singapore” are to The Republic of Singapore, all references to “Taiwan” are to Taiwan, The Republic of China, all references to “China” and to the “PRC” are to The People’s Republic of China, all references to “Australia” are to the Commonwealth of Australia and all references to the “U.S.” are to the United States of America.

Most measurements in this Prospectus are given according to the metric system. Standard abbreviations of metric units (e.g., “mm” for millimeter) have been employed without definitions. All references in this Prospectus to “tons” are to metric tons, which are equivalent in weight to 2,204.6 pounds.

With respect to measurements relating to the manufacture of wire and cable products, references to “pkm” are to kilometers of twisted pairs of copper wire.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this Prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, especially the risk factors beginning on page 6 and the financial statements and the notes thereto included or incorporated by reference herein.

Our Business

Asia Pacific Wire & Cable Corporation Limited (the “Company”), formed on September 19, 1996, is a Bermuda exempted limited liability company which, through its operating subsidiaries, is principally engaged in the manufacture and distribution of telecommunications (copper and fiber optic) and power cable and enameled wire products in the Asia Pacific region, primarily in Singapore, Thailand, Australia and China. The Company manufactures and distributes its own wire and cable products and also distributes wire and cable products (“Distributed Products”) manufactured by its principal shareholder, Pacific Electric Wire & Cable Company Limited, a Taiwanese company (“PEWC”). Since 1997, the Company has also offered project engineering services in the supply, delivery and installation (“SDI”) of power cables.

PEWC currently owns beneficially 65.6% of the issued and outstanding Common Shares of the Company. SOF Investments, L.P., a Delaware limited partnership (“SOF”), currently owns beneficially 9.8% of the issued and outstanding Common Shares of the Company. The remaining 24.6% of the issued and outstanding Common Shares are publicly traded on the Over-the-Counter Bulletin Board (the “OTC BB”) in the United States under the trading symbol “AWRCF.”

Based on information published by the Thai Ministry of Commerce on sales by dollar value, the Company believes that it is one of the five largest producers of telecommunications and low voltage power cable and enameled wire in Thailand. Based on information on sales by dollar value provided by the Cable Association in Singapore, the Company believes that it is the largest or second largest supplier of power cable in Singapore. In 2009, approximately 42.1% of the manufactured products sold by the Company were sold by its subsidiaries in Singapore and Thailand, with the remainder sold by its subsidiaries or joint ventures in China and Australia.

In Singapore, the Company also sells Distributed Products, which largely consist of medium and high voltage power cable. In 2009, sales of Distributed Products accounted for 7.7% of the Company’s revenues. As the Company continues to focus its resources on manufacturing and distributing its own products, sales of Distributed Products are expected to decline over time as a percentage of the Company’s business. The Company’s SDI project engineering services accounted for 9.4% of the Company’s revenue in 2009.

The Company sells its cable products primarily to government agencies, telecommunications network operators and large construction companies and subcontractors bidding for government contracts. Telecommunications cable products manufactured by the Company are largely used as access lines to connect buildings and residences to feeder and trunk cables. Power cable manufactured by the Company is used primarily in power transmissions for public lighting, outdoor installations and in and to commercial and residential buildings. Enameled wire is sold primarily to private sector manufacturers of electric motors for use in various consumer appliances. The Company maintains local sales personnel in each country where it has manufacturing operations, and export sales are conducted through independent suppliers as well as the Company’s own sales personnel. The Company principally competes on the basis of product quality and performance, reliability of supply, timely delivery, customer service and price.

Organizational Structure

The following chart shows the organizational structure of the Company and its principal operating and trading subsidiaries, including joint venture ownerships. The location of the headquarters of each company is indicated in parentheses under the company’s name (“S” for Singapore, “T” for Thailand, “A” for Australia and “C” for China or Hong Kong).

Corporate Information

Our principal executive offices are located at 7/Fl. B, No. 132, Sec. 3, Min-Sheng East Road, Taipei, 105, Taiwan, Republic of China. Our telephone number is 886-2-2712-2558 and our fax number is 886-2-2712-3557. Further information on the Company is also available on our website at http://www.apwcc.com. Unless specifically provided herein, we do not intend for the information on our website to be incorporated by reference in this Prospectus.

Summary Financial and Operating Data

The following selected consolidated financial data is derived from our audited consolidated financial statements for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, and from our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2010. All information appearing in the table below has been prepared in accordance with U.S. GAAP.

The selected data for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 set forth below should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements and the notes thereto incorporated by reference herein, and the “Operating Results” section appearing elsewhere in this Prospectus. The selected data for the six months ended June 30, 2009 and 2010 should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto and the “Operating Results” section appearing elsewhere in this Prospectus.

	Year Ended December 31,					6 Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share amounts)

Income Statement Data:
Net Sales:	$337,262	$468,117	$510,841	$500,798	$362,231	$150,684	$210,875
Cost of sales	(300,656)	(410,823)	(465,165)	(488,048)	(315,840)	(130,308)	(185,245)

Gross Profit	36,606	57,294	45,676	12,750	46,391	20,376	25,630
Operating expenses	(26,553)	(27,612)	(29,451)	(29,044)	(27,855)	(15,624)	(13,458)
Impairment loss	(3,223)	(86)	(95)	—	(77)	(76)	—

Operating profit/(loss)	6,830	29,596	16,130	(16,294)	18,459	4,676	12,172
Exchange gain/(loss)	(3,137)	5,464	864	(1,712)	528	(120)	1,141
Net interest income (expense)	(2,747)	(5,181)	(6,063)	(4,779)	(2,139)	(1,215)	(951)
Share of net income/(loss) of equity investees	170	73	124	(142)	(40)	13	(25)
Gain on liquidation of subsidiary	—	1,801	—	—	568	554	—
(Loss)/gain on sale of investment	(259)	(729)	35	—	—	—	—
Others	829	1,536	2,070	2,859	2,196	640	469

Income/(loss) before income taxes	1,686	32,560	13,160	(20,068)	19,572	4,548	12,806
Income taxes	(3,860)	(10,257)	(6,298)	(2,132)	(5,344)	1,958	(1,588)
Less: Net income attributable to non- controlling interests	(2,783)	(9,330)	(2,029)	8,551	(4,139)	(2,709)	(3,780)

Net income/(loss) attributable to APWC	$(4,957)	$12,973	$4,833	$(13,649)	$10,089	$3,797	$7,438

Basic and diluted earnings/(loss) per share(1)	$(0.36)	$0.94	$0.35	$(0.99)	$0.73	$0.27	$0.54

(1)	The calculation of the basic and diluted earnings/(loss) per share is based on 13,830,769 Common Shares for all periods presented.

						6 Months
	As of December 31,					Ended June 30,
	2005	2006	2007	2008	2009	2010
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$20,748	$24,664	$29,127	$37,510	$41,534	$43,220
Working capital	80,350	108,084	132,409	100,428	127,139	139,459
Total assets	262,938	364,565	396,116	309,798	296,052	323,632
Total debt	58,438	100,195	104,146	59,694	38,917	60,421
Total shareholders’ equity	97,622	118,765	136,783	114,129	127,392	134,712

Number of Shares Being Offered

This prospectus relates to the resale, from time to time, by the selling shareholders named in this Prospectus of up to 2,766,154 Common Shares in the aggregate (the “Offering”). The registration of these Common Shares does not necessarily mean that the selling shareholders will offer or sell all or any portion of their respective Common Shares. The selling shareholders may offer to sell their respective Common Shares being offered in this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The Company will not receive any of the proceeds of the Offering. For more information on the sale of the Common Shares by the selling shareholders, please see the section entitled “Plan of Distribution” of this Prospectus.

Number of Shares Outstanding

There were 13,830,769 Common Shares issued and outstanding as of the date of this Prospectus. Our Common Shares currently trade on the Over-the-Counter Bulletin Board under the symbol “AWRCF.” The high and low price for our Common Shares during the past 24 months has been $5.25 and $0.50, respectively.

Cautionary Statement Concerning Forward-Looking Statements

Our disclosure and analysis in this Prospectus contain some forward-looking statements. Forward-looking statements give our current beliefs or expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Such statements are not promises or guarantees and are subject to a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include our ability to maintain and develop market share for our products; global, regional or national economic and financial conditions, including events such as the financial crisis that commenced in 2008 and the consequent economic recession, and their individual or collective impact on demand for our products and services; the introduction of competing products or technologies; our inability to successfully identify, consummate and integrate acquisitions; our potential exposure to liability claims; the uncertainty and volatility of the markets in which we operate; the availability and price of copper, our principal raw material; our ability to negotiate extensions of labor agreements on acceptable terms and to successfully deal with any labor disputes; our ability to service, and meet all requirements under, our debt, and to maintain adequate credit facilities and credit lines; our ability to make payments of interest and principal under our existing and future indebtedness; our ability to increase manufacturing capacity and productivity; the fact that we have operations outside the United States that may be materially and adversely affected by acts of terrorism, war and political and social unrest, or major hostilities; increased exposure to political and economic developments, crises, instability, terrorism, civil strife, expropriation and other risks of doing business in foreign markets; economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis; price competition and other competitive pressures; the impact of climate change on our business and operations and on our customers; our ability to avoid limitations on utilization of net losses for income tax purposes; fluctuations in currency, exchange and interest rates, operating results and the impact of technological changes and other factors that are discussed in this report and in our other filings made with the Securities and Exchange Commission (the “SEC” or the “Commission”).

In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	our prospects for future revenues and profits in the markets in which we operate;

•	the possibility that our Common Shares will again be listed on a national exchange;

•	our dependence on a limited number of suppliers for our raw materials and our vulnerability to fluctuations in the cost of our raw materials; and

•	our liquidity.

We undertake no obligation to update any forward-looking statements or other information contained in this Prospectus, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any additional disclosures we make in our filings with the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under the “Risk Factors” section beginning on page 5 of this Prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed there could also adversely affect us.

This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

An investment in the Common Shares of the Company is speculative and involves a high degree of risk. Therefore, you should not invest in our Common Shares unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained herein before deciding to invest in our Common Shares.

Risks Related to the Global Economic and Financial Crisis

Commencing in early 2008, numerous cataclysmic economic and financial events roiled global and national financial markets and the international business community, including the sudden collapse of certain leading financial institutions, widespread default on various credit instruments, the collapse of the U.S. and other housing markets, a dramatic de-leveraging of capital investment and other business activities and a marked reduction in the availability of credit for businesses. These events unfolded quite quickly and unexpectedly and are widely considered to be key factors in the deep economic recession, often referred to as the “Great Recession”, that adversely impacted the global economy generally and the Company in particular.

Dramatic declines in the U.S. housing market commencing in 2008, and continuing into 2010, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, in turn have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have ceased to provide, or severely curtailed, funding to even the most credit-worthy borrowers or to other financial institutions. The continuing shortage of available credit and lack of confidence in the financial markets has materially and adversely affected the trading price of the Company’s Common Shares and could materially and adversely impact its access to capital and its financial condition.

Continued turbulence in the U.S. and international markets and economy may adversely affect the Company’s liquidity, its ability to access the capital markets, its financial condition and the willingness or ability of certain counterparties to do business with the Company.

While the Company does not engage in trade or business within the United States, its customers and suppliers, and the markets in which the Company engages in its business, are materially affected by the health of the U.S. economy, which in general has global consequences. The financial crisis that started in the United States spread to the economies of other industrialized and developed nations and emerging markets as well. The result was a global downturn in economic activity and a liquidity crisis for many financial institutions and their customers. Credit availability in the markets in which the Company conducts its business was materially reduced.

Actual and Possible Impacts on the Company

The deterioration of economic conditions resulting from the current global financial and credit crisis and economic downturn has and may well continue to adversely affect each of the markets in which the Company sells and distributes its products and provide services. In certain markets, sales have stagnated or even decreased as there has been a reduction in infrastructure development by governmental entities in certain instances and in capital expenditures and construction by private companies in anticipation of the fall in demand in the residential and commercial building markets. Many customers have also delayed their construction projects in the current weak market environment. The reduction in the manufacture of electronic products for export or local consumption has also reduced our sales of enameled wire. Overall, sales in our products in 2009 decreased due to worldwide economic downturn, thereby temporarily increasing our inventory levels. Nevertheless, subsequently as a result of the commodity market’s dynamic nature, the copper prices on the LME have bounced back to a $6,648 per metric ton price average in 2009 from a December 2008 low of $3,072 per metric ton, resulting in a better turnover for the Company in the second half of 2009. With the fall in copper and commodity prices in the past, customers have sometimes withheld orders in the expectation that prices may drop further.

The Company experienced the impact of the economic crisis beginning in the second half of 2008 and continuing into 2010, which included lower sales and lower gross margins as compared to the first half of 2008 and the second half of 2007. The lower results in 2009 were primarily due to reduced order flow from customers. However, with the re-bound of copper price in 2009, the customers were willing to accept a higher sales price from APWC in the beginning. Revenue for 2009 was $362.2 million, representing a 27.7% decline from 2008. However, our sales in the first six months of 2010 increased considerably over the comparable period in 2009. Revenue for the first six months of 2010 was $210.9 million, representing a 39.9% increase from the period ended one year prior. Gross margin in the second half of 2009 decreased slightly by 1.2% as compared to the first half of 2009, primarily due to some pre-determined supply contracts to the customers in the first half. However, sales in the second half of 2009 increased by $60.8 million or 40% as compared to the first half of 2009, highlighting the volatility of customer demand in uncertain market conditions. Furthermore, our gross profit in the first six months of 2010 was $25.6 million, compared with a gross profit of $20.4 million in the year-ago period.

The Company is unable to determine the precise impact of the global economic crisis on its operations and cash flow since results are also affected by factors that are or may be unrelated to the economic crisis, such as the completion of routine purchase cycles by customers and the completion, suspension or termination of large infrastructure projects. However, the Company has concluded that current economic uncertainty has affected and will likely continue to have a significant impact on the Company’s operations and cash flow. Specifically, the operating subsidiaries may encounter greater difficulty in raising new banking facilities and loans to support their working capital requirements in the current environment where banks are less willing to offer new facilities. Governments in certain countries, such as China, Thailand and Singapore, have pledged to increase infrastructure and construction spending to boost or maintain economic growth. Assuming those pledges are acted upon, those developments will likely have a favorable impact on our sales of manufactured products. However, the Company’s revenue results for 2009 indicate that actual or planned governmental increases in allocations for expenditures on infrastructure development have not yielded any sustainable increase in sales of the Company’s products, particularly when the government’s focus was on additional housing and mass public transportation projects such as, among other things, cross-island passage ways. In addition, the re-bound in the trading prices of many public companies and the increases in major indices on a number of national exchanges since the lows of March 2009 have not translated into a material increase in customer behaviors with either private or government sponsored projects. The Company believes that any efforts to forecast likely future performance with any degree of specificity would be fraught with uncertainty due to the suddenness and severity of the financial crisis and the risk that sovereign indebtedness may prolong or trigger a new phase of the financial crisis. In addition, the apparent recent stabilization of the global capital markets and increase in economic activity cannot be taken as certain indicators that the global recession is over and that sustained economic growth is assured. Accordingly, the Company cautions against placing reliance on any efforts to identify trends for the foreseeable future.

The governments in the countries in which we operate have otherwise predicted slower economic growth for the fiscal year 2010. For purposes of planning and prudent management, the Company is presently anticipating that the extremely challenging and difficult economic conditions that faced the global economy throughout 2009 will ease off to a lesser degree and the internal budget prepared by management as a planning tool for 2010 indicates a moderate increase in sales. This tentative conclusion is supported by our positive first half 2010 results compared with the same period in 2009. However, the prevailing view is that the global economy recovery remains fragile and that any current positive trends could reverse quickly and materially.

In view of the continuing market challenges facing the Company, and its customers and the markets in which they operate, the Company has taken and continues to implement a number of measures in order to maintain efficient operations. Specifically, the Company has focused increased efforts on collecting its receivables on a timely basis. It is anticipated that some customers will take a longer time to settle their outstanding debts with the Company as they face tightening credit and lower sales themselves, however the Company will actively work with all of its significant customers to reduce collection times and minimize write offs. The Company has also reduced its inventory levels through planned lower raw material purchases while negotiating with suppliers to reduce costs of raw materials and supplies. From the onset of the Great Recession in 2008 through 2009, the Company focused on reducing operating costs where practicable, including headcount restraint. In several of the Company’s subsidiaries, headcount increase was frozen or even reduced and contract staff was laid off as deemed necessary. However, as demand for our products largely picked up during the first half of 2010, total headcount number for the entire group was increased by 85 people as of June 30, 2010, compared to the recorded headcount as of December 31, 2009. The Company has hedged copper in Thailand through copper futures contracts in several instances in order to reduce the effect of the volatility in copper prices on its operations.

We believe that the successful implementation of these actions has had a positive effect on our cash resources, and we intend to continue these measures in order to preserve our liquidity during this economically challenging period. The Company is seeking to maintain a strong cash position. While none of the Company’s material lines of credit have been terminated, the Company’s subsidiaries may encounter greater difficulty in raising new banking facilities and loans to support their working capital in the current environment where banks are less willing to offer new facilities. As of June 30, 2010, the Company had available and unused lines of credits from suppliers, banks and other lenders totaling, in the aggregate, approximately $197.7 million. We believe that available and unused amount of credit is sufficient to support our current working capital needs.

The macroeconomic events and those specific to the Company may have a material adverse impact on the Company’s business operations until such time as the global financial crisis has substantially abated and financial and economic conditions have materially improved. The Company notes, however, that the foregoing is subject to a number of unknown variables, including the impact of actions taken or that may be taken in the future by governmental entities to address the capital needs of banks and other financial institutions and to increase the flow of credit to businesses.

Risks Related to the Common Shares and Corporate Governance

Consolidation of Charoong Thai Group Accounts

As of December 31, 2009 and June 30, 2010, the Company effectively owned 50.93% of the issued and outstanding shares of Charoong Thai Wire and Cable Public Company Limited (“Charoong Thai”). That percentage ownership constitutes a decrease from the Company’s initial ownership percentage and is attributable to the exercise of warrants or conversion of convertible securities by third parties. The Company’s present intention is to maintain majority ownership of the voting securities of Charoong Thai. However, there may be circumstances under which the Company cannot maintain majority ownership of Charoong Thai. In the event Charoong Thai determined to make a further offering of voting securities, or securities convertible into or exchangeable for voting securities, and the Company was not in a position to fund or finance its participation in the offering, the ownership interest of the Company in Charoong Thai could fall below 50%. If the Company’s holding in Charoong Thai were to fall below 50%, the accounts of the Charoong Thai group, which includes all of the Company’s Thailand operations, will not be consolidated but instead will be equity accounted. In such an event, the Company’s accounts will show a decrease in revenue and most categories of assets and liabilities, which events could have a material adverse effect on the value of the Common Shares.

Potential Illiquidity of Common Shares

Approximately 75.4% of our Common Shares are either unregistered securities or registered securities held by affiliates, which are subject to restrictions on trading. Accordingly, approximately three quarters of our Common Shares are not fully liquid investments. In the recent past, the volume of trading in our Common Shares has not been substantial. This illiquidity may negatively impact the value of the Common Shares.

Control of the Company Rests with Majority Shareholder; Controlled Company Exception; Risks Related to PEWC

As the majority shareholder, Pacific Electric Wire & Cable Co., Ltd. (“PEWC”) has sufficient votes to control the outcome of any matters presented for a shareholder vote, including the election of the members of the Board of Directors. PEWC may vote its shares in the Company in the manner that it sees fit. In addition, subject to compliance with applicable securities laws, PEWC may sell, convey or encumber all or a portion of its ownership interest in the Company without regard to the best interests of the other shareholders of the Company except to the extent it may be required to comply with the terms of the Amended and Restated Shareholders’ Agreement dated March 27, 2009 among the Company, PEWC and SOF Investments, L.P., a Delaware limited partnership which owns beneficially 9.8% of the issued and outstanding Common Shares, and except that it may not engage in conduct oppressive to minority interests under applicable law.

The Company plans to seek a listing on the NYSE Amex Exchange (formerly known as the American Stock Exchange), as soon as practicable. In the event of a listing on the NYSE Amex Exchange, the Company intends to rely upon the “controlled company exemption” which will exempt the Company from a requirement to have a board of directors that has a majority of independent directors. The Company may also rely upon Nasdaq Rule 4350(a) or AMEX Company Guide Section 110, each of which would permit the Company to rely in certain instances upon the rules of its home country, Bermuda, which do not require that the board of directors be comprised of a majority of independent directors. Accordingly, even assuming a listing on a national securities exchange, a majority of the Company’s Board may not be comprised of directors independent from any affiliation with the majority shareholder, PEWC.

PEWC, the majority shareholder, is a Taiwanese company engaged in the manufacture and distribution of wire and cable products in the Taiwan markets. In November 2004, certain former officers and directors of PEWC (the “Former Executives”) were indicted by the Taipei District Prosecutors Office for their breach of trust, embezzlement of corporate funds, making of false accounting records and financial statements, and violation of various Taiwan securities laws. The most serious allegations of corporate theft and misappropriation were directed at Mr. Hu, the former chief financial officer of PEWC. As early as 1992, the Former Executives had incorporated a complex network of companies for the purpose of transferring PEWC funds out of Taiwan and of acquiring overseas investments for their personal benefit. In addition, they borrowed loans from banks for their personal benefit and made PEWC a guarantor for such borrowings, which were eventually repaid by PEWC. In an elaborate concealment scheme, the books of PEWC were balanced by way of fictitious bank deposits with certain banks incorporated in Vanuatu and other remote jurisdictions. The fraudulent actions of the Former Executives were uncovered in 2001 and 2002, when PEWC incurred losses attributable to the scheme equal to approximately $160 million and $669 million, respectively. To the best knowledge of the Company, proceedings against the Former Executives are continuing in the Taipei District Court. However, the Company is not a party to, or otherwise involved in, those proceedings.

In May 2003, the Taipei Stock Exchange (the “TSE”) and the Taiwan Securities and Futures Commission (“TSFC”) ordered PEWC to restate its 1998-2000 financial statements to reflect the losses attributable to the fraudulent activities of the Former Executives. Thereafter, the TSE suspended the trading of the shares of PEWC. In 2004, the shares of PEWC were delisted from the TSE. At the present time, the shares of PEWC are not traded on a recognized public exchange and there is no public market for the common stock of PEWC. To the Company’s knowledge, the criminal prosecution of at least several of the Former Executives is ongoing and PEWC is pursuing actions in several jurisdictions to recover misappropriated assets.

A consortium of bank creditors (referred to as the “PEWC Banking Group”) has certain veto rights with respect to material acquisitions or expenditures by PEWC. Unresolved issues regarding PEWC raise a degree of uncertainty regarding its capacity in the future to continue to provide support to the Company as it has in the past with regard to inter-company loans, and with regard to research and development and other services under the Composite Services Agreement (discussed below), in each case on terms more favorable than those that might be available from unaffiliated providers.

PEWC has provided credit support to the Company and its subsidiaries through the provision of direct loans, credit terms in inter-company trade balances between PEWC and the operating subsidiaries and corporate guarantees for trade and credit facilities from banks and financial institutions for the purposes of financing working capital, capital expenditures, acquisitions and expansion programs. There can be no assurance that PEWC will provide support in the future.

Limited Trading Volume on the OTC BB

Our Common Shares are traded on the over-the-counter bulletin board (the “OTC BB”). Trading in our Common Shares has been limited and there may not exist from time to time an active trading market for our Common Shares. As a consequence, shareholders may find their ability to sell their Common Shares quickly or in substantial amounts is adversely affected by the limited public trading market. Thinly-traded equity can be more volatile than equity securities traded in an active trading market. The high and low price for our Common Shares during the past 24 months has been $5.25 and $0.50, respectively. In the future, our Common Shares may experience significant price fluctuations which could adversely affect the value of the Common Shares.

Disclosure Controls and Procedures and Internal Control Over Financial Reporting

The Company has focused on improving its disclosure controls and procedures and its internal control over financial reporting and remediating all material weaknesses, and as a result, both disclosure controls and procedures and internal control over financial reporting were classified as effective as of December 31, 2008, but ineffective as of December 31, 2009 due to the development of material weaknesses. While the Company is taking steps to remediate the material weakness identified as of December 31, 2009, the Company cannot provide any assurances that other material weaknesses will not be identified upon further investigation, such that either disclosure controls and procedures or internal control over financial reporting may be rendered ineffective for a period of time.

Delinquency in Reporting Obligations; Reporting of Financial Results

As a foreign private issuer, the Company is currently required to file its annual report on Form 20-F with the SEC within six months following the close of its fiscal year. The Company was not in a position to make the filing of its 2004 annual report on a timely basis. After the expiration of an automatic grace period, on August 29, 2005 the OTC BB delisted the Company for failure to remain current in the filing of its periodic reports. On November 9, 2007, the Company filed its 2004 annual report. On March 17, 2008, the Company filed its combined 2005 and 2006 annual report. The Company then relisted on the OTC BB in April 2008 under the symbol “AWRCF.” On June 28, 2008, June 26, 2009 and May 14, 2010 the Company filed its 2007, 2008 and 2009 annual report, respectively, on a timely basis.

The Company is currently compliant with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and believes that it has addressed the corporate governance obstacles that led to its delinquency in filing its 2004, 2005 and 2006 annual reports. However, the Company cannot provide assurances that it will continue to be compliant in its reporting obligations under the Exchange Act. As a foreign private issuer, the Company is not required to provide financial results on a quarterly or semi-annual basis. In addition, Bermuda law does not require the Company to provide interim financial information to its shareholders, whether on a quarterly or semi-annual basis. As such, investors may not have the same access to financial information of the Company as they customarily receive in the case of a domestic issuer disclosing quarterly results on a Form 10-Q.

Potential Conflict of Certain Officers and Directors

The Company appointed two independent directors on September 28, 2007. Other than those two independent directors, all of the members of the Board of Directors are also directors or officers or otherwise affiliated with PEWC, the majority shareholder. Certain of our officers are also affiliated with PEWC. In each case, they may be subject to potential conflicts of interest. In addition, certain of our officers and directors who are also officers and/or directors of PEWC may be subject to conflicts of interest in connection with, for example, pursuing corporate opportunities in which we and PEWC or one of its affiliates have competing interests, and the performance by us and PEWC of our respective obligations under existing agreements, including the Composite Services Agreement and the Indemnification Agreement (discussed below). In addition, some of these persons will devote time to the business and affairs of PEWC and its affiliates as is appropriate under the circumstances, which could reduce the amount of time available for overseeing or managing our business and affairs. Notwithstanding any such potential conflicts, however, such individuals, in their capacities as our directors and officers, are subject to fiduciary duties to our shareholders.

The Bermuda Companies Act 1981, as amended (the “Companies Act”), subjects our officers and directors to certain fiduciary standards in the exercise of their executive and management duties on behalf of the Company. Under the Companies Act, an officer of ours (which term includes our directors) is subject to a duty of care requiring him to act honestly, in good faith and in the best interests of the Company in the discharge of his duties and to, among other things, give notice to the Board of Directors at the first opportunity of any interest he has in any material contract or proposed material contract with us or any of our subsidiaries. The Companies Act also prohibits us, subject to certain exceptions, from making loans to any directors without first obtaining the consent of shareholders holding in the aggregate not less than nine-tenths of the total voting rights of all the shareholders having the right to vote at any shareholders meeting. We do not make any loans to our directors or executive officers in accordance with the provisions of The Sarbanes-Oxley Act of 2002.

Obligations under the Amended and Restated Shareholders Agreement

On June 28, 2007, SOF Investments, L.P. (“SOF”), a Delaware limited partnership, acquired 2,766,154 Common Shares, representing 20% of the issued and outstanding Common Shares (the “SOF Shares”), from Sino-JP Fund Ltd (“Sino-JP”). Following that sale, Sino-JP ceased to have any ownership interest in the Company and its three designees on the Board of Directors and the Company officers selected by it each resigned with immediate effect. On that same date, the Company entered into the Shareholders Agreement with PEWC and SOF, pursuant to which the Company granted to SOF certain rights and protections. Under the Shareholders Agreement, the Company agreed to indemnify SOF and its partners and certain of its affiliates (the “SOF Indemnified Persons”), for any additional taxes, interest, penalties and other costs that might be imposed upon or incurred by the SOF Indemnified Persons in the event that the Company is determined by the Internal Revenue Service (the “IRS”) to be a “controlled foreign corporation” (a “CFC”) or a “passive foreign investment company” (a “PFIC”), as such terms are interpreted and defined under IRS rules and regulations. The Company does not believe that it is now or is likely to become a CFC or a PFIC; however, the Company cannot provide any assurances that it will not become a CFC or a PFIC in the future.

In addition, the Company granted certain registration rights to SOF with respect to the SOF Shares (the “Registrable Securities”) in the Shareholders Agreement. In particular, the Company agreed to use its reasonable best efforts to prepare and file, and cause to go effective, as soon as practicable, a shelf registration statement covering the resale of the Registrable Securities on a delayed or continuous basis. The Company also agreed to use its reasonable best efforts to keep its shelf registration statement effective until all Registrable Securities have been sold or until all Registrable Securities may be sold without restriction pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended. In addition, the Company granted to SOF two demand registration rights for underwritten offerings and customary piggyback registration rights with regard to the Registrable Securities. Moreover, the Company agreed to use its reasonable best efforts to cause the Common Shares to be listed on a national “Securities Market,” which means any of the Nasdaq Stock Market, Inc. (Global Market or Global Select Market), the American Stock Exchange LLC (now known as NYSE Amex Exchange) or the New York Stock Exchange LLC, not later than January 31, 2009, subject to notice and a sixty (60) day cure period. All of the costs and expenses of the Company in connection with the fulfillment of its obligations under the Shareholders Agreement were to be paid by the Company, other than underwriting fees, discounts and commissions attributable to the sale of Common Shares held by SOF.

Under the terms of the Shareholders Agreement, if the Company failed to fulfill its obligations thereunder, SOF may have a claim for damages against the Company. No such claim has been made. In addition, if the Company fulfilled its reasonable best efforts undertakings but failed to meet one or more of the stated goals, SOF may have a put right of their Common Shares to PEWC. In accordance with those terms, on February 2, 2009, SOF delivered to PEWC notice of its exercise of the put right under the Shareholders Agreement due to the fact that the Common Shares were not listed on a national Securities Market as of January 31, 2009. On March 27, 2009, SOF sold 51% of its Common Shares to PEWC pursuant to the terms of a share purchase agreement between those parties. Upon the consummation of that share purchase agreement, SOF held 1,355,415 registered Common Shares of the Company and PEWC held 1,410,739 registered Common Shares, respectively, representing 9.8% and 10.2% of the outstanding Common Shares, with PEWC holding an additional 7,664,615 unregistered Common Shares, giving it an aggregate of 65.6% of the total issued and outstanding Common Shares. In connection with this transaction, the Company, PEWC and SOF entered into an Amended and Restated Shareholders Agreement, which among other things, granted to the Company an extension for listing the Common Shares on a national Securities Market until February 2011 and maintains for SOF the right to sell its remaining Common Shares to PEWC in the event the Company does not list its Common Shares on a national Securities Market by February 2011. The Amended and Restated Shareholders Agreement also provides for those registration and indemnification rights set forth above in the description of the Shareholders Agreement. While the sale of Common Shares by SOF to PEWC resulted in

PEWC holding a higher concentration of Common Shares which may impact liquidity for the other shareholders, the Company does not believe that any definitive impact can be forecasted or determined.

In addition, sales of Common Shares held by SOF and registered under the shelf registration statement, or any registration statement that goes effective following an exercise of demand registration rights, will increase the number of Common Shares available for purchase in the public market and may adversely affect the value of the Common Shares held by other shareholders. Even without substantial sales by SOF or PEWC of their respective Registrable Securities, the possibility of such sales may create a “market overhang” that has the effect of depressing the trading price of the Common Shares.

The Company has also granted to SOF preemptive rights in the event of any issuance of additional equity securities (or securities convertible into or exchangeable for equity securities) by the Company, such that SOF may subscribe for additional securities in order to maintain its then percentage ownership interest in the issued and outstanding equity securities of the Company.

Risks Relating to the Settlement Agreement

Following the acquisition by Sino-JP in 2004 of Common Shares of the Company, a number of disputes arose between PEWC and Sino-JP regarding the governance of the Company and other matters. Specifically, the Board was unable to reach a consensus on the proper treatment of certain doubtful accounts receivable. In addition, the then current Chief Financial Officer of the Company questioned the then current auditors of the Company regarding the thoroughness of their review of these accounts receivable during the course of their 2004 audit of the Company’s financial statements, which led to the cessation of the 2004 audit by the auditors at that time. The initial narrow dispute between Board members designated by Sino-JP and other Board members regarding the accounting treatment for doubtful accounts receivable grew in scope, such that it became very difficult to achieve a consensus on a number of strategic and operational matters, due to the effective veto right held by the Sino-JP Board designees. On June 28, 2007, the date of the purchase by SOF of the SOF Shares from Sino-JP and the date of the Shareholders Agreement among the Company, PEWC and SOF, the Company and Sino-JP also entered into a comprehensive settlement and release agreement (the “Settlement Agreement”), which dismissed and released all claims between the parties and which put an end to all related litigation. Separately, PEWC also entered into a settlement and release agreement that terminated all disputes and litigation between those parties. Upon the closing of the purchase agreement for the SOF Shares and the Settlement Agreement, all of the directors and officers of the Company designated by Sino-JP submitted their resignations and Sino-JP ceased to have any interest in the Company. As part of the Settlement Agreement, the Company agreed to indemnify all of those Sino-JP designated directors and officers (the “Sino-JP Indemnified Persons”) for all acts or omissions taken in their capacity as a director or officer to the maximum extent permitted under the memorandum of association and the Bye-laws of the Company and the Companies Act. While the Company does not have any knowledge of any claims having been, or threatened to be, asserted against any of the Sino-JP Indemnified Persons, the Company could incur significant costs in the event any claims are asserted or actions commenced against any of the Sino-JP Indemnified Persons for matters within the scope of the indemnification provisions of the Settlement Agreement.

Holding Company Structure; Potential Restrictions on the Payment of Dividends

We have no direct business operations other than our ownership of the capital stock of our subsidiaries and joint venture holdings. While we have no present intention to pay dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet our other obligations will depend upon the amount of distributions, if any, received from our operating subsidiaries and other holdings and investments. Our operating subsidiaries and other holdings and investments, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants contained in loan agreements, restrictions on the conversion of local currency earnings into U.S. dollars or other hard currency and other regulatory restrictions. For example, PRC legal restrictions permit payments of dividends by our business entities in the PRC only out of their retained earnings, if any, determined in accordance with relevant PRC accounting standards and regulations. Under PRC law, such entities are also required to set aside a portion of their net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends. The foregoing restrictions may also affect our ability to fund operations of one subsidiary with dividends and other payments received from another subsidiary.

Requirement to Maintain Effectiveness of the Registration Statement and to List on a National Securities Exchange; Effect of the Put of the SOF Shares to PEWC

Under the Amended and Restated Shareholders Agreement, SOF has retained the right to sell its remaining Common Shares (the “SOF Shares”) to PEWC if the Company does not achieve a listing on a national Securities Market within the time frame provided in the agreement. In addition, the Company has agreed to maintain the effectiveness of the registration statement on Form F-1, for the benefit of SOF, and if the Company fails to do so for any period of thirty (30) consecutive trading days or an aggregate of sixty (60) trading days during any twelve month period, then SOF may, subject to compliance with notice and other procedural requirements, exercise a right to sell its remaining Common Shares to PEWC. At all times, the Company must exercise its reasonable best efforts to comply with its covenants under the Amended and Restated Shareholders Agreement. Otherwise, the Company could be subject to a damages claim by SOF. The Company has used and continues to use its diligent efforts to maintain current the financial disclosure in the registration statement on Form F-1 covering the SOF Shares and the registered Common Shares held by PEWC.

On February 2, 2009, SOF delivered notice of its exercise of the put right under the Shareholders Agreement to PEWC due to the fact that the Common Shares were not listed on a national Securities Market as of January 31, 2009, which date was agreed to by the Company prior to the extension granted under the Amended and Restated Shareholders Agreement. On March 27, 2009, PEWC and SOF completed a share purchase transaction pursuant to which PEWC acquired 1,410,739 Common Shares from SOF. As of the closing of that transaction, PEWC held 9,075,354 Common Shares and SOF held 1,355,415 Common Shares, representing 65.6% and 9.8% of the issued and outstanding Common Shares, respectively. The Company does not believe that any definitive impact of the increase in PEWC’s ownership can be forecasted or determined.

Corporate Matters; Limited Recourse; Limited Enforceability

We are incorporated in and organized pursuant to the laws of Bermuda, under the Bermuda Companies Act, 1981, as amended (the “Companies Act”). In addition, all of our directors, officers and experts named in this Prospectus reside outside the United States and our material assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them in courts of the United States upon judgments predicated upon civil liabilities under the United States federal securities laws. Even if investors are successful in realizing against such persons in courts of the United States, the laws of Taiwan may render such investors unable to enforce the judgment against the Company’s assets or the assets of its officers and directors. Also, investors may have difficulty in bringing an original action based upon the United States federal securities law against such persons in the Taiwan courts. Additionally, we have been advised by our legal counsel in Bermuda, Appleby, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda Courts will enforce foreign judgments for liquidated amounts in civil matters subject to certain conditions and exceptions. As a result, shareholders may encounter more difficulties in enforcing their rights and protecting their interests in the face of actions taken by management, the Board of Directors or controlling shareholders than they would if the Company were organized under the laws of the United States or one of the states therein, or if the Company had material assets located within the United States or some of the directors and officers were resident within the United States. See “Enforceability of Certain Civil Liabilities” for additional information.

Risks Relating to Our Business

Risks Relating to Copper

Copper is the principal raw material we use, accounting for a majority of the cost of sales. We purchase copper at prices based on the average prevailing international spot market prices on the London Metal Exchange (the “LME”) for copper for the one month prior to purchase. The price of copper is affected by numerous factors beyond our control, including international economic and political conditions, supply and demand, inventory levels maintained by suppliers, actions of participants in the commodities markets and currency exchange rates. As with other costs of production, changes in the price of copper may affect the Company’s cost of sales. Whether this has a material impact on our operating margins and financial results depends primarily on the Company’s ability to adjust selling prices to its customers, such that increases and decreases in the price of copper are fully reflected in those selling prices. Most of our sales of manufactured products reflect the cost of copper used to manufacture those products at the time the products are ordered. In the ordinary course of business we maintain inventories of raw materials and finished products reasonably necessary for the conduct of our business. These inventories typically reflect the cost of copper prevailing in the market at the time of purchase. A long-term decrease in the price of copper would require the Company to revalue its inventory at periodic intervals to the then net realizable value, which could be below cost. Copper prices have been subject to considerable volatility and it is not always possible to manage our copper purchases and inventory so as to neutralize the impact of copper price volatility. Accordingly, significant volatility in copper prices could have an adverse effect on our operations. No assurance can be given that such volatility will not recur.

Risks related to our Customer Base and our Geographic Markets

Our sales of manufactured and distributed products are made primarily to customers that use our products as components in their own products or in construction or infrastructure projects in which they participate. The volume of our sales is dependent largely on general economic conditions in the markets in which we compete, including how much our customers invest in their own product manufacturing or project development. Decreases in economic activity and investment in the markets where we operate generally will result in lower sales volume and lower net income for the Company.

Risks Relating to China

We conduct substantial business operations in China.  Accordingly, our results of operations and prospects are likely to be materially impacted by economic, legal and other developments in China.

Economic Reform Measures in the PRC May Adversely Affect the Company’s Operations or Financial Condition

In recent years, the PRC government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the economy and a high level of management autonomy. While such economic reform measures are generally viewed as a positive development for foreign businesses investing or establishing operations in China, the reforms are at an early stage and there is not sufficient administrative or judicial precedent to permit the Company to determine with any degree of certainty how the reforms will impact our business in China.

PRC Civil Law System May Limit the Company’s Remedies

The Chinese legal system is a civil law system based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. In particular, legislation over the past decades has significantly enhanced the protections afforded to various forms of foreign investment in China. As foreign investment laws and regulations in China are relatively new and because of the limited volume of published decisions and their non-binding nature, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit the remedies available to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and could result in substantial costs and diversion of resources and management attention.

PRC Control over the Convertibility of Currency May Restrict the Payment of Dividends

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign

Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries in the PRC to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations.

PRC Regulation of Telecommunications Industry May Adversely Affect the Company’s Operations or Financial Condition

In addition, the PRC government has considerable control over the structure and overall development of the telecommunications industry in the PRC. Purchasers of our telecommunications cable in China are subject to extensive regulation by and under the supervision of the primary telecommunications industry regulator in China, the Ministry of Industry and Information Technology (the “MIIT”), which was created by the State Council of the PRC in March 2008 to assume, among other things, the duties of the former Ministry of Information Industry. The MIIT is responsible for formulating policies and regulations for the telecommunications industry, granting telecommunications licenses, allocating frequency spectrum and numbers, formulating interconnection and settlement arrangements between telecommunications operators, and enforcing industry regulations. Other PRC governmental authorities also regulate tariff policies, capital investment and foreign investment in the telecommunications industry. As a result of its accession to the World Trade Organization (“WTO”) and the adoption of the Regulations on the Administration of Foreign-Invested Telecommunications Enterprises in January 2002, which implement its commitments to the WTO, the Chinese government has agreed to gradually liberalize the various segments and regions of the telecommunications market to foreign telecommunications operators. Currently, however, the MIIT has only granted licenses to operate fixed-line telecommunications networks (which use our telecommunications cables) to certain domestic entities. As a result, the business of our companies in China may be more dependent on the political stability of the country and continuity of government policy than if there were more consumers of telecommunications cable and if the government-related entities were not so closely involved in the telecommunications industry. Future changes to the regulations and policies governing the telecommunications industry in China, including possible future industry restructurings, may have a material adverse effect on our business.

Political or Social Instability in the PRC May Adversely Affect the Company’s Operations or Financial Condition

Political or social instability in China could also adversely affect our business operations or financial condition. In particular, adverse public health epidemics or pandemics in China could not only interfere with our ability to operate our PRC subsidiaries, but could also affect the country’s overall economic growth, which could in turn affect the sales of our products in China. In addition, as our corporate headquarters are located in Taipei, any escalation in political tensions between the PRC and the government of Taiwan could impact adversely our ability to manage our Chinese operations efficiently or without third party interference.

Inflation in the PRC May Adversely Affect the Company’s Operations or Financial Condition

The rapid growth of the PRC economy has historically resulted in high levels of inflation. If the government tries to control inflation, it may have an adverse effect on the business climate and growth of private enterprise in the PRC. An economic slowdown may increase our costs. If inflation is significant, our costs would likely increase, and there can be no assurance that we would be able to increase our prices to an extent that would offset the increase in our expenses.

PRC Power Shortages and Lack of Insurance May Adversely Affect the Company’s Operations or Financial Condition

We consume substantial amounts of electricity in our manufacturing processes at our production facilities in China. Certain parts of China have been subject to power shortages in recent years. We have experienced a number of power shortages at our production facilities in China to date. We are sometimes given advance notice of power shortages and in relation to this we currently have a backup power system at certain of our production facilities in China. However, there can be no assurance that in the future our backup power system will be completely effective in the event of a power shortage, particularly if that power shortage is over a sustained period of time and/or we are not given advance notice thereof. Any power shortage, brownout or blackout for a significant period of time may disrupt our manufacturing, and as a result, may have an adverse impact on our business.

The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies do not offer extensive business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in our incurring substantial costs and the diversion of resources.

PRC Tax Treatments May Adversely Affect the Company’s Operations or Financial Condition

Certain of our PRC companies enjoy preferential tax treatments, in the form of reduced tax rates or tax holidays, provided by the PRC government or its local agencies or bureaus. On March 16, 2007, the National People’s Congress of the PRC, or NPC, passed the new PRC Enterprise Income Tax Law (the “New EIT Law”). Under the New EIT Law, effective January 1, 2008, China adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises) and revoked the then current tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that were receiving preferential tax treatments granted by relevant tax authorities at the time the New EIT Law became effective. Enterprises that are subject to an enterprise income tax, or EIT, rate lower than 25% may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the New EIT Law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises otherwise classified as such “encouraged” high-tech enterprises will be entitled to a 15% EIT rate. On April 14, 2008, the Measures for the Recognition and Administration of New and High-tech Enterprises (the “Measures”), were promulgated jointly by the Ministry of Science and Technology of the PRC, the Ministry of Finance of the PRC and the State Administration of Taxation of the PRC and became retroactively effective from January 1, 2008. Under the Measures, the term “high-tech enterprise” is defined as a resident enterprise that has been registered in the PRC (excluding Hong Kong, Macao or Taiwan) for more than one year, conducts business in the new and high-tech fields encouraged by government as listed in an appendix to the Measures, continuously undertakes research and development and technology conversion, and relies on self-owned intellectual property rights as the basis of its business operation. Such new and high-tech enterprises may apply for tax incentives. Pacific Electric Wire & Cable (Shenzhen) Co., Ltd. (“PEWS”) is the only subsidiary of the Company in the PRC that qualifies for these tax incentives provided under the Measures. The income tax rate of PEWS under the revised tax incentive regulations was 20% in 2009, and is scheduled to be 22% in 2010, 24% in 2011 and 25% in 2012.

The New EIT Law and any other changes to our effective tax rate could have a material and adverse effect on our business, financial condition and results of operations. We cannot assure you that we will continue to enjoy these preferential tax treatments in the future. The discontinuation or reduction of these preferential tax treatments or government financial incentives could materially and adversely affect our business, financial condition and results of operations.

Recent Labor Law Legislation in the PRC May Adversely Affect the Company’s Operations or Financial Condition

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. It formalizes workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law requires an employer to conclude an “open-ended employment contract” with any employee who either has worked for the employer for ten years or more or has had two consecutive fixed-term contracts. An “open-ended employment contract” is in effect a lifetime, permanent contract, which is terminable only in specified circumstances, such as a material breach of the employer’s rules and regulations, or for a serious dereliction of duty. Such employment contracts with qualifying workers would not be terminable if, for example, the Company determined to downsize its workforce in the event of an economic downturn. Under the new law, downsizing by 20% or more may occur only under specified circumstances, such as a restructuring undertaken pursuant China’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations. Any of the Company’s staff employed to work exclusively within the PRC are covered by the new law and thus, the Company’s ability to adjust the size of its operations when necessary in periods of recession or less severe economic downturns has been curtailed. Accordingly, if the Company faces future periods of decline in business activity generally or adverse economic periods specific to the Company’s business, this new law can be expected to exacerbate the adverse effect of the economic environment on the Company’s results of operations and financial condition. Additionally, this new labor law has affected labor costs of our customers which may result in a decrease in such customers’ production and a corresponding decrease in their purchase of our products.

Exposure to Foreign Exchange Risks

Changes in exchange rates influence our results of operations. Our principal operations are located in Thailand, Singapore and China, and a substantial portion of our revenues is denominated in Baht, Singapore dollars or Renminbi. Nearly all of the raw materials for these operations are imported and paid for in U.S. dollars and a substantial portion of our future capital expenditures are expected to be in U.S. dollars. We require a significant amount of U.S. dollars for our ongoing equipment upgrade and maintenance programs. Any devaluation of the Baht, the Singapore dollar or Renminbi against the U.S. dollar would increase the effective cost of foreign manufacturing equipment and the amount of foreign currency denominated expenses and liabilities and would have an adverse impact on our operations. Forward foreign exchange contracts are used on a selective basis to hedge foreign exchange risk, but they do not provide any assurance that we will not incur substantial losses in the event of a devaluation of the Baht, Singapore dollar or Renminbi against the U.S. dollar.

Although our reporting currency is U.S. dollars, the functional currency of our Thai operations, which accounted for 32.6% of our sales in 2009, is the Baht, the functional currency of our Chinese operations (except for PEWS and CCH HK which are in US$ and account for 17.8%), which accounted for 13.6% of our sales in 2009, is the Renminbi, and the functional currency of our Singapore operations, which accounted for 26.6% of Company sales (including sales of Distributed Products and revenues from SDI project engineering) in 2009, is the Singapore dollar. The functional currency of our Australian operation is the Australian dollar and those operations accounted for 9.4% of total Company sales in 2009. Accordingly, the functional currency accounts of these operations are all translated into U.S. dollars utilizing, for the year, the balance sheet exchange rate for balance sheet accounts, and an average exchange rate for the year for the income statement accounts. Such translation difference of the functional currency accounts is recognized as a separate component of shareholders’ equity. Any devaluation of the Baht, Singapore dollar or Renminbi against the U.S. dollar would adversely affect our financial performance measured in U.S. dollars.

Substantially all of the revenues of our operations in China are denominated in Renminbi (with the exception of PEWS and CCH HK). The value of the Renminbi against the U.S. dollar and other foreign currencies fluctuates and is subject to changes in Chinese and international political and economic conditions. On July 21, 2005, the PRC government introduced a managed floating exchange rate system to allow the value of the Renminbi to fluctuate within a regulated band based on market supply and demand and by reference to a basket of currencies. The PRC government has since made and in the future may make further adjustments to the exchange rate system. The net effect of these adjustments has been to increase the value of the Renminbi against the U.S. dollar. However, the Chinese government is under continuing pressure from the governments of its major trading partners to further increase the value of the Renminbi against the U.S. dollar and other global currencies or to allow the global currency markets to determine the comparative value of the Renminbi against freely-traded global currencies. Fluctuations in exchange rates may adversely affect the value, translated or converted into U.S. dollars, of our net assets, earnings and any declared dividends payable by our operating subsidiaries and joint ventures in China. We cannot assure you that any future movements in the exchange rate of the Renminbi against the U.S. dollar or other foreign currencies will not adversely affect our results of operations and financial condition.

Competition

The wire and cable industry in the Asia Pacific region is highly competitive. Our competitors include a large number of independent domestic and foreign suppliers. Certain competitors in each of our markets have substantially greater manufacturing, sales, research and financial resources than we do. We and other wire and cable producers increasingly compete on the basis of product quality and performance, reliability of supply, customer service and price. To the extent that one or more of our competitors is more successful with respect to the primary competitive factors, our business could be adversely affected.

Risks associated with Required Productivity Increases

Our business strategy includes a focus on increasing profitability through increased efficiency and productivity. In the event we are not able to implement measures to increase efficiencies and productivity, we may be limited in achieving increased profitability or may become less profitable. Moreover, productivity increases are linked to capacity utilization rates. A drop in the utilization rate of our manufacturing capacity would adversely impact productivity.

Indebtedness

As of December 31, 2009 and June 30, 2010, the Company had a total of $279.8 million and $278.4 million, respectively, credit line available to itself, which was provided by a total of 19 banks aggregated for all the regions/territories in which we operate. Out of $279.8 million and $278.4 million in available credit, $211.2 million and $197.7 million were unused, respectively. The Company, collectively and on individual basis, is not highly leveraged and it is not likely to become highly leveraged just because it has over 71% of the credit facilities unutilized. Weighted average borrowing rate, for all the outstanding loans combined, would sum up to be 3.9%, which runs slightly lower than like-kind borrowing rates in the marketplace, for example, three month LIBOR of 0.29% plus 2.5% as of September 17, 2010. None of the loan agreements would prohibit the subsidiaries and affiliates that are direct borrowers from making acquisitions or paying dividends.

Composite Services Agreement with PEWC

We engage in transactions in the ordinary course of business with PEWC, including the purchase of certain raw materials and the distribution of PEWC products in various countries in the Asia Pacific region. We and PEWC have entered into a composite services agreement dated November 7, 1996, as amended and supplemented (the “Composite Services Agreement”), which contains provisions that define our relationship and the conduct of our respective businesses and confers certain preferential benefits on us. The Composite Services Agreement is renewable at our option and is currently in force. However, we are unable to predict whether PEWC would, at some future date, seek to limit, or be unable to perform in whole or in part, the business it conducts with the Company pursuant to the terms of the Composite Services Agreement.

Risks Relating to Thailand

A substantial portion of our Thai operations, which accounted for approximately 32.9% of our net sales in 2009, and for approximately 38.4% of our net sales during the first six months of 2010, consists of the manufacture of telecommunications and power cable and sales of those products for use in large-scale telecommunications projects and various construction projects in Thailand. As a result, our future performance will depend in part on the political situation in Thailand and the general state of the Thai economy. Recent political upheaval in Thailand has resulted, and may continue to result, in a reduced volume, or cancellation or suspension, of contracts with the Thai government, a significant customer of the Company. The Company’s Thai operations are increasingly vulnerable to uncertainties with regard to payment for current sales and the award of future contracts in view of the ongoing political crisis in Thailand. Additionally, in recent years the Thai economy has been highly cyclical and volatile, depending for economic growth in substantial part on a number of government initiatives for economic expansion. However, the Baht remains volatile and subject to significant fluctuations in relation to the U.S. dollar. Such fluctuations in the value of the Baht may negatively impact our performance.

Environmental Liabilities

We are subject to certain environmental protection laws and regulations governing our operations and the use, handling, disposal and remediation of hazardous substances used by us. A risk of environmental liability could arise from our manufacturing activities in the event of a release or discharge by us of a hazardous substance. Under certain environmental laws, we could be held responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.

Alternative Transmission Technologies

Our fiber optic and copper-based telecommunications business is subject to competition from other transmission technologies, principally wireless-based technologies. Fiber optic cable is presently being used in telecommunications trunks and feeder cable businesses and minimally in the access cable business. In the Asia Pacific markets where we compete, wireless telecommunications businesses have sometimes made substantial inroads in early emerging markets where sufficient funding may not then be available to install the infrastructure necessary for market-wide fixed line telecommunications. In addition, the ease of use of wireless telecommunications may make that medium an attractive alternative in circumstances where access to fixed line telecommunications is limited. While these technologies do present significant competition in the markets in which we conduct or plan to conduct business, the Company believes that demand for its fixed wire products will remain strong. However, no assurance can be given that the future development and use of such alternative technologies will not adversely affect our results of operations.

International Business Risks

We are subject to risks specific to our international business operations, including: the risk of supply disruption, production disruption or other disruption arising from the outbreak of highly infectious or communicable diseases such as Severe Acute Respiratory Syndrome, swine influenza or pandemics of a similar nature; the risk of potential conflict and further instability in the relationship between Taiwan and the PRC; risks related to national and international political instability, such as disruptions to business activities and investment arising out of the political unrest and turmoil currently occurring in Thailand; risks related to the recent global economic turbulence and adverse economic developments in a number of Asian markets; unpredictable consequences on the economic conditions in the U.S. and the rest of the world arising from terrorist attacks, such as the attacks of September 11, 2001 in the U.S. and other military or security operations; unexpected changes in regulatory requirements or legal uncertainties regarding tax regimes; tariffs and other trade barriers, including current and future import and export restrictions; difficulties in staffing and managing international operations in countries such as Singapore, the PRC, Thailand and Taiwan; risks that changes in foreign currency exchange rates will make our products comparatively more expensive; limited ability to enforce agreements and other rights in foreign countries; changes in labor conditions; longer payment cycles and greater difficulty in collecting accounts receivable; burdens and costs of compliance with a variety of foreign laws; limitation on imports or exports and the possible expropriation of private enterprises; and reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries. Although we have not experienced any serious harm in connection with our international operations, we cannot assure you that such problems will not arise in the future.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Directors and Senior Management

Name	Function

Anson Chan	Independent director
Andy C.C. Cheng	Director and Chairman of the Board
Fang Hsiung Cheng	Director
Alex Erskine	Resident Secretary
Daphne Hsu	Financial Controller
Gai Poo Lee	Director
Michael C. Lee	Director
Yichin Lee	Independent director
Frank Tseng	Chief Financial Officer and Non-Resident Secretary
Ching Rong Shue	Director
David Sun	Director
Yuan Chun Tang	Director and Chief Executive Officer

The business address for each of the individuals listed above, except for Mr. Erskine, is No. 132 Min-Sheng East Road, Room B, 7th Fl., Section 3, Taipei, 105 Taiwan, Republic of China. The business address for Mr. Erskine is Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda.

Auditors

Our auditors for the years ended December 31, 2006, 2007 and 2008 were Mazars Moores Rowland LLP, located at 133 Cecil Street, #15-02 Keck Seng Tower, Singapore 069535. Mazars Moores Rowland LLP is a member of the Institute of Certified Public Accountants of Singapore. On January 3, 2009, Mazars Moores Rowland LLP changed the firm’s name to Mazars LLP, and on January 12, 2009, the firm informed the Public Company Accounting Oversight Board of the name change.

At the annual general meeting of the shareholders of the Company held on September 29, 2009, Ernst & Young, a member of Ernst & Young Global Limited, located at Two International Finance Centre, 8 Finance Street, 18th Floor, Central, Hong Kong , was appointed as the Company’s auditors for the year ended December 31, 2009, and was reappointed as the Company’s auditors for the year ended December 31, 2010 at the annual general meeting of the shareholders of the Company held on September 3, 2010. Ernst & Young is a member of the Hong Kong Institute of Certified Public Accountants and a registered public accounting firm with the Public Company Accounting Oversight Board (United States).

OFFER STATISTICS AND EXPECTED TIMETABLE

The 2,766,154 Common Shares offered by this Prospectus are being registered on behalf of the selling shareholders named in this Prospectus. The selling shareholders may offer to sell the Common Shares being offered in this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. For more information on the sale of the Common Shares by the selling shareholders, please see the section entitled “Plan of Distribution” of this Prospectus.

The Common Shares offered by this Prospectus may be sold from time to time following the effective date of the registration statement of which this Prospectus is a part.

KEY INFORMATION

Selected Financial Data

The following selected consolidated financial data is derived from our audited consolidated financial statements for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 and our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2010. All information appearing in the table below has been prepared in accordance with U.S. GAAP.

The selected data for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 set forth below should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements and the notes thereto incorporated by reference herein, and the “Operating Results” section appearing elsewhere in this Prospectus. The selected data for the six months ended June 30, 2009 and 2010 should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto and the “Operating Results” section appearing elsewhere in this Prospectus.

	Year Ended December 31,					6 Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share amounts)

Income Statement Data:
Net Sales:	$337,262	$468,117	$510,841	$500,798	$362,231	$150,684	$210,875
Cost of sales	(300,656)	(410,823)	(465,165)	(488,048)	(315,840)	(130,308)	(185,245)

Gross Profit	36,606	57,294	45,676	12,750	46,391	20,376	25,630
Operating expenses	(26,553)	(27,612)	(29,451)	(29,044)	(27,855)	(15,624)	(13,458)
Impairment loss	(3,223)	(86)	(95)	—	(77)	(76)	—

Operating profit/(loss)	6,830	29,596	16,130	(16,294)	18,459	4,676	12,172
Exchange gain/(loss)	(3,137)	5,464	864	(1,712)	528	(120)	1,141
Net interest income (expense)	(2,747)	(5,181)	(6,063)	(4,779)	(2,139)	(1,215)	(951)
Share of net income/(loss) of equity investees	170	73	124	(142)	(40)	13	(25)
Gain on liquidation of subsidiary	—	1,801	—	—	568	554	—
(Loss)/gain on sale of investment	(259)	(729)	35	—	—	—	—
Others	829	1,536	2,070	2,859	2,196	640	469

Income/(loss) before income taxes	1,686	32,560	13,160	(20,068)	19,572	4,548	12,806
Income taxes	(3,860)	(10,257)	(6,298)	(2,132)	(5,344)	1,958	(1,588)
Less: net income attributable to non- controlling interests	(2,783)	(9,330)	(2,029)	8,551	(4,139)	(2,709)	(3,780)

Net income/(loss)	$(4,957)	$12,973	$4,833	$(13,649)	$10,089	$3,797	$7,438

Basic and diluted earnings/(loss) per share(1)	$(0.36)	$0.94	$0.35	$(0.99)	$0.73	$0.27	$0.54

(1)	The calculation of the basic and diluted earnings/(loss) per share is based on 13,830,769 Common Shares for all periods presented.

						6 Months
	As of December 31,					Ended June
	2005	2006	2007	2008	2009	30, 2010
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$20,748	$24,664	$29,127	$37,510	$41,534	$43,220
Working capital	80,350	108,084	132,409	100,428	127,139	139,459
Total assets	262,938	364,565	396,116	309,798	296,052	323,632
Total debt	58,438	100,195	104,146	59,694	38,917	60,421
Total shareholders’ equity	97,622	118,765	136,783	114,129	127,392	134,712

Exchange Rates

Unless otherwise specified, all references in this Prospectus to “$,” “U.S. dollars” or “US$” are to United States dollars; all references to “Bt,” “Thai Baht” or “Baht” are to Baht, the legal tender currency of Thailand; all references to “S$” are to Singapore dollars, the legal tender currency of Singapore; all references to “A$” are to Australian dollars, the legal tender currency of Australia; and all references to “RMB” are to Chinese Renminbi, the legal tender currency of China.

Unless otherwise noted, for the convenience of the reader, translations of amounts from Baht, Singapore dollars, Renminbi and Australian dollars to U.S. dollars have been made at the respective noon buying rates in New York City for cable transfers in those currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) on December 31, 2009. The respective Noon Buying Rates on December 31, 2009 were US$1.00 = Bt 33.33; S$1.404; RMB 6.826; and A$1.11. The respective Noon Buying Rates on September 24, 2010, the latest practicable date before publication of this Prospectus, were US$1.00 = Bt 30.65; S$1.3226; RMB 6.7035 and A$0.9584. No representation is made that the foreign currency amounts could have been or could be converted into U.S. dollars on these dates at these rates or at any other rates.

Thailand

The Thai Baht is convertible into foreign currencies and is subject to a managed float against a basket of foreign currencies, the most significant of which is the U.S. dollar. The composition of the basket for determining the value of the Baht is not made public by the Bank of Thailand. The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Thai Baht. No representation is made that the Baht or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Baht, as the case may be, at any particular rate or at all.

	At Periods
	End	Average(1)	High	Low
	(Bt per $1.00)

Year Ended December 31, 2005	40.99	40.339	42.08	38.21
Year Ended December 31, 2006	36.10	37.680	40.76	35.19
Year Ended December 31, 2007	29.50	32.020	35.96	29.28
Year Ended December 31, 2008	34.72	33.130	35.72	29.36
Year Ended December 31, 2009	33.33	34.30	36.25	33.10
Six Months Ended June 30, 2010	32.40	32.60	33.18	32.16

(1)	Average means the average of the Noon Buying Rates on the last day of each month in the period presented.

The high and low exchange rates for the previous six months were:

Month	High	Low

March 2010	32.84	32.28
April 2010	32.38	32.16
May 2010	32.55	32.26
June 2010	32.63	32.27
July 2010	32.46	32.16
August 2010	32.19	31.22

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

Singapore

The Singapore dollar is convertible into foreign currencies and floats against a trade-weighted basket of foreign currencies, the composition of which is not made public by Singapore’s central bank, the Monetary Authority of Singapore, but of which the U.S. dollar is a component. The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Singapore dollar. No representation is made that the Singapore dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

	At Period
Period	End	Average(1)	High	Low
	(S$ per $100)

Year Ended December 31, 2005	1.663	1.665	1.706	1.618
Year Ended December 31, 2006	1.534	1.580	1.652	1.534
Year Ended December 31, 2007	1.436	1.501	1.543	1.436
Year Ended December 31, 2008	1.438	1.414	1.529	1.347
Year Ended December 31, 2009	1.404	1.452	1.557	1.380
Six Months Ended June 30, 2010	1.406	1.397	1.423	1.368

(1)	Average means the average of the Noon Buying Rates on the last day of each month in the period presented.

The high and low exchange rates for the previous six months were:

Month	High	Low

March 2010	1.406	1.393
April 2010	1.399	1.368
May 2010	1.419	1.372
June 2010	1.416	1.374
July 2010	1.395	1.360
August 2010	1.365	1.348

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

China

The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currencies and through restrictions on foreign trade. The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Renminbi. No representation is made that the Renminbi or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

	At Period
Period	End	Average(1)	High	Low
	(Rmb per $1.00)

Year Ended December 31, 2005	8.070	8.183	8.277	8.070
Year Ended December 31, 2006	7.804	7.958	8.070	7.804
Year Ended December 31, 2007	7.295	7.581	7.813	7.295
Year Ended December 31, 2008	6.823	6.919	7.295	6.780
Year Ended December 31, 2009	6.826	6.830	6.847	6.818
Six Months Ended June 30, 2010	6.882	6.825	6.833	6.782

(1)	Average means the average of the Noon Buying Rates on the last day of each month during a year.

The high and low exchange rates for the previous six months were:

Month	High	Low

March 2010	6.827	6.825
April 2010	6.828	6.823
May 2010	6.831	6.825
June 2010	6.832	6.782
July 2010	6.781	6.771
August 2010	6.807	6.767

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

Australia

The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Australian dollar. No representation is made that the Australian dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

	At Period
Period	End	Average(1)	High	Low
	(A$ per $1.00)

Year Ended December 31, 2005	1.362	1.312	1.377	1.254
Year Ended December 31, 2006	1.268	1.319	1.417	1.264
Year Ended December 31, 2007	1.139	1.184	1.295	1.067
Year Ended December 31, 2008	1.441	1.177	1.647	1.021
Year Ended December 31, 2009	1.114	1.252	1.587	1.067
Six Months Ended June 30, 2010	1.179	1.119	1.224	1.068

(1)	Average means the average of the Noon Buying Rates on the last day of each month in the period presented.

The high and low exchange rates for the previous six months were:

Month	High	Low

March 2010	1.111	1.084
April 2010	1.091	1.069
May 2010	1.224	1.081
June 2010	1.221	1.134
July 2010	1.193	1.105
August 2010	1.135	1.091

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

Capitalization and Indebtedness

The following table sets forth our capitalization and indebtedness as of December 31, 2009 and June 30, 2010 (in thousands):

	As of December 31,	As of June 30,
	2009	2010
	Audited	Unaudited

Short-term debt*
Bank loan	$18,516	$25,053
Trust receipts	18,669	33,636

	37,185	58,689
Short-term loan from related parties (unsecured)	1,732	1,732

Total short-term debt	38,917	60,421
Shareholders’ equity
Common stock, $0.01 par value:
Authorized shares — 50,000,000 shares; issued and outstanding shares — 13,830,769 shares	138	138
Additional paid-in capital	111,541	111,541
Retained earnings	25,908	33,346
Accumulated other comprehensive loss	(10,195)	(10,313)

Total shareholders’ equity	127,392	134,712

Total capitalization	166,309	195,133

*	Certain short-term debt is collateralized by the Company’s land, buildings, machinery and equipment and a pledge of short-term deposits. Corporate guarantees have also been issued by the Company and certain of its subsidiaries.

Reasons for the Offer and Use of Proceeds

The Common Shares offered by this Prospectus are being registered for the account of the selling shareholders named in this Prospectus. As a result, all proceeds from the sales of the Common Shares will go to the selling shareholders and we will not receive any proceeds from the resale. We will, however, incur all costs associated with this Prospectus and the registration statement of which this Prospectus forms a part.

Dividend Policy

To date, the Company, a Bermuda company formed in 1996, has not paid any dividends. While the Company has no present intention to pay dividends, should it decide in the future to do so, as a holding company the Company’s ability to pay dividends, as well as to meet its other obligations, will depend upon the amount of distributions, if any, received from the Company’s operating subsidiaries and other holdings and investments. The Company’s operating subsidiaries and other holdings and investments, from time to time, may be subject to restrictions on their ability to make distributions to the Company, including as a result of restrictive covenants contained in loan agreements, restrictions on the conversion of local currency earnings into U.S. dollars or other hard currency and other regulatory restrictions. The foregoing restrictions may also affect the Company’s ability to fund operations of one subsidiary with dividends and other payments received from another subsidiary.

INFORMATION ON THE COMPANY

History and Development of the Business

The Company, formed on September 19, 1996, is a Bermuda exempted limited liability company which, through its operating subsidiaries, is principally engaged in the manufacture and distribution of telecommunications (copper and fiber optic) and power cable and enameled wire products in the Asia Pacific region, primarily in Singapore, Thailand, Australia and China. The Company manufactures and distributes its own wire and cable products and also distributes wire and cable products (“Distributed Products”) manufactured by its principal shareholder, Pacific Electric Wire & Cable Company, a Taiwanese company (“PEWC”). Since 1997, the Company has also offered project engineering services in the supply, delivery and installation (“SDI”) of power cables.

The address of the Company’s principal place of business is 7/Fl. B, No. 132, Sec. 3, Min-Sheng East Road, Taipei, 105, Taiwan, Republic of China, and its telephone number is (886) 2-2712-2558. Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, is the Company’s agent for service of process in the United States.

PEWC currently owns beneficially 65.6% of the issued and outstanding Common Shares of the Company. SOF Investments, L.P., a Delaware limited partnership, beneficially owns 9.8% of the issued and outstanding Common Shares of the Company. The remaining 24.6% of the issued and outstanding Common Shares are publicly traded on the Over-the-Counter Bulletin Board (the “OTC BB”) in the United States under the trading symbol “AWRCF.”

Based on information published by the Thai Ministry of Commerce on sales by dollar value, the Company believes that it is one of the five largest producers of telecommunications and low voltage power cable and enameled wire in Thailand. Based on information on sales by dollar value provided by the Cable Association in Singapore, the Company believes that it is the largest or second largest supplier of power cable in Singapore. In 2009, approximately 42.1% of the manufactured products sold by the Company were sold by its subsidiaries in Singapore and Thailand, with the remainder sold by its subsidiaries or joint ventures in China and Australia.

In Singapore, the Company also sells Distributed Products, which largely consist of medium and high voltage power cable. In 2009, sales of Distributed Products accounted for 7.7% of the Company’s revenues. As the Company continues to focus its resources on manufacturing and distributing its own products, sales of Distributed Products are expected to decline over time as a percentage of the Company’s business. The Company’s SDI project engineering services accounted for 9.4% of the Company’s revenue in 2009.

The Company sells its cable products primarily to government agencies, telecommunications network operators and large construction companies and subcontractors bidding for government contracts. Telecommunications cable products manufactured by the Company are largely used as access lines to connect buildings and residences to feeder and trunk cables. Power cable manufactured by the Company is used primarily in power transmissions for public lighting, outdoor installations and in and to commercial and residential buildings. Enameled wire is sold primarily to private sector manufacturers of electric motors for use in various consumer appliances. The Company maintains local sales personnel in each country where it has manufacturing operations, and export sales are conducted through independent suppliers as well as the Company’s own sales personnel. The Company principally competes on the basis of product quality and performance, reliability of supply, timely delivery, customer service and price.

In 2003, the Company injected $1.7 million in Shanghai Yayang through its subsidiary, Pacific Thai, thereby increasing the Company’s interest in Shanghai Yayang from 62.39% to 63.49%. In 2004 and 2006, the Company, through its subsidiary, Charoong Thai, made additional capital contributions of $0.5 million and $1 million, respectively, to Shanghai Yayang. The additional investment was in view of improved sales and operating performance and the need for capacity expansion as part of the Company’s operational strategy. Each of the Company and its joint venture partner, Shandong Yanggu, has injected $0.3 million of capital into Shangdong Pacific Fiber Optics Cable Co., Ltd. (“SPFO”). To date, the Company has invested a total of $2.8 million representing a 51.0% interest in SPFO. The Company has also contributed $0.2 million to Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”).

Total purchases of property, plant and equipment amounted to $2.7 million in 2007, $3.4 million in 2008 and $3.3 million in 2009. Those purchases related mainly to the capacity expansion of certain subsidiaries in Thailand and China, particularly Charoong Thai, and to the replacement of old equipment at various operating facilities.

Certain Information Regarding Historical Ownership and Control of the Company

From September 2004 until September 2005, Sino-JP Fund Co., Ltd., a Cayman Islands company (“Sino-JP”), held 10,074,102 shares, representing approximately 72.84% of the outstanding Common Shares (the “Supramajority Shares”).

On September 14, 2005, PEWC exercised a repurchase (the “Repurchase Option”) and reacquired 7,307,948 Common Shares (the “Repurchased Shares”), representing 52.84% of the total issued and outstanding Common Shares, for a price of $2.581 per share, or a total purchase price of $18,861,813.78, plus a guaranteed carried interest payable by PEWC to Sino-JP, which, in effect, provided to Sino-JP a payment of interest at fourteen percent (14%) per annum on its acquisition cost for the Company shares it purchased.

As a result of the reacquisition by PEWC of majority control, PEWC then indirectly held 7,664,615 Common Shares, representing 55.4% of the total issued and outstanding Common Shares and Sino-JP then held 2,766,154 Common Shares, representing 20% of the total issued and outstanding Common Shares (the “Sino-JP Shares”), in each case as of the date of the exercise of the Repurchase Option.

Subsequent to the 2004 acquisition by Sino-JP of the Supramajority Shares, a number of disputes arose between Sino-JP and PEWC regarding the governance of the Company and other matters. Specifically, the Board was unable to reach a consensus on the proper treatment of certain doubtful accounts receivable. In addition, the then current Chief Financial Officer of the Company questioned the then current auditors of the Company regarding the thoroughness of their review of these accounts receivable during the course of their 2004 audit of the Company’s financial statements, which led to the cessation of the 2004 audit by the auditors at that time. The initial narrow dispute between Board members designated by Sino-JP and other Board members regarding the accounting treatment for doubtful accounts receivable grew in scope, such that it became very difficult to achieve a consensus on a number of strategic and operational matters, due to the effective veto right held by the Sino-JP Board designees. Litigation was commenced in Bermuda, in which the Company was named a party, and in Hong Kong, in which PEWC was a party, but the Company was not named a party. On June 28, 2007, the Company entered into a comprehensive settlement and release agreement with Sino-JP (the “Settlement Agreement”), which dismissed and released all claims between the parties and which put an end to all related litigation. PEWC also entered into a settlement and release agreement with Sino-JP that terminated all disputes and litigation between those parties. On the same date, SOF Investments, L.P. (“SOF”), a Delaware limited partnership, acquired the Sino-JP Shares (the “SOF Acquisition”) and entered into a shareholders agreement with the Company and PEWC. Upon the closing of that acquisition, all of the director-designees of Sino-JP resigned from the Board, all of the officers designated by Sino-JP submitted their resignations, and Sino-JP ceased to have any interest in the Company. On the same date, Messrs. Andy Cheng, Jack Sun and David Sun were re-appointed to the Board.

Following the closing of the SOF Acquisition and the entering into of the Settlement Agreement with Sino-JP, the Board of Directors called for an annual general meeting of shareholders which was held on September 7, 2007 (the “2007 AGM”). At the 2007 AGM, the shareholders approved, among other things, the reappointment of Ernst & Young to complete its audit of the consolidated financial statements of the Company for the year ended December 31,

2004 and the appointment of Moores Rowland International — Singapore (which now does business under the name Mazars LLP) to act as the independent auditors of the Company for fiscal years 2005, 2006 and 2007.

At the 2007 AGM, shareholders of the Company voted to change from a classified to an unclassified Board, composed of ten directors. Eight directors were elected at the 2007 AGM: Michael C. Lee, Andy C.C. Cheng, David T. Sun, Jack T. Sun, Gai Poo Lee, Ching Rong Shue, Fang-Hsiung Cheng and Yuan Chun Tang. At a Board meeting held on September 28, 2007, the Board filled the two casual vacancies on the Board by appointing Mr. Anson Chan and Dr. Yichin Lee to be independent directors of the Company and to constitute the Audit Committee of the Board, with Mr. Anson Chan to serve as its chairman. Furthermore, the Board appointed Mr. Wei Gong as deputy chief operating officer, to be based in Bangkok at the offices of Charoong Thai. Mr. Gong works with the current chief operating officer of the Company, Mr. Carson Tien. In addition, as of October 22, 2009, Mr. Frank Tseng was announced by the Board of Directors to the position of Chief Financial Officer of the Company, replacing Mr. Samuel See who had served as interim chief financial officer. As of February 1, 2010, Mr. Ling Y. Wu resigned as the Company’s Non-Resident Company Secretary. Mr. Tseng replaced Mr. Wu effective as of that date.

Certain current Board members have or have had relationships with PEWC: Ching Rong Shue is currently, and Gai Poo Lee was until April 2008, a vice president of PEWC; Fang-Hsiung Cheng is an Assistant Vice President of PEWC; Yuan Chun Tang, Chairman and Chief Executive Officer of the Company, also serves as Chairman and a director of PEWC.

Certain Recent Events

On May 14, 2010, the Company filed its annual report on Form 20-F for the fiscal year ended December 31, 2009 with the Commission.

On August 25, 2010, the Board of Directors approved a plan to re-construct the Company’s manufacturing facility located at Ningbo, China and to implement production of a new product line for the Company, consisting of electronic wire. The Ningbo project is anticipated to require a capital infusion of approximately $14 million, which will be funded primarily with loans from financial institutions located in Hong Kong or elsewhere outside of the PRC. The investment will be funded in two phases, in 2010 and 2011, respectively, with $9 million in the phase one and $5 million in phase two. The parent company, PEWC has been producing electronic wire and the Company plans to draw upon the know-how and experience of PEWC to assist in constructing the facilities at Ningbo and commencing operations.

As of October 22, 2009, Mr. Frank Tseng was announced by the Board of Directors to the position of Chief Financial Officer of the Company, replacing Mr. Samuel See who had served as interim chief financial officer. Mr. Tseng was previously the Deputy CFO for ABB Taiwan.

Effective as of February 1, 2010, Mr. Ling Y. Wu resigned as the Company’s Non-Resident Company Secretary. Mr. Tseng replaced Mr. Wu effective as of that date.

On September 3, 2010, the Company held its annual general meeting of shareholders. At such meeting, each of the nine directors of the Company then in office was re-elected and Ernst & Young was re-appointed as independent auditors of the Company for the 2010 fiscal year. Mr. Jack Sun resigned from his directorship on August 23, 2010. The Board is authorized to fill this casual vacancy pursuant to the Company’s Bye-Laws.

On October 22, 2009 the Board passed a resolution whereby in connection with a restructuring plan, Crown Century Holdings Limited (“CCH HK”), a wholly owned subsidiary of the Company, was authorized to acquire 51% of the shares of Asia Pacific Electric Cable, Pty, Ltd. (“APEC”), an Australian company owned 13.79% by APWC and 86.21% by Sigma Cable Co. (Pte) Limited (“Sigma Cable”), which is a 98.3% subsidiary of the Company. The plan would call for a transfer of shares from Sigma Cable for a consideration of $9,958,917, in order to offset the loans being extended by CCH HK to Sigma Cable. This transaction was completed on March 31, 2010. In conjunction with the CCH (HK) restructuring plan, the subsidiary of Sigma-Epan International Pte (Singapore) (“SEI”), Epan Industry was mandated to take over the trading operation being conducted by CCH (HK) in early 2010. In view of this, CCH (HK) acquired 100% of SEI from Samray (BVI). This transaction was completed on April 14, 2010.

Till March 27, 2009, SOF Capital, L.P., a Delaware limited partnership (“SOF”), owned twenty percent (20%) of the issued and outstanding Common Shares. On that date, SOF sold 51% of the Common Shares of the Company held by it to PEWC, pursuant to the exercise of certain sale rights under a shareholders agreement dated as of June 28, 2007 (the “Original Shareholders Agreement”) by and among PEWC, SOF and the Company. In connection with such transaction, the Company, PEWC and SOF entered into an Amended and Restated Shareholders Agreement, pursuant to which, among other things, the Company was granted an extension until February 2011 for it to achieve a listing on a national Securities Market and SOF maintained its right to sell its remaining Common Shares to PEWC if the Company does not achieve that listing.

On March 11, 2009, the SEC declared effective the Company’s shelf registration statement on Form F-1, which registered the Common Shares of the Company held by SOF (which included the Common Shares sold by SOF to PEWC in the March 27, 2009 transaction). The Company has worked and continues to work diligently to maintain current the financial disclosure contained in the prospectus that is part of the shelf registration statement on Form F-1 covering the Common Shares held by SOF and certain Common Shares held by PEWC. Actions taken by the Company in that regard include the filing of a post-effective amendment from time to time containing the Company’s then most recent audited financial statements or interim financial statements.

Business Overview

The Company is a holding company that operates its business through operating and trading subsidiaries and joint ventures, principally located in Thailand, China, Singapore and Australia.

The following chart shows the organizational structure of the Company and its principal operating subsidiaries, including joint venture ownerships, and the percentage of ownership interest and voting power in each case. The location of the headquarters of each company is indicated in parentheses under the company’s name (“S” for Singapore, “T” for Thailand, “A” for Australia and “C” for China or Hong Kong).

Thailand

The Company’s Thai operations are conducted through Charoong Thai Wire and Cable Public Company Limited (“Charoong Thai” or “CTW”), Siam Pacific Electric Wire & Cable Company Limited (“Siam Pacific”) and Pacific-Thai Electric Wire & Cable Co. Ltd. (“Pacific Thai”). Although a majority of the board members of Charoong Thai must be Thai nationals in accordance with applicable Thai law, APWC holds a control position as 4 out of 6 shareholder companies are affiliates of or indirectly owned by APWC.

Charoong Thai is a publicly-traded Thai corporation, the shares of which are listed on the Stock Exchange of Thailand (“SET”). It manufactures aluminum and copper electric wire, medium and high voltage power cable and telecommunications cable. It has subsidiaries and affiliates in the businesses of optic fiber cable manufacturing and telecommunication and network services. Charoong Thai was established in Thailand in 1967 as a limited public company. As of December 31, 2009, the Company effectively owned 50.93% of the issued and outstanding shares of Charoong Thai. The Company’s present intention is to maintain majority ownership of the voting securities of Charoong Thai. The board of directors of Charoong Thai may authorize the issuance of additional shares of common stock of Charoong Thai. The Company has preemptive rights to purchase an amount of additional shares equal to its pro rata share of the additional authorized shares, less amounts reserved for directors, officers and employees. In the event the board of Charoong Thai decides to cause it to issue those additional shares, the Company may decide not to exercise its preemptive right, in which case the Company’s interest may be diluted.

Siam Pacific was established in 1988 as a joint venture between PEWC and Ital-Thai, which at the time was the largest diversified construction company in Thailand, principally engaged in the design, engineering, construction and project management of large-scale civil engineering and telecommunications projects in Thailand. Capitalizing on PEWC’s wire and cable manufacturing expertise and Ital-Thai’s significant presence in the local market, Siam Pacific was able to establish its presence in this market and gain knowledge of business opportunities in Thailand. Siam-Pacific is now a 100%-owned subsidiary of Charoong Thai and it focuses on the manufacture of telecommunications cable, power cable and enameled wire for the domestic Thai market.

Pacific Thai was established in 1989 and is a wholly-owned subsidiary of Siam Pacific. Pacific Thai produces enameled wire for export only and has a special tax status which exempts it from import duties on raw materials used in export manufacturing. This special tax status must be renewed each year.

Based on information published by the Thai Ministry of Commerce on sales by dollar value, the Company believes that Siam Pacific and Charoong Thai are two of leading telecommunications and power cable and wire manufacturers in Thailand and are a few of the government-approved suppliers of telecommunications cable for major public telecommunications projects.

In a restructuring exercise, the Company has merged its Thai operations, which has generated cost savings while improving overall efficiency. The Company believes the synergistic effect of merging these operations will continue to produce significant savings in overhead cost as it facilitates the centralization of decision making and resource allocation for the Thai operations. The consolidation of the management of Pacific Thai and Siam Pacific into CTW group is expected to bring synergy and expertise to share among the entities. For example, Siam Pacific’s own concentration on producing enameled wire for the domestic market, together with CTW producing the same product and Siam Pacific manufacturing it for export may collectively operate more efficiently with the consolidation of certain management functions. However, each of CTW, Pacific Thai and Siam Pacific continue to report separately on their results of operations to APWC management. APWC still owns 50.93% of CTW shareholder structure without dilution concern, and SP and PT continue to report their results separately to APWC headquarters.

Singapore

The Company’s Singapore operations are principally conducted through its 98.3%-owned subsidiary, Sigma Cable Company (Private) Limited (“Sigma Cable”). Based on information on sales by dollar value provided by the Cable Association in Singapore, the Company believes that Sigma Cable is the largest or second largest supplier of power cable products in Singapore. Sigma Cable manufactures and sells a range of low voltage power cable products, used mainly in infrastructure projects and commercial and residential developments. Sigma Cable is also the exclusive distributor in Singapore of medium and high voltage wire and cable products manufactured by PEWC.

Sigma Cable also has project engineering operations in Singapore to supply, deliver and install (“SDI”) primarily medium and high voltage cable to power transmission projects. While the Company currently obtains its supply of medium and high voltage power cable for its SDI operations from PEWC, other suppliers are also available if necessary. The Company anticipates that there will be increasing demand for medium and high voltage power cable and related turnkey installation projects in Singapore and the Company is seeking to increase its business volume in its project engineering business segment.

The Company also holds a 100% interest in Sigma-Epan International Pte. Ltd. (“Sigma-Epan”), a group of companies with limited operations in Singapore and other Asia pacific regions. Sigma-Epan’s headquarters is in Singapore. Prior to ceasing manufacturing operations in May of 2007, the Sigma-Epan group of companies manufactured custom-make cables and electronics cable, as well as, manufacturing wire harnessing for the electronics, computer, building automation, audio and communication industries. Epan Industries, which is 100% held by Sigma-Epan, continues to trade specialty electronic and other types of cables.

Australia

The Company held a 98.53% effective interest in Australia Pacific Electric Cables Pty Limited (“APEC”), located near Brisbane, Australia. APEC is one of three major wire and cable manufacturers in Australia. The company produces a range of power cables, supplemented by imports from overseas sister companies. APEC possesses a substantial marketing and distribution infrastructure with a network of sales offices and warehouses in the major capital cities of Brisbane, Sydney, Melbourne and Perth. On October 22, 2009 the Board passed a resolution whereby in connection with a restructuring plan, Crown Century Holdings Limited (“CCH HK”), CCH HK was authorized to acquire 51% of APEC shares from Sigma Cable Co. (Pte) Limited (“Sigma Cable”) for a consideration of $9,958,917, in order to offset the loans being extended by CCH HK to Sigma Cable. This transaction was completed on March 3, 2010. The Company holds a 99.4% effective interest in APEC after that share acquisition.

China

The Company’s China operations are conducted through six business entities. The operating entities include Shanghai Yayang Electric Co., Ltd. (“Shanghai Yayang”), formerly known as Shanghai Pacific Electric Co., Ltd., a joint venture in Shanghai incorporated in June 1998 to manufacture enameled wire. The Company’s effective holding in Shanghai Yayang is 54.41%. Shanghai Yayang is also partly held by Pacific Thai. Shanghai Yayang manufactures enameled wire with a diameter between 0.05mm and 2.5mm for sale and distribution in the eastern part of China, including local and Taiwanese based manufacturers. The Board of Directors of Shanghai Yayang includes six members designated by APWC or PEWC, who relocated from either Taiwan or Thailand.

The Company owns Crown Century Holdings Limited (“CCH HK”), a Hong Kong registered company, and its wholly-owned subsidiary company, Pacific Electric Wire & Cable (Shenzhen) Co., Ltd. (“PEWS” or “PEWSC”). PEWS manufactures enameled wire for electronic, video and audio products for export and domestic sales. CCH HK is the trading arm of PEWS. The contributions of CCH HK/PEWS to the Company’s annual operating results traditionally have been substantial. The Company believes that CCH HK/PEWS is one of the leading manufacturers and distributors of enameled wire products in the south China market.

Shangdong Pacific Fiber Optics Cable Co., Ltd. (“SPFO”) is a joint venture company in Yanggu County, Shandong Province, China. SPFO was established to manufacture fiber optic cables for the China market. The Company owns a 51.0% interest in SPFO, with the remaining interest owned by the joint venture partner, Shandong Yanggu Cable Company (“Shandong Yanggu”), an established cable manufacturer in Shandong Province that produces a wide range of cable products and is considered one of the leading cable producers in China.

The Company holds a 25.0% interest in Shandong Pacific Rubber Cable Company, Ltd. (“SPRC”), which manufactures rubber cable for the China market. The remaining 75% is owned by Shandong Yanggu.

The Company also holds a 49% interest in a joint venture called Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”), which engages in the manufacture of optic fibers. The remaining 51% of SHP is owned by Hebei Huayu Co. Ltd. (as the successor in interest to Shandong Yanggu). Due to a severe downturn in the market for fiber optic cable after the SHP joint venture was established, the plant intended to be constructed for manufacturing fiber optic cable has yet to be completed and a production date for commencing operations has not been determined. The actual commencement of operations, if it occurs at all, will depend on our ongoing assessment of market conditions. The carrying value of the Company’s investment in SHP was $1.54 million as of June 30, 2010. In the event that the commencement of operations continues to be delayed indefinitely or the joint venture determines to forego planned operations, due to continued depressed conditions in the fiber optic cable market, or other factors are determined to have a direct impact on the assessed value of SHP, the Company will recognize impairment losses in the foreseeable future that could result in the full write-off of its investment in SHP. SHP is currently seeking out potential buyers to take over the business.

Until 2006, the Company’s China operations included Ningbo Pacific Cable Co. Ltd. (“NPC”), a telecommunications cable manufacturing joint venture located in Ningbo Yin County, Zhejiang Province in eastern China, in which the Company owns a 94.31% interest. The other owner of NPC is China Ningbo City Yin County Yinjiang Town Industrial Corporation (“CIC”). NPC used to manufacture a range of telecommunications cable and local area network (“LAN”) electronic cables for sale and distribution in the Chinese domestic market and export market. Since 1997 the operation was below Company’s expectations due primarily to a lack of market penetration in China. In addition, the performance of certain managers at NPC, who were later terminated, did not comply with the Company’s standards for good business practices. In 2006, the Company determined to cease its then current manufacturing operations at NPC, as it concluded that the prospects for reversing the losses and achieving profitability were too remote. Thereafter, the Company liquidated certain machinery and equipment through sales to third parties. The land, building and some remaining machinery and equipment remained the property of NPC. As described above under “Certain Recent Events”, the Company recently determined to commence manufacturing operations again at NPC, with a focus on a new product line consisting of electronic wiring. The Company hopes to be able to draw upon the know-how and experience of PEWC, and the technology that it has developed, in the manufacture of electronic wire. This project remains subject to the Company finalizing satisfactory financing arrangements, which are not assured at the current time.

Products and Services

The Company engages in three principal business lines consisting of the manufacture of wire and cable products, the distribution of its own manufactured products and of certain wire and cable products manufactured by PEWC, and the provision of project engineering services to certain of its customers. The Company manufactures and sells a wide variety of wire and cable products primarily in four general categories: telecommunications cable, power transmission cable, enameled wire and, until May 2007, electronic cables, which the Company ceased to manufacture as of that date. The Company’s telecommunications and power cables are used in a range of infrastructure projects and in commercial and residential developments. The Company’s enameled wire is used in the manufacturing of components and sub-components of household appliances and small machinery. The electronic cables, which include cable harnesses, are used in the electronics, computer, building automation, audio and communication industries. In addition, the Company acts as the Singapore distributor of wire and cable products manufactured by PEWC. The Company also offers SDI project engineering services of medium and high voltage cable for power transmission projects in Singapore.

Telecommunications Cable

The Company produces a wide range of bundled telecommunications cable for telephone and data transmissions with different capacities and insulations designed for use in various internal and external environments principally as access cable to connect buildings and residents to trunk cables. Telecommunications cables produced by the Company include copper-based and fiber optic cables.

Copper-based cables contain twisted pairs of insulated copper wire, each pair color-coded and corresponding to one telecommunications line. The cables are produced with different insulators such as polyethylene (“PE”), polyvinyl chloride (“PVC”) and foam skin, suitable for different installations and environmental conditions. The Company manufactures telecommunications cable with capacities and sizes ranging from 25 to 3,000 pairs of 0.4 mm-diameter wire to 10 to 600 pairs of 0.9 mm-diameter wire.

Power Cable

The Company produces a range of armored and unarmored low voltage power transmission cable. Low voltage power cable, generally considered to be cable with a capacity of 1 to 3.3 kilovolts, is typically used to transmit electricity to and within commercial and residential buildings, as well as to outdoor installations such as street lights, traffic signals and other signs. Armored low-voltage power cable is usually used for public lighting and power transmission running to buildings and installed either above or below ground. Unarmored low voltage cable is mainly used as lighting and power supply cable inside and outside of buildings. The voltage capacity of the Company’s power cables range from 300 volts to one kilovolt.

Unarmored cable is composed of one or more cores of copper wire, insulated by substances such as PVC. Armored cable is produced in the same range of configurations as unarmored cable, but with the addition of an outer layer of galvanized steel or iron wires to protect the cable from damage.

Enameled Wire

The Company also produces several varieties of enameled wire. Enameled wire is copper wire varnished, in an enameling process, by insulating materials. The enameling process makes the wire more resistant to oil, heat, friction and fusion, and therefore suitable for use in machinery and components and sub-components of manufactured goods. The Company manufactures enameled wire in sizes that range from 0.02 mm to 4.00 mm in diameter, varnished by various types of petroleum insulation materials including polyvinyl formal, polyurethane wire and polyester, among others. Enameled wire products are used in the assembly of a wide range of electrical products, including oil-filled transformers, refrigerator motors, telephones, radios, televisions, fan motors, air conditioner compressors and other electric appliances.

Electronic Cables

Until May 2007, the Company also produced a wide range of electronic cables and related by products, including high specification telecommunication cables, data-communication cables, security cables, cable assemblies, fiber optic cables, local area network (“LAN”) patch-cords products and harness assembly. The products were used in the electronics, building automation, telecommunications and data-communications industries. The customers included government bodies, large construction companies, subcontractors bidding for government contracts and system integrators. These cables were produced by the Sigma-Epan group, which ceased manufacturing operations in May 2007. Since Sigma-Epan ceased manufacturing operations, the Company no longer manufactures electronic cables but continues to trade specialty electronic and other types of cables.

Sales of Distributed Products

The Company has a sales and marketing force for the distribution of its manufactured products in the markets where it has manufacturing facilities and in certain other Asian markets. In addition, the Company is a distributor of wire and cable products manufactured by PEWC. The leading PEWC products sold by the Company are medium and high voltage power cable (with capacities ranging from 3.3 kilovolts to 69 kilovolts), with the vast majority of such sales made in Singapore. The PEWC products sold by the Company do not compete with the Company’s manufactured products.

SDI Project Engineering Services

Based on trends of government and private sector expansion and upgrading of residential and commercial buildings and infrastructure projects in Singapore, the Company anticipates demand for medium and high voltage power and for value added services in the power supply industry. To take advantage of these opportunities, the Company developed its SDI project engineering capability. The SDI project engineering operations supply, deliver and install primarily medium and high voltage cable to power transmission projects in Singapore. After entering into a contract to supply, deliver and install cable for a power transmission project, the Company delivers medium and high voltage cables and enters into subcontracting agreements with local companies to install the cable as required by the project. In 2009, the SDI revenues of the Company increased materially, as the Company was awarded two significant contracts in Singapore.

Manufacturing

Copper rod is the base component for most of the Company’s products. The manufacturing processes for these products require that the rod be “drawn” and insulated. In the “drawing” process, copper rod is drawn through a series of dies to reduce the copper to a specific diameter. For certain applications, the drawn copper conductor is then plated with tin. Copper used in cable is covered with various insulating materials that are applied in an extrusion process. The insulated wires are then combined, or “cabled” to produce the desired electrical properties and transmission capabilities. Then, depending upon the cable, some form of protective cover is placed over the cabled wires.

A summary of the manufacturing process used for the Company’s primary wire and cable products is set forth below.

Telecommunications Cable

The Company produces a wide range of bundled telecommunications cable for telephone and data transmissions with different capacities and insulations designed for use in various internal and external environments principally as access cable to connect buildings and residents to trunk cables. Telecommunications cables produced by the Company include copper-based and fiber optic cables.

Production of copper-based telecommunications cable begins by drawing a copper rod until it has reached the desired diameter, after which the drawn wires are subjected to a process called “annealing” in which the wires are heated in order to make the wires softer and more pliable. Utilizing an extrusion process, which involves the feeding, melting and pumping of a compound through a die to shape it in final form as it is applied to insulate the wire, the wires are then covered by a polyethylene (“PE”) or polyvinyl chloride (“PVC”) compound and foam skin, suitable for different installations and environmental conditions. In order to reduce the cross-talk between pairs of communication wires, the insulated wires are then “twinned” or twisted so that two insulated single wires are combined to create a color-coded twisted pair. The twisted pairs of wire are then “cabled” or “stranded” into units of 25 twisted pairs for combination with other 25 pair units to form cable of various widths and capacities. The appropriate number of units are cabled together after stranding to form a round cable core. Depending upon the planned environment, a petroleum jelly compound may then be added to fill the cable core to seal out moisture and water vapor. Aluminum or copper tape is used to “shield” the cable and, finally, the shielded cable core is covered by plastic outer sheathing. The Company manufactures telecommunications cable with capacities and sizes ranging from 25 to 3,000 pairs of 0.4 mm-diameter wire to 10 to 600 pairs of 0.9 mm-diameter wire.

Power Cable

The Company produces a range of armored and unarmored low voltage power transmission cable. Low voltage power cable, generally considered to be cable with a capacity of 1 to 3.3 kilovolts, is typically used to transmit electricity to and within commercial and residential buildings, as well as to outdoor installations such as street lights, traffic signals and other signs. Armored low-voltage power cable is usually used for public lighting and power transmission running to buildings and installed either above or below ground. Unarmored low voltage cable is mainly used as lighting and power supply cable inside and outside of buildings. The voltage capacity of the Company’s power cables range from 300 volts to one kilovolt. Production of unarmored cable begins by drawing and annealing of copper rods. The drawn copper wires are then stranded or “bunched” into round or sector-shaped conductors in sizes ranging from 1.5 square millimeters to 1000 square millimeters. The copper conductors are then covered in an extrusion process with a plastic insulator such as a PVC, after which 2-5 conductors are twisted into a circular cable core in a cabling process and covered by a plastic outer cover.

Unarmored cable is composed of one or more cores of copper wire, insulated by substances such as PVC. Armored cable is produced in the same manner and the same range of configurations as unarmored cable, but with the addition of an outer layer of galvanized steel or iron wires to protect the cable from damage.

Enameled Wire

The Company also produces several varieties of enameled wire. Enameled wire is copper wire varnished, in an enameling process, by insulating materials. The enameling process makes the wire more resistant to oil, heat, friction and fusion, and therefore suitable for use in machinery and components and sub-components of manufactured goods. The Company manufactures enameled wire in sizes that range from 0.02 mm to 4.00 mm in diameter, varnished by various types of petroleum insulation materials including polyvinyl formal, polyurethane wire and polyester, among others. Enameled wire products are used in the assembly of a wide range of electrical products, including oil-filled transformers, refrigerator motors, telephones, radios, televisions, fan motors, air conditioner compressors and other electric appliances.

Electronic Cables

Since Sigma-Epan ceased manufacturing operations, the Company no longer manufactures various cables but continues to trade specialty electronic and other types of cables, some imported from PEWC while the others are produced by Sigma cable. Sigma-Epan is also taking on the responsibility of becoming the trading company for PEWSC, replacing CCH HK. Once the transfer of responsibility is completed, Sigma-Epan would have its own distributed product plus a very large portion of trading, collection, and inventory management for PEWSC and its manufactured goods.

Raw Materials

Copper is the principal raw material used by the Company, accounting for approximately 70% of the total 2009 cost of sales of copper-based products. The Company purchases copper at prices based on the average prevailing international spot market prices on the London Metal Exchange (the “LME”) for copper for the one month prior to purchase. The price of copper is influenced heavily by global supply and demand as well as speculative trading. As with other costs of production, changes in the price of copper may affect the Company’s cost of sales. Whether this has a material impact on the Company’s operating margins and financial results depends primarily on the Company’s ability to adjust selling prices to its customers, such that increases and decreases in the price of copper are fully reflected in those selling prices. Most sales of Company manufactured products reflect copper prices prevailing at the time the products are ordered. A long-term decrease in the price of copper would require the Company to revalue the value of its inventory at periodic intervals to the then net realizable value, which could be below cost.

The Company purchases copper in the form of rods and cathodes. Copper cathodes are thin sheets of copper purified from copper ore. Copper purchased by the Company in the form of cathodes must be sent to subcontractors to be melted and cast into the copper rods necessary for the manufacturing processes, for a processing fee equal to approximately 3.5% of the copper cathode purchase price. The Company presently relies on the services of Thai Metal Processing Co., Ltd. to process its copper cathodes into copper rods in Thailand, although the Company has a variety of processing companies from which to obtain these services. Construction of such a processing facility could also be an additional source of revenues and profit, to the extent that sales are made to unaffiliated parties. Copper rods are drawn into copper wire for the production of telecommunications cable, power cable and enameled wire.

The Company has historically purchased a substantial portion of its copper rods from PEWC. Under the Composite Services Agreement between the Company and PEWC, PEWC agreed to supply to the Company on a priority basis its copper rod requirements at prices at least as favorable as prices charged to other purchasers in the same markets purchasing similar quantities. PEWC continues to be the principal supplier of copper rods to the Company’s operations. Under the Company’s copper rod supply arrangements, orders will be placed between eight to ten weeks before the desired delivery date, with prices “pegged” to the average spot price of copper on the LME for the one month prior to delivery plus a premium.

The Company purchases copper cathodes, which are subject to a 1.0% import tariff, for use at its Thailand operations in order to avoid the higher import tariff of 5.0% on copper rods. The Company obtains copper cathodes from three major suppliers which import cathodes into the Thai market. These suppliers are Mitsubishi Corporation, Mitsui & Co (Thailand) and Marubeni Corporation. The Company has regularly signed one-year contracts with each of its copper cathode suppliers pursuant to which the Company agrees to purchase a set quantity of copper cathodes each month. Under the terms of such contracts, the price of copper cathodes is usually “pegged” to the average of the spot price of copper on the LME for the delivery month plus a premium. The Company believes its relationships with its three copper cathode suppliers will allow access to alternative supplies in the event one or more of such suppliers was unable or unwilling to renew a supply contract on terms satisfactory to the Company, although the Company does not anticipate any change in relations in the near term.

The Company attempts to maintain approximately a three to five week supply of copper rods and cathodes for its Thai operations and approximately a two to four week supply in Singapore. In PEWS, the Company was able to maintain one to two weeks of supply of copper rods and cathodes. The Company has never experienced a material supply interruption or difficulty obtaining sufficient supply of copper rod or cathode.

Other raw materials used by the Company include aluminum used as a conductor in power cable and petroleum-based insulation materials such as PE, PVC and jelly compounds for insulating covers on cables and varnishes on enameled wire; aluminum foils for sheathing of communication cable; and galvanized steel wire for the production of armored wire. The Company has not had any difficulty in maintaining adequate supplies of these raw materials and expects to continue to be able to purchase such raw materials at prevailing market prices.

Other than import tariffs in Thailand, the Company does not face any restriction or control on the purchase or import of its raw materials. The Company may freely choose its suppliers and negotiate the price and quantity of material with its suppliers. The Company formulates consumption plans for raw materials regularly and continually monitors market conditions in respect of the supply, price and quality of raw materials.

Quality Control

The Company places a significant emphasis on product quality. The Company has implemented a range of quality control procedures with stringent quality standards under the supervision of a dedicated quality control staff. Quality control procedures are implemented from the raw material to the finished product stages at each of the Company’s major production facilities. Raw materials are inspected to ensure they meet the necessary level of quality before production begins. During the manufacturing process, quality control procedures are performed at several stages of production. Upon completion, finished goods are brought to quality control centers set up in the factory for inspection and testing of different electrical and physical properties.

Depending on the requirements of its customers, the Company has the capability to manufacture its products to meet a variety of different quality and production standards. These include local standards and certifications, such as the Singapore Institute of Standards and Industrial Research Quality Mark and the Thailand Industrial Standard, as well as other standards including the National Electrical Manufacturers Association Standard, the British Standard, the Japan Industrial Standard and Underwriters Laboratories Inc. Standard, as applicable.

All the major companies in the group have attained International Standards Organization (“ISO”) 9002 certification for quality management and assurance standards in the manufacture of electric wire and cable and have maintained that certification for at least the last ten years. The certifications mean that the companies have in place quality assurance systems and the capability to consistently manufacture products of quality.

Sales and Marketing

The Company’s telecommunications cable and power cable products are primarily sold in the domestic markets of the countries where they are manufactured, whereas most of the enameled wire manufactured by the Company is exported to take advantage of Pacific Thai’s tax status exempting it from paying import duties on raw materials used in the manufacture of export product. The following table sets forth the Company’s sales revenues for the periods indicated among its three segments and, within the manufactured products segment, by geographic market, together with their respective percentage share of total sales revenue for such periods:

	Year Ended December 31,						Six Months Ended June 30,
	(In thousands)
	2007		2008		2009		2009		2010
	$	%	$	%	$	%	$	%	$	%

Manufactured Products:
Thailand	249,337	48.9	149,544	43.1	117,954	32.6	54,263	36.0	78,675	37.3
Singapore	31,762	6.2	35,318	7.1	34,583	9.5	12,877	8.5	17,331	8.2
Australia	55,789	10.9	61,167	12.2	33,935	9.4	15,359	10.2	20,024	9.5
China	157,917	30.9	134,999	27.0	113,649	31.4	44,316	29.4	69,998	33.2

Total	494,805	96.8	447,848	89.4	300,121	82.9	126,815	84.1	186,027	88.2

Distributed Products(1)	10,783	2.1	32,415	6.5	28,102	7.7	15,446	10.3	12,118	5.8
SDI Project Engineering(2)	5,253	1.0	20,535	4.1	34,008	9.4	8,423	5.6	12,730	6.0

Total net sales	510,841	100.0	500,798	100.0	362,231	100.0	150,684	100.0	210,875	100.0

(1)	Distributed Products are largely sold in Singapore.

(2)	Currently SDI Project Engineering is supplied in Singapore.

Sales within Thailand and Singapore are made directly by the sales department of the Company’s local subsidiaries in accordance with terms and pricing set by the local subsidiaries. The local subsidiaries are also responsible for sales planning, marketing strategy and customer liaison. The Company’s sales staff is knowledgeable about the Company’s products and frequently must render technical assistance, consulting services and repair and maintenance services to the Company’s customers. In order to ensure quality service and maintain sensitivity to market conditions, the Company does not conduct sales through independent sales agents on a commission basis but uses its own sales employees located at the operating subsidiaries.

As copper constitutes the costliest component of the Company’s wire and cable products, the price of the Company’s products depends primarily upon the price of copper. In order to minimize the impact of copper price fluctuations, the Company attempts to determine the prices of its products based on the prevailing market price of copper. However, the Company may be affected, to a degree, in the short term by significant fluctuations in the price of copper.

Payment methods for the Company’s products vary with markets and customers. The majority of sales by the Company of its manufactured products require payment within 90 days, but may vary depending on the customer and payment record. Sales pursuant to a successful project tender or sales to governmental or public utilities are conducted in accordance with the tender or other applicable regulations. In connection with the distribution of medium and high voltage power cable manufactured by PEWC, the Company is required to pay PEWC 90% of the cost of the products either within 30 days of receipt of the product or, in the case of SDI products, upon installation, with the remaining 10% to be paid within one year. In connection with the purchase of copper rod, the Company is required to pay PEWC the cost of the copper rod within 30 days from obtaining the products from PEWC. For the export market, payment is usually made by prior delivery of an irrevocable letter of credit. Neither the Company nor its local subsidiaries offer financing for purchases of the Company’s products. The Company sells its products in the local currency of the country of sale. Company employees engaged in sales and marketing are paid a salary and may also receive a bonus based on performance.

Products are marketed under the respective names of each company. For instance, products manufactured by Siam Pacific are marketed under the “Siam Pacific” and “PTEWC” brands, both registered trademarks in Thailand; products manufactured by Sigma Cable are sold under the “Sigma Cable” brand.

Thailand

The Company produces and sells telecommunications cable, enameled wire and power cable in Thailand. Sales of telecommunications cables, the Company’s leading product in Thailand, are conducted either by tender for participation in large scale telecommunications projects of the TOT Corporation Ple. (“TOT”), or directly to subcontractors of TT&T and True Corporation Ple., the two private telephone line contractors which would be licensed by TOT with regard to particular projects. Power cable (and a limited quantity of telecommunications cable) is generally sold to construction firms or contractors for use in infrastructure, commercial and residential construction projects. The Company generally sells enameled wire directly to manufacturers of electric motors for use in various consumer appliances. Enameled wire purchasers tend to be smaller businesses than those that purchase telecommunications and power cable. A small quantity of power and telecommunications cable and enameled wire is sold to general electrical products supply companies which then resell to end users.

Singapore

The Company produces and sells low voltage power cable in Singapore. In addition, the Company sells a wide range of wire and cable products produced by PEWC. Power cables manufactured by the Company and PEWC are primarily sold to SP Powerassets, a quasi-public entity responsible for power delivery in Singapore, and to a large number of private contractors and construction firms. The Company also offers project engineering services for the SDI of medium and high voltage power cable to power transmission projects in Singapore.

In Singapore alone, sales of manufactured products in 2009 accounted for 36.5% of the net sales in Singapore; sales of Distributed Products in 2009 accounted for 28.9% with the remaining 34.6% comprised of SDI project engineering services. In 2009, sales to SP Powerassets alone accounted for approximately 71.42% of the Company’s total sales in Singapore and 18.1% of the Company’s total aggregate sales. While the Company is seeking to increase the volume of business in its SDI business segment, in 2009 sales of SDI project engineering services to SP Powerassets accounted for 100% of the Company’s SDI sales. Approximately 34.5% of the sales to SP Powerassets in 2009 were sales of Distributed Products, which sales have a low profit margin. Such sales are not made under a continuing contract, but pursuant to purchase orders placed from time to time with the Company by SP Powerassets. Sales of copper wire and cable products purchased from PEWC since 2007 are as follows:

	Year Ended December 31,
	(Dollar figures ($) are			Six Months Ended
	in thousands of US$)			June 30,
	2007	2008	2009	2009	2010

Product:
Power Cable	7,109	6,435	11,519	3,371	644
Electronic Wire	3,493	194	692

Total	10,602	6,629	12,211	3,371	644

Although SP Powerassets is an important customer of the Company, neither the loss of Distributed Product sales to SP Powerassets, nor the loss of manufactured product sales to SP Powerassets, which the Company expects would be replaced by sales to other customers, would likely have a material adverse effect on the Company’s results of operations. Although the Company does not believe that it could easily replace its SDI sales to SP Powerassets by sales to other customers, the Company believes its customer relationship with SP Powerassets is satisfactory and is viewed by both parties as a long-term relationship.

China

The Company produces and sells copper-based telecommunication cable, fiber optic cables and enameled wire in China. The Company’s China operations are conducted through six business entities. Copper-based telecommunication cables and fiber optic cables are generally sold to the national, provincial or local offices of the fixed-line and mobile telecommunications network operators or sub-contactors of such agencies. The Company generally sells enameled wire directly to manufacturers of electric motors for use in various consumer appliances.

Exports

The Company’s main export markets are Hong Kong, Vietnam, India, China and Indonesia. Export sales are conducted by local agents or distributors of the Company in accordance with terms and prices negotiated between the local agent and the Company at the time of sale. In Thailand, the Company’s principal export is enameled wire. In Singapore, the Company’s principal export is power cable. The Company does not actively pursue an export business in Singapore, but benefits from Singapore’s position as a trading center and makes export sales in response to buyer inquiries and solicitations. Total export sales accounted for 9.1% of aggregated net sales in 2009.

Competition

The wire and cable industry in the Asia Pacific region is highly competitive. The Company’s competitors include a large number of independent domestic and foreign suppliers. Certain competitors in each of the Company’s markets have substantially greater manufacturing, sales, research and financial resources than the Company. The Company and other wire and cable producers increasingly compete on the basis of product quality and performance, reliability of supply, customer service and price. To the extent that one or more of the Company’s competitors is more successful with respect to the primary competitive factors, the Company’s business could be adversely affected.

Thailand

The wire and cable industry in Thailand is highly competitive. In its various product lines, the Company competes with a total of approximately thirty local wire and cable manufacturers and, to a lesser extent, with foreign producers for sales in Thailand of telecommunications cable, power cable and enameled wire. Based on information published by the Thai Ministry of Commerce on sales by dollar value, the Company believes that Siam Pacific and Charoong Thai are two of the five largest wire and cable producers in Thailand and their principal competitors are the three other largest producers in Thailand. These five largest producers are the only producers of telecommunications cable approved by the Thai Industrial Standards Institute and, therefore, the only cable producers whose products may be used in government-commissioned projects. Stringent governmental approval processes, tariffs and other import restrictions have limited competition in the Thailand market from foreign wire and cable producers. The Company also experiences significant competition from a number of smaller producers with regard to sales of enameled wire products.

Singapore

Based on information provided by the Cable Association in Singapore, the Company principally competes with four other major wire and cable manufacturers in Singapore. Although the Company believes it is the largest or second largest supplier of power cable in Singapore based on information on sales by dollar value provided by the Cable Association in Singapore, it experiences significant competition from other local producers.

There is no tariff or other barrier against foreign competition in the local Singapore market and potential competitors are free to enter the industry. However, because of high capital costs, the Company believes it is unlikely that there will be new domestic entrants to the wire and cable industry in Singapore in the near future.

Australia

Currently, besides APEC, there are two major wire and cable producers in Australia: Olex Cables (owned by Nexans) and Prysmian Cables, with factories in the states of Victoria and New South Wales, respectively. Also, Advance Cable, a cable producer with a factory in Victoria, has recently obtained a bigger market share. In addition, a significant portion of the Australian market is serviced by two importers: (i) General Cables Australia, which imports cables from its parent company General Cables, which manufactures cables in New Zealand and (ii) Electra Cables, which imports cables from factories in China. These companies are APEC’s principal competitors. During fiscal year 2009, APEC was the only power cable producer in Queensland and therefore sought to take advantage of its comparative proximity to customers in contrast to competitors that were required to transport their products into Queensland from other states in Australia. APEC has also opened sales offices with warehousing facilities in Sydney, Melbourne and Perth in order to attract and service the customers in those regions. Foreign competition barriers exist with import duties and the more stringent Australian cable specifications standards. Free Trade Agreements are in effect with Singapore and Thailand.

China

PEWS manufactures enameled wire in the Shenzhen Special Economic Zone in Guangdong Province for electronic, video and audio products for the South China market and for export. In conjunction with the CCH HK restructuring plan, Epan Industry assumed the role of being the trading arm of PEWS, effective early 2010. Based on information provided by customers and suppliers, the Company believes that, based on production capacity, PEWS is one of the largest enameled wire manufacturers amongst the six manufacturers in Shenzhen. It supplies mainly to transformer, motor and coil manufacturers in and around Shenzhen. It faces competition principally from overseas imports and local manufacturers.

Shanghai Yayang is the only major enameled wire producer in Shanghai and it supplies mainly to transformer, motor and coil manufacturers in Shanghai. It faces competition principally from overseas imports and manufacturers from other provinces.

According to the Optical Cables Trade Association, SPFO is one of the largest manufacturers of fiber optic cables in Shandong Province based on sales by dollar value. It supplies mainly to government controlled and licensed telecommunications network operators such as China Netcom, China Telecom, China Mobile, China Railcom, China Unicom and China Powercom. It faces competition principally from a number of the larger domestic fiber optic cable manufacturers.

Regional Considerations

Prior to the onset of the 2008 recession, the principal Asian markets in which we do business displayed exceptional overall economic growth in recent years compared to the United States and a number of other more developed markets, subject to occasional episodes of economic and currency exchange volatility attributable to various factors including the increased risks of emerging market investment, actual or potential political instability and pandemics such as the SARS health crisis several years ago. In some countries, the IMF exerts considerable influence over economic policy and provides support to stabilize the domestic economy. In general, the Asian markets in which we do business have been export-driven in recent years and have in the case of China and Singapore, for example, accumulated considerable capital reserves, which contributes to a more stable business environment.

Thailand

According to the April 2010 East Asia and Pacific Economic Update published by the World Bank, the real GDP in Thailand for 2009 as a whole fell 2.3%. At the end of 2009, real GDP was back at pre-crisis levels, as measured in seasonally adjusted terms. The World Bank currently forecasts that Thai GDP growth will be approximately 6.2% in 2010.

A substantial portion of the Company’s Thai operations, which accounted for approximately 32.9% of the Company’s net sales in 2009, consists of the manufacture of telecommunications and power cable and sales of those products for use in large-scale telecommunications projects and various construction projects in Thailand. The volume of sales of these products tends to correlate with the general level of economic activity in Thailand. As a result, the performance of the Company’s Thai operations depends in significant part on the general state of the Thai economy. Infrastructure development and related construction projects in Thailand depend significantly upon government sponsored initiatives. In recent years, the level of government involvement in infrastructure development has tended to track increases or contractions in Thailand’s gross domestic product (“GDP”). Overall, the construction industry and infrastructure projects have slowed considerably, thereby affecting local sales, placing competitive pressure on prices and prompting the Company to rationalize Thai operations and actively seek overseas export markets.

Telecommunications

Sales of the Company’s telecommunication products in Thailand have depended to a significant degree on the substantial investment in and development of the telecommunications sector by the Thai government. In particular, the Company’s sales of manufactured products are affected by the dollar value of contracts awarded by the government for telecommunications and other infrastructure projects.

Historically, control of the telecommunications sector in Thailand, including the right to grant concessions for the installation and operation of telecommunications services, has rested with state owned enterprises. There are currently three public agencies responsible for communications in Thailand: TOT, which controls domestic telephone service, the CAT Telecom Plc. (“CAT”), which handles postal and international telephone service, and the Thailand Post Co., Ltd. (a state enterprise), which controls and regulates the use of frequencies for radio communication stations and satellite communication networks. Telecommunications services in Thailand have traditionally been developed and expanded through grants by TOT and CAT of concessions to private operators to install and operate telecom projects on a build-transfer-operate basis, where the government enterprise involved would maintain control over the award of the concession and receive a profit share from the operations of the project.

Power

In Thailand the prevailing historical trend has been that economic growth would stimulate rapid growth in the demand for electric power, and annual rates of growth in electricity demand would outpace annual economic growth rates. Despite the rapid growth in electricity demand, electricity consumption in Thailand remains low by international standards. The Company believes that, in the medium to longer term, there will be an increased demand for power supply which will lead to increased demand for the Company’s power cable products from both developers of power production facilities and contractors installing power supply lines.

Singapore

The Singapore government reported that the economy grew by 4.63% in 2009, as compared to the 1.1% growth recorded in 2008. The Singapore government has projected its gross domestic product to increase from (2.8)% in December 2009 to 13-15% in 2010 (with estimates being based upon second quarter 2010 data) due to changing worldwide economic conditions.

The Company’s distribution and project engineering business segments are concentrated in the Singapore market. SDI projects, on one hand, benefit from the Singapore sponsored Casino phase I with substantial revenue of $32.8 million coming in, while the distributed business, experienced a dearth of projects and encountered heightened price competition, particularly from Korean based companies. As a consequence, revenues in our distribution segment were down by more than $4 million in 2009 compared to 2008.

The Singapore government has established targets to increase the population from 4.6 million in 2007 to approximately 6 million by the end of 2020. This planned growth in population is expected to result in an increase in demand for residential property and construction.

China

The economy of China differs from that of most developed free-market economies in a number of respects, including structure, degree of government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. In recent years, the PRC government has implemented economic reform measures which emphasize decentralization, utilization of market forces and the development of foreign investment projects, of which SPFO and Shanghai Yayang are examples.

According to the April 2010 East Asia and Pacific Economic Update published by the World Bank, the Chinese GDP growth projection was 8.7% in 2009 as compared to 9.0% in 2008. According to that update, the World Bank has forecasted China GDP growth in 2010 to be approximately 9.5%.

Inflation

Inflation would increase the cost of raw materials and operating expenses to the Company. The Company would try to maintain its gross margins by increasing the prices of its products.

Property, Plant and Equipment

The Company’s manufactured products are produced at facilities located on premises owned or leased by Siam Pacific, Pacific Thai, Charoong Thai, Sigma Cable, APEC, Shanghai Yayang, SPFO and PEWS. The following is a summary of the Company’s material facilities and operations as of December 31, 2009 and June 30, 2010.

Siam Pacific owns a 7.45 acre production facility near Bangkok, Thailand, located on a 26.79 acre site that it also owns. Telecommunications cable and enameled wire are manufactured here. The production facility constitutes a portion of certain property and assets which are mortgaged to Bangkok Bank as security for a $26.4 million line of credit. Pacific Thai operates a separate 92,800 square meter enameled wire production facility located at the same site, which it leases from Siam Pacific.

Charoong Thai owns a 24.7 acre production facility in Chachoengsao province, near Bangkok, Thailand, where telecommunications cable and power cable are manufactured. The production facility is located on a 57.9 acre site which Charoong Thai also owns. Neither the production facility nor the land is mortgaged.

Sigma Cable produces power cable on a 19,373 square meter site in Singapore leased from the Jurong Town Corporation (“JTC”) for 30 years from September 16, 2000 to September 16, 2030. JTC is a government-linked corporation and is Singapore’s largest industrial landlord.

APEC owns a 6,735 square meter power cable manufacturing facility on a 39,000 square meter land parcel in Brisbane, Australia, which is mortgaged to Westpac Banking Corporation of Australia as security for a bank facility of approximately A$10 million.

Shanghai Yayang operates a factory that produces enameled wire, located in an area of approximately 27,839 square meters of state-owned land in an industrial district in Fengxian, Shanghai. The entire factory is mortgaged to the Agricultural Bank of China for a bank credit line of $2.1 million.

SPFO manufactures fiber optic cable in a purpose-built factory building of approximately 8,100 square meters on a leasehold of 63,332 square meters of state-owned land in Yanggu, Shandong Province, China, which land is shared equally with Shandong Huayu Pacific Fiber Optics Communication Co., Ltd.

PEWS manufactures enameled wire in a facility on 36,000 square meters of state-owned land with a built-up area of 20,367 square meters in Long Gang, Shenzhen, China. A leasehold right of industrial land use for the land has been granted for 49 years. The facility is mortgaged to Agricultural Bank of China as security for a RMB 50 million bank loan granted in 2003 and extended through 2011.

Sigma-Epan leases an office space from Sigma Cable in Singapore where it employs nine individuals in its trading operations.

As described in the section titled “Business Overview — China”, NPC manufactured telecommunications cable on 10.9 acres of state-owned land in Ningbo, Yinjiang, Zhejian Province, China, with a factory area of 3.3 acres. A leasehold right of industrial land use for the land was granted for 50 years. Manufacturing operations at NPC were terminated in 2006. NPC continues to hold the leasehold right of the land and maintains ten employees. The Company’s business plan calls for manufacturing operations to be resumed at the Ningbo facility with production of a electronic wiring, a new product line. However, these plans have not yet been implemented and will require both the arrangement of suitable bank financing and the contribution of technology and professional expertise by PEWC. Accordingly, there are no assurances at this time that manufacturing operations will re-commence at the Ningbo facility or that any such operations will be profitable.

All of the Company’s facilities in Thailand, Singapore, Australia and China use production processes and equipment of international standard imported from Europe, the United States, Taiwan, and Japan.

The production capacity and extent of utilization of the Company’s facilities varies from time to time and such information is considered to be commercially sensitive and proprietary information.

Other than NPC at present, there are no material expansion plans for any other manufacturing sites that have been authorized by the Board of Directors.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion should be read in conjunction with our audited consolidated financial statements and the notes thereto incorporated by reference herein. Because historically year-on-year around 83% of the Company’s revenues are derived from its manufactured products segment, the following discussion is not presented on a segment basis.

Disclosures of Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Inventories

Inventories are valued at the lower of cost or market value. Cost is determined using the first-in, first-out or weighted average method.

If the expected sales price less completion costs and costs to execute sales (net realizable value) is lower than the carrying amount, a write-down is charged to expenses in cost of sales for the amount by which the carrying amount exceeds its net realizable value. When the finished goods that were previously written down to net realizable value are subsequently sold at above net realizable value, a recovery is credited to cost of sales. See Note 7 — Valuation and Qualifying Accounts.

Carrying Values

Valuations are required under accounting principles generally accepted in the United States to determine the carrying value of various assets. Our most significant assets that require management to prepare or obtain valuations are goodwill, as discussed further below, and deferred income taxes. Management must identify whether events have occurred that may impact the carrying value of these assets and make assumptions regarding future events, such as profitability. Differences between the assumptions used to prepare these valuations and actual results could materially impact the carrying amount of these assets and net earnings.

Income Taxes

In 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” (codified within FASB Accounting Standards Codification (ASC) 740, “Income Taxes”). FASB ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense.

Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax basis and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. FASB ASC 740, requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent the Company believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including our recent cumulative earnings experience and expectations of future taxable income by taxing jurisdiction, the carry-forward periods available to the Company for tax reporting purposes, and other relevant factors. Deferred income tax expense (benefit) is the net change during the year in the deferred income tax asset or liability.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less depreciation and any impairment losses. Asset leases qualifying as capital leases are also included in property, plant and equipment. Major renewals and improvements are capitalized and minor replacements, maintenance, and repair expenses are charged to current operations as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the respective lease term, whichever is shorter, as follows:

Land	Nil
Land Use Rights	15-50 years
Buildings	5-30 years
Machinery and Equipment	5-10 years
Motor Vehicles	3-10 years
Office Equipment	3-10 years

Depreciation for 2007, 2008 and 2009 amounted to $9,079, $7,646 and $8,941, respectively. No depreciation expense is charged for construction in progress and machinery and equipment under installation.

Capitalized interest on construction in progress is added to the cost of the underlying asset and is depreciated over the estimated useful life of the asset in the same manner as the underlying asset. No interest is capitalized in 2008 and 2009.

When property and equipment are retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

As described in the section titled “Business Overview — China”, in 2006 the Company terminated the NPC joint venture and liquidated its major equipment at the NPC facility. In October 2009, the Company made a resolution to acquire an additional 5.42% shareholding of NPC from the Republic of China (“PRC”) joint venture partner. The Company plans to resume manufacturing operations with new constructed facilities at the NPC site, subject to procuring financing on satisfactory terms, which has not been finalized. The acquisition of the additional shareholding is currently planned to be completed in the second half of 2010.

Goodwill

Goodwill represents the excess of the cost of purchased business over the fair value of the underlying net assets. Goodwill, including goodwill associated with equity method investments, is not amortized, but tested for impairment at least annually or more frequently if circumstances indicate that impairment may exist. The Company identifies potential goodwill impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company determines fair value using a discounted cash flow approach. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, the amount of goodwill impairment loss, if any, must be measured. The Company measures the amount of goodwill impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized as an operating expense.

Goodwill primarily resulted from a business combination. The Company adopted ASC 350, “Intangibles-Goodwill and Other”, effective January 1, 2002. Under ASC 350, goodwill is no longer amortized but is subject to periodic impairment tests. ASC 350 defines a reporting unit as an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. Upon adoption of ASC 350, the Company allocated the entire amount of goodwill to the manufactured products segment.

In accordance with ASC 350, the Company reviews goodwill for impairment on an annual basis (December 31) or more frequently if events or circumstances indicate that the carrying values may not be recoverable. Based on the Company’s assessment conducted as of December 31, 2007, 2008 and 2009, no impairment was indicated. Total goodwill was $8,801, $8,801 and $8,801 as of December 31, 2007, 2008 and 2009, respectively.

Investments

Management determines the appropriate classification of its investment at the time of purchase and re-evaluates such designation as of each balance sheet date.

The Company accounts for its long-term investments that represent less than 20 percent ownership using ASC 320, “Investments — Debt and Equity Securities” (ASC 320). Equity securities are classified as available-for-sale, as the Company does not trade in these securities, but rather they are held as longer term investments due to business relationships with the entities. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders’ equity. Realized gains and losses and declines in values judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

Investments in which the Company does not have a controlling interest or an ownership voting interest to exert significant influence, and which are not publicly traded are accounted for at cost.

A judgmental aspect of accounting for investments (including investments in equity investees) involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings. Such evaluation is dependent on the specific facts and circumstances. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis; the financial condition of the investee; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

In 2007, 2008 and 2009, the Company recorded an impairment charge of $117, $nil and $nil, respectively, related to investment in certain equity investees.

Trade Account Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at face value less any allowances for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, customer financial condition, past transaction history with the customer, current economic industry trends, and changes in customer payment terms.

Revenue Recognition

Sales represents the invoiced value of goods sold, net of value added tax and returns, commission income earned on distribution activities, and service fee income on installation activities. Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized.

Sales of goods and distribution activities

The Company recognizes revenue from the sale of goods and distribution activities upon passage of title to the customer that coincides with their delivery and acceptance. This method of revenue recognition is in accordance with ASC 650-15, “Revenue Recognition-Products”.

The Company classifies shipping and handling costs incurred in cost of sales.

Installation activities

The Company recognizes revenue from installation activities using the percentage-of-completion method, based on the customer certification of the distance of cable laid with respect to the estimated total contract revenue, and in accordance with ASC 650-35, “Revenue Recognition-Construction-Type and Production-Type Contracts”.

When elements such as installation and sale of cables are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value in accordance with ASC 605-25, “Revenue Recognition-Multiple-Element Arrangements”. The allocation of the fair value to the delivered elements is limited to the amount that is not contingent on future delivery of services or subject to customer-specified return or refund privileges.

Product Warranties

The Company provides for the estimated cost of product warranties based on the warranty policy and historical experience, and accrues for specific items at the time their existence is known and the amounts are determinable. Historical warranty liability and related costs have not been significant to the Company’s operations.

Foreign Currency Translation and Transactions

The functional currency of the Company’s international subsidiaries is generally the local currency or U.S. Dollars. For these subsidiaries, the Company translates the assets and liabilities at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting currency translation adjustments are recorded directly to accumulated other comprehensive income within stockholders’ equity. Gains and losses resulting from transactions in non-functional currencies are recorded in the consolidated statement of operations.

Foreign currency transactions are recorded at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Gains and losses from foreign currency transactions are recorded in the consolidated statement of operations.

Foreign Currency Forward Contracts

The Company’s subsidiaries use forward foreign exchange contracts to reduce their exposure to foreign currency risk for liabilities denominated in foreign currency. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. Realized and unrealized gains and losses on foreign exchange contracts are included as foreign exchange gains or losses in the consolidated statement of operations.

The Company recognizes derivative financial instruments in the consolidated financial statements at fair value regardless of the purposes or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders’ equity as a component of comprehensive income depending on whether the derivative financial instruments qualify for hedge accounting, and if so, whether they qualify as a fair value or cash flow hedge.

Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair value of the hedged items that relate to the hedged risks. Changes in fair value of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair value of derivatives used as hedges of the net investment in foreign operations are reported in other comprehensive income as part of the cumulative translation adjustment. Changes in fair values of derivatives not qualifying as hedges are reported in income.

As of December 31, 2007, 2008 and 2009, the Company has entered into forward exchange sale contracts with notional values of $12,674, $3,500 and $nil, respectively. As of December 31, 2008, the Company has entered into forward exchange purchase contracts with a notional value of $15,458. The forward exchange contracts matured in January, February, March and May 2009. There were no outstanding foreign forward exchange contracts as of December 30, 2009 or June 30, 2010. The Company records these contracts at fair value with the related gains and losses in its statement of operations.

Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share are calculated in accordance with ASC 260, “Earnings Per Share”. There are no dilutive equity instruments.

Deferred Income Taxes

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowance, in the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Bad Debt

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with ASC 360, “Property, Plant and Equipment”. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such instances, the Company estimates the undiscounted future cash flows that result from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset, determined principally using discounted cash flows.

In 2009, the Company recorded an impairment charge of $77 related to the impairment of a factory in Thailand (included in the manufactured products segment) that is not being used for operations. The impairment charge was recorded to reduce the carrying value of the identified assets to fair values. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where cash flow analyses were used to estimate fair values, key assumptions employed included estimates of future growth, estimates of gross margins and estimates of the impact of inflation. The charges were primarily the result of management’s revised outlook due to the prolonged unfavorable market conditions.

Recent Pronouncements

The Financial Accounting Standards Board (FASB) issued FASB Accounting Standards Codification (ASC) effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC is an aggregation of previously issued authoritative U.S. generally accepted accounting principles (GAAP) in one comprehensive set of guidance organized by subject area. In accordance with the ASC, references to previously issued accounting standards have been replaced by ASC references. Subsequent revisions to GAAP will be incorporated into the ASC through Accounting Standards Updates (ASU).

In December 2007, FASB issued ASC 805, “Business Combinations”, which expands on the required disclosures better defines the acquirer and the acquisition date in a business combination, and establishes principles for recognizing and measuring the assets acquired (including goodwill), the liabilities assumed and any non-controlling interests in the acquired business. FASB ASC 805 also requires an acquirer to record an adjustment to income tax expense for changes in valuation allowances or uncertain tax positions related to acquired businesses. FASB ASC 805 is effective for all business combinations with an acquisition date in the first annual period following December 15, 2008; early adoption is not permitted. The Company adopted this statement as of January 1, 2009 and the adoption has had no impact to the consolidated financial statements.

In December 2007, the FASB amended ASC 810, “Consolidation”. This amendment establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This amendment is effective for fiscal years beginning on or after December 15, 2008. The adoption of this amendment did not have a material impact on the Company’s consolidated results of operations and financial condition.

In February 2008, the FASB amended ASC 820, “Fair Value Measurements and Disclosures”, which deferred the effective date of ASC 820 for one year for certain non-financial assets and non-financial liabilities. The Company adopted this statement as of January 1, 2009 and the adoption has had no impact on the Company’s financial position and results of operations.

In March 2008, the FASB amended ASC 815, “Derivatives and Hedging”, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under ASC 815 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. This amendment will be effective for the Company in fiscal year 2010. The Company is currently assessing the potential impact that adoption of this amendment may have on its financial statements.

In April 2008, the FASB amended ASC 350, “Intangibles-Goodwill and Other”, , the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350. The intent of this amendment is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805, “Business Combinations,” and other U.S. GAAP. This amendment will be effective for the Company for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this amendment did not have a material impact on the Company’s consolidated results of operations and financial condition.

In September 2008, the FASB amended ASC 815, “Derivatives and Hedging”, which requires disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. This amendment requires an additional disclosure about the current status of the payment/performance risk of a guarantee. This amendment applies to credit derivatives within the scope of ASC 815, hybrid instruments that have embedded credit derivatives, and guarantees within the scope of ASC 460, “Guarantees”. This amendment also pertains to hybrid instruments that have embedded credit derivatives (for example, credit-linked notes). The provisions of this amendment are effective for reporting periods (annual or interim) ending after November 15, 2008. This amendment encourages early adoption to facilitate comparisons at initial adoption. In periods after initial adoption, this amendment requires comparative disclosures only for periods ending subsequent to initial adoption. The adoption of this amendment did not have a material impact on the Company’s consolidated results of operations and financial condition.

In October 2008, the FASB amended ASC 820, “Fair Value Measurements and Disclosures”, which clarifies the application of ASC 820 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. This amendment applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with ASC 820. The amendment is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate in accordance with ASC 250, “Accounting Changes and Errors Correction”. The disclosure provisions of ASC 250 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The application of this amendment did not have a material effect on the Company’s consolidated financial statements.

In November 2008, the FASB amended ASC 323, “Investments-Equity Method and Joint Ventures”, to clarify the accounting for certain transactions and impairment considerations involving equity method investments. The FASB and the IASB concluded a joint effort in converging the accounting for business combinations as well as the accounting and reporting for non-controlling interests culminating in the issuance of certain provision of ASC 805. The objective of that joint effort was not to reconsider the accounting for equity method investments; however, the application of the equity method is affected by the accounting for business combinations and the accounting for consolidated subsidiaries, which were affected by the issuance of certain provisions of ASC 805. The amendment is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years, consistent with the effective dates of certain provisions of ASC 805. This amendment shall be applied prospectively. Earlier application by an entity that has previously adopted an alternative accounting policy is not permitted. The adoption of this amendment did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB amended ASC 820, “Fair Value Measurements and Disclosures”, in which, if an entity determines that the level of activity for an asset or liability has significantly decreased and that a transaction is not orderly, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transaction or quoted prices may be necessary to estimate fair value in accordance with FASB ASC 820. The Company adopted this amendment and there was no material impact on the financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855, “Subsequent Events”. This Standard sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Statement is effective for interim and annual periods ending after June 15, 2009. The Company adopted this statement and there was no impact on the financial position, results of operations or cash flows.

In June 2009, the FASB issued the Update No. 2009-01-Topic 105-Generally Accepted Accounting Principles-amendments based on-Statement of Financial Accounting Standards No. 168-The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. The FASB Accounting Standards Codification will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has adopted and updated the accounting standards reference started in Form 20-F for the year ended December 31, 2009.

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05, “Measuring Liabilities at Fair Value” (ASU 2009-05) (codified within ASC 820 “Fair Value Measurements and Disclosures”). ASU 2009-05 amends the fair value and measurement topic to provide guidance on the fair value measurement of liabilities. ASU 2009-05 is effective for interim and annual periods beginning after August 26, 2009. The adoption of the amendments to the FASB Accounting Standards Codification resulting from ASU 2009-05 did not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13) (codified within ASC Topic 605 “Revenue Recognition”). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the impact that the adoption of the amendments to the FASB Accounting Standards Codification resulting from ASU 2009-13 may have on the Company’s consolidated financial statements.

Effective January 1, 2010, the Company adopted the provisions of new accounting guidance related to variable interest entities. The new guidance amended the variable interest consolidation accounting model in ASC 810, Consolidation and included new disclosure requirements for certain types of variable interest entities. The adoption of the new provisions did not have an impact on the Company’s Condensed Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” an update to Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurements and Disclosures.” The amendment requires disclosure of transfers of assets and liabilities into and out of Level 1 and Level 2 of the fair value hierarchy, including the reasons and the timing of the transfers and disclosure of valuation techniques and inputs for assets and liabilities within Level 2 and Level 3 of the fair value hierarchy. Additionally, the guidance requires expanded disclosure about assets and liabilities within Level 3. The new guidance became effective for the Company on January 1, 2010, except for the new guidance related to the expanded Level 3 disclosure, which is effective for periods beginning after December 15, 2010. The Company did not have any transfers in or out of Level 1 and Level 2 fair value measurements during the six months ended June 30, 2010; therefore, the adoption of the new guidance did not have any impact on the Company’s Condensed Consolidated Financial Statements.

In May 2009, the FASB issued ASC 855, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was effective for interim and annual periods ending after June 15, 2009. In February 2010, the FASB issued ASU 2010-09, which amends ASC 855 to address certain implementation issues related to performing and disclosing subsequent events procedures. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

Selected Gross Margin Data

This discussion should be read in conjunction with the information contained in our audited consolidated financial statements and notes thereto (the “Financial Statements”) presented in Item 18 of this Prospectus.

Results are analyzed and reported along the lines of our three principal business segments, consisting of manufactured products, project engineering and distribution. The operating data that senior management collects and analyzes from our operating subsidiaries include, in certain cases, certain limited information regarding results along product lines within our manufactured products segment. For the benefit of our shareholders, included in the summary table below are certain results for product lines within our manufactured products segment with regard to net sales, gross profit and gross profit margin for the periods covered. The following table sets forth selected summary data for the periods indicated (dollar ($) amounts in thousands of US$):

				Six Months
	Year Ended December 31,			Ended June 30,
	2007	2008	2009	2009	2010

Net Sales:
Manufactured products:
Telecommunications wire and cable	$46,444	$46,955	$62,004	$31,383	$20,695
Power cable	188,818	179,794	102,972	49,614	64,572
Enameled wire	258,470	221,099	135,145	45,818	100,760
Electronic cable	1,073	—	—	—	—

Total manufactured products	494,805	447,848	300,121	126,815	186,027
SDI project engineering	5,253	20,535	34,008	8,423	12,730
Distributed Products	10,783	32,415	28,102	15,446	12,118

Total net sales	510,841	500,798	362,231	150,684	210,875

Gross profit:
Manufactured products:
Telecommunications wire and cable	7,712	5,120	9,341	4,449	5,531
Power cable	33,916	29,369	8,602	(832)	11,656
Enameled wire	2,995	2,778	2,093	(5,641)	7,881
Electronic cable	48	—	—	—	—

Total manufactured products	44,671	37,267	20,036	(2,024)	25,068
SDI project engineering	(347)	(956)	889	37	189
Distributed Products	80	1,584	1,517	811	813
Recovery (allowance) for inventory reserve	1,272	(25,145)	23,949	21,552	(440)

Total gross profit	45,676	12,750	46,931	20,376	25,630

Gross profit margin:
Manufactured products:
Telecommunications wire and cable	16.6%	10.9%	15.1%	14.2%	26.7%
Power cable	18.0%	16.2%	8.4%	(1.7)%	18.1%
Enameled wire	1.2%	1.3%	1.5%	(12.3)%	7.8%
Electronic cable	4.5%	0.0%	0.0%	0.0%	0.0%

Total manufactured products	9.0%	8.3%	6.7%	(1.6)%	13.5%
SDI project engineering	(6.6)%	(4.7)%	2.6%	0.4%	1.5%
Distributed Products	0.7%	4.9%	5.4%	5.3%	6.7%

Total gross margin	8.9%	2.5%	12.8%	13.5%	12.2%

Note that gross profit margin by manufactured products excludes recovery or allowance for inventory reserve, but that recovery or allowance for inventory reserve is included in total gross margin.

Operating Results

The Company is 65.6% owned and controlled by PEWC, a Taiwanese company. An additional 9.8% of the Common Shares are owned and controlled by a U.S.-based private equity fund. The remaining 24.6% of the outstanding Common Shares are publicly-traded in the United States on the OTC BB. Based upon a review of Schedule 13D and 13G filings made with the Commission by shareholders, and a review of the share register maintained by the Company’s transfer agents in Bermuda and the U.S., the Company is not aware that it has any shareholders resident in the jurisdictions where the Company has business operations. While the Company’s operations and results are impacted by economic, fiscal, monetary and political policies of the respective governments in the countries where the Company operates, that impact is not a function of the shareholder base of the Company.

Six Month Period Ended June 30, 2010 Compared with Six Month Period Ended June 30, 2009

General

Results of operations are determined primarily by market demand and government infrastructure projects, market selling prices of our products, our ability to manufacture high quality products efficiently in quantities sufficient to meet demand and to control production and operating costs. Our results are also influenced by a number of factors, including currency stability in the countries in which our operations are located, competition and the cost of raw materials, especially copper, which historically accounts for approximately 70% of the cost of sales.

In order to minimize the impact of copper price fluctuations, we attempt to “peg” the prices of our products to the prevailing market price of copper and pass changes in the cost of copper through to customers as much as possible. In certain circumstances, however, we remain affected by fluctuations in the price of copper. For example, the price of telecommunications cable sold for use in public projects in Thailand is determined semi-annually and is based upon the average spot market price of copper on the London Metals Exchange (“LME”) during the six-month period commencing on January 1 and July 1 prior to the month of order. Thus, a recent rise or decline in copper prices may not be fully reflected under this pricing scheme for several months.

Average copper prices per metric ton have increased by 76.2% from $4,046 in 2009 to $7,130 in 2010 (two quarters average). Gross profit margins for manufactured products in 2010 were on average at 13.5%, compared to gross loss of (1.6%) in 2009 before adding the recovery for inventory reserve, the improvement in gross margin in 2010 over 2009 was attributable primarily to the Company continued focus on maintaining tight inventory control into 2010.

Copper prices indicated in this report are quoted from the LME index. The 2009 and 2010 copper prices are as follows:

		2009	2010

Average LME copper price ($/Ton)	1Q	$3,428	$7,232
	2Q	4,663	7,027

	Average	4,046	7,130

The average copper price in August 2010 on the LME was $7,284 per ton.

According to the April 2010 East Asia and Pacific Economic Update published by the World Bank, the rates of year 2010 projected GDP growth for Thailand, Singapore and China were 6.2%, 13-15%, and 9.5%, respectively, while the rates of year 2009 GDP growth for Thailand, Singapore and China were 0.3%, (0.9)%, and 8.4%, respectively. Our performance is largely influenced by the level of growth and investment in the telecommunication and power infrastructure, construction and electronic goods manufacturing sectors.

Net Sales

Sales of manufactured product increased by $59.2 million, or 46.7% , to $186.0 million in the first half of 2010 compared to $126.8 million for the corresponding period in 2009. Sales in power cable increased by $15.0 million, or 30% to $64.6 million in the first half of 2010 from $49.6 million for the corresponding period in 2009, due to higher sales in Singapore and Australia. Sales in enameled wire increased to $100.8 million for the six months ended June 30, 2010 compared to sales of $45.8 million for the corresponding period in 2009. Sales of enameled wire increased in two major geographic markets: Thailand increased by $17.4 million and China increased $37.6 million. Sales of telecommunication wire and cable decreased by $10.7 million, primarily due to lower sales of fiber-optic cable in SPFO and somewhat slightly lower sales in Thailand.

Revenue from SDI project engineering increased in the first half of 2010 by $4.3 million, or 51.2% compared to the corresponding period in 2009. The increase was largely due to significant work involving several government-sponsored projects in Singapore. Such business will likely be completed in 2010 and the projected turnover in 2010 for our SDI project engineering segment has been revised lower because of the anticipated completion of those projects.

Revenue from Distributed Products decreased by $3.3 million, or 22% to $12.1 million in the first half of 2010 compared to $15.4 million for the corresponding period in 2009, primarily due to the completion of certain Singapore government-related housing projects in Q1 2010.

The following table shows the percentage share and dollar value (in thousands) of net sales of the respective operations with respect to our total sales in the first half of 2010:

	Manufactured		All Products
	Products Only		and Services

Thailand	42.3%	$78,675	38.4%	$81,066
Singapore	9.3%	$17,331	18.6%	$32,990
Australia	10.8%	$20,024	9.8%	$20,620
China	37.6%	$69,998	33.2%	$76,199

Total	100.0%	$186,027	100.0%	$210,875

The Company offers sales incentives in connection with power wire and cable sales to wholesalers and distributors. These incentives include both rebates offered to customers for purchasing a certain volume of product during the year and settlement discounts for early payment of sales invoices. Both forms of incentives are recognized as a reduction to gross sales. The amount of incentives recognized as a reduction to gross sales for the years ended December 31, 2007, 2008 and 2009, and for the six months ended June 30, 2009 and 2010 are as follows (in thousands):

				As of
	Year Ended December 31,			June 30,
Product	2007	2008	2009	2010

Rebate	$6,692	$5,470	5,258	2,628
Settlement discount	$3,791	$2,774	1,243	881

Gross Profit

Gross profit for the first half of 2010 was $25.6 million, representing an increase of $5.2 million, or 25.5% compared to $20.4 million for the first half of 2009. The significant increase in overall revenue resulted in higher gross profit coupled with the Company’s efforts in cost controlling, including rigorous control over raw-material inventory. LME copper prices increased from an average of $6,648 per metric ton in the fourth quarter of 2009 to $7,027 per metric ton in the second quarter of 2010, representing an increase of 5.7%. The upward adjustment of copper prices was in line with the general increase over the course of the first half of 2010 in commodity prices.

Aside from recovery of copper price adjustment, gross profit contributed by sales of manufactured products was $25.1 million in the first half of 2010 compared to the first half of 2009, where sales of manufactured products yielded a loss of ($2.0) million, an increase of 1.355%. The increase in gross profit from sales of manufactured products is due to the overall higher sales volume for power cable and enameled cable across the various markets in which the Company operates. The relative contribution to gross profit from manufactured products for the first half of 2009 and the first half of 2010 is as follows:

	First Half	First Half
	of 2009	of 2010

Manufactured Products:
Telecommunication cable	219.8%	22.1%
Power cable	(41.1)%	46.5%
Enameled wire	(278.7)%	31.4%
Electronic cable	0.0%	0.0%

Total	(100.0)%	100.0%

The contribution to gross profit from each segment line (and from our product lines within the manufactured products segment) for the first half of 2009 and 2010 is as follows:

	First Half	First Half
	of 2009	of 2010

Manufactured Products:
Telecommunication cable	21.8%	21.6%
Power cable	(4.1)%	45.5%
Enameled wire	(27.7)%	30.7%
Electronic Cable	0.0%	0.0%
Total	(10.0)%	97.8%

SDI Project Engineering	0.2%	0.8%
Distributed Products	4.0%	3.2%
Recovery for inventory reserve	105.8%	(1.7)%

Total	100.0%	100.0%

Overall gross profit margins decreased from 13.5% in the first half of 2009 to 12.2% in the first half of 2010. Gross loss of 1.6% for manufactured products before adding the recovery for inventory reserve in the first half of 2009 increased to 13.5% in the first half of 2010.

Operating Profit

In addition to estimating an allowance for doubtful accounts based on historical sales and collection data, we perform a detailed review of our outstanding receivables, and make adjustments to our estimate to reflect significant delinquent accounts receivable. The Company is not aware of any significant delinquent accounts receivable that have not already been adequately reserved. In addition, it is our expectation that our periodic allowance for doubtful accounts will continue to not have a material impact on our liquidity.

The allowance for doubtful accounts in first half of 2010 decreased by 1.0 million or 71.7%, as compared to the corresponding period in 2009, due to the improvement in the collections of accounts receivable in Thailand less additional bad debt allowance, which was required in the first half of 2010. Other than allowance for bad debt, overall SG&A expenses in first half of 2010 decreased by $1.1 million, or 8.1%, as compared to the corresponding period in 2009, which is attributable to management’s efforts in cutting expenses and tightening control on non-production related expenditures. The headcount number increased by 85 people from December 31, 2009 to June 30, 2010.

Interest Expenses

Interest expenses slightly decreased during the first half of 2010, due to lower interest rate for bank loans offset somewhat by the increase in trust receipt balance utilized.

Exchange Gain/Loss

The exchange rates at end of June 30, 2009 and 2010 are listed below, based on the Noon Buying Rate. However, they do not actually reflect the ongoing rates during the year when transactions actually took place.

	June 30,	June 30,
	2009	2010

Foreign currency to US$1:
Thai Baht	34.06	32.4
Singapore $	1.44	1.41
Australian $	1.24	1.18
Chinese RMB	6.83	6.88

Based on the above rates, the revaluation of assets and liabilities denominated in U.S. dollars or other foreign currencies in the Company resulted in unrealized and realized foreign exchange gains of $1.1 million in the first half of 2010. The exchange gains were realized across various of the operating companies, where each contributed some gain.

Other Income

Other income in the first half of 2010 decreased by $0.2 million, compared with the first half of 2009, due to a reversal of a deferred tax liability on disposal of Newcall in 2009.

Income Taxes

In the first half of 2010 the overall effective tax rate for the group was at 12.4%.

The Company files income taxes in each jurisdiction where such a filing is required based on its revenues. The provision for income taxes differs based on the taxes incurred by the operating subsidiaries in their respective jurisdictions. Effective tax rates differ from the statutory rate due to, among other things, whether certain expenses are deductible or not deductible for tax purposes and changes in valuation allowances.

As of June 30, 2010, the Company’s operating subsidiaries in China had net operating loss (“NOL”) carry forwards of approximately $18.1 million which expire on various dates between 2010 and 2014. Based on their history of losses, management believes it is likely that the net operating loss carry forwards will not be fully utilized by those subsidiaries. Accordingly, the Company has recognized the NOL carry-forwards as deferred tax assets, but a full valuation allowance was made.

A significant portion of the deferred tax assets recognized by the Company relates to NOL carry forwards of APEC of $1.4 million and reserves not yet deductible for tax purposes. Because the Company operates in multiple jurisdictions, it considers the need for a valuation allowance on a country-by-country basis, taking into account the effect of local tax laws. Management believes, but cannot assure, that the Company will be able to utilize the APEC loss carry-forwards in the future due to APEC’s profitability and continued generation of taxable income.

Year Ended December 31, 2009 Compared with Year Ended December 31, 2008

General

Results of operations are determined primarily by market demand and government infrastructure projects, market selling prices of our products, our ability to manufacture high quality products efficiently in quantities sufficient to meet demand and to control production and operating costs. Our results are also influenced by a number of factors, including currency stability in the countries in which our operations are located, competition and the cost of raw materials, especially copper, which accounted for approximately 70% of the cost of sales in 2009.

In order to minimize the impact of copper price fluctuations, we attempt to “peg” the prices of our products to the prevailing market price of copper and pass changes in the cost of copper through to customers as much as possible. In certain circumstances, however, we remain affected by fluctuations in the price of copper. For example, the price of telecommunications cable sold for use in public projects in Thailand is determined semi-annually and is based upon the average spot market price of copper on the LME during the six-month period commencing on

January 1 and July 1 prior to the month of order. Thus, a recent rise or decline in copper prices may not be fully reflected under this pricing scheme for several months.

Average copper prices per metric ton have decreased by 25.9% from $6,956 in 2008 to $5,150 in 2009 (four quarters average),although copper prices did show a gradual rise during the course of 2009 from a low at the beginning of that year. Gross profit margins for manufactured products in 2009 were on average at 12.8%, however, compared to 2.5% in 2008 the improvement in gross margin in 2009 over 2008 was attributable primarily to enhanced inventory control procedures implemented by the Company and the ability of the Company to price the gradual rise in copper prices over the course of 2009 into its customer pricing for manufactured products.

Copper prices indicated in this report are quoted from the London Metals Exchange (LME) index. The 2009 and 2008 copper prices are as follows:

		2009	2008

Average LME copper price ($/Ton)	1Q	$3,428	$7,796
	2Q	4,663	8,443
	3Q	5,859	7,680
	4Q	6,648	3,905

	Year	$5,150	$6,956

The average copper price in April 2010 on the LME was $7,745 per ton.

According to the April 2009 East Asia and Pacific Update published by the World Bank, the rates of year 2009 projected GDP growth for Thailand, Singapore and China were 0.3%, (0.9)%, and 8.4%, respectively, while the rates of year 2008 GDP growth for Thailand, Singapore and China were 2.6%, 1.1% and 9.0%, respectively. Our performance is largely influenced by the level of growth and investment in the telecommunication and power infrastructure, construction and electronic goods manufacturing sectors.

Net Sales

Sales of manufactured product decreased by $147.7 million, or 33.0%, from $447.8 million in 2008 to $300.0 million in 2009. Sales in power cable decreased by $76.8 million in 2009, or 42.7%, due to a decrease in sales in Thailand as a result of reduced government and private construction contracts, coupled with decreases in Australia due to a much lower market price. In contrast, in Singapore pricing increased marginally. Sales in enameled wire decreased by 38.9% to $135.1 million. In Thailand, enameled wire sales decreased by $55 million due to much less demand locally. Elsewhere enameled wire sales in CCH HK encountered a similar problem where its export business fell by $26 million during 2009. Shanghai Yayang, on the other hand, experienced a shortage of operating funds to meet full market demand, and because of that, it did not reach its full capacity of producing at 600 tons per month. Although the Company had ample unused credit lines elsewhere in other subsidiaries, they were not available to SYE as Chinese foreign exchange policies and bank regulations precluded SYE from utilizing or borrowing additional funds within the group. Sales of telecommunication cable, on the contrary, showed signs of a strong recovery after two years of stalled business. SPFO increased sales to $36 million, a material increase from $16.6 million a year ago due to a significant demand for telecommunication infrastructure in certain markets in eastern China. These are all government related projects where SPFO supplies fiber optic cables to the contractors. Other markets, such as Thailand, still showed a sluggish business where the telecommunications cable sales decreased by $4.3 million.

Revenue from SDI project engineering in Singapore increased in 2009 by $12.3 million, or 59.8%, due to the build out of government sponsored casino projects. Such business will likely be concluded in 2010 and the projected turnover in 2010 for Sigma Cable has been revised down because of the anticipated completion of those projects.

Revenue from Distributed Products suffered a setback, as demand related to Singapore government-related housing projects has been delayed in part or suspended because of the financial downturn. Sales decreased by $4.3 million to $28.1 million from sales a year ago of $32.4 million.

The following table shows the percentage share and dollar value (in thousands) of net sales of the respective operations with respect to our total sales in 2009:

	Manufactured Products Only		All Products
			and Services

Thailand	39.3%	$117,954	32.9%	$119,225
Singapore	11.5%	$34,583	26.2%	$94,782
Australia	11.3%	$33,935	9.6%	$34,574
China	37.9%	$113,649	31.4%	$113,650

Total	100.0%	$300,121	100.0%	$362,231

The Company offers sales incentives in connection with power wire and cable sales to wholesalers and distributors. These incentives include both rebates offered to customers for purchasing a certain volume of product during the year and settlement discounts for early payment of sales invoices. Both forms of incentives are recognized as a reduction to gross sales. The amount of incentives recognized as a reduction to gross sales for the years ended December 31, 2007, 2008 and 2009 are as follows (in thousands):

	Year Ended December 31,
Product	2007	2008	2009

Rebate	$6,692	$5,470	5,258
Settlement discount	$3,791	$2,774	1,243

Gross Profit

Gross profit for 2009 was $46.4 million, representing an increase of $33.6 million, or 362.5% compared to $12.8 million for 2008. The increase was primarily attributable to the recovery of allowance for inventory reserve provided for in 2008 of $25.1 million due to the significant fall in copper prices towards the end of 2008. LME copper prices increased from an average of $3,428 per metric ton in the first quarter of 2009 to $6,648 per metric ton in the fourth quarter of 2009, representing an increase of 93.9%. The upward adjustment of copper prices was in line with the general increase over the course of 2009 in commodity prices.

Aside from recovery of copper price adjustment, gross profit contributed by sales of manufactured products was $20.0 million in 2009 compared to $37.3 million in 2008,a decrease of 46.4%. The decrease in gross profit from sale of manufactured products is due to the lower sales volume for power cable and enameled cable across the various markets in which the Company operates. The relative contribution to gross profit from manufactured products for 2008 and 2009 is as follows:

	2008	2009

Manufactured Products:
Telecommunication cable	13.7%	46.62%
Power cable	78.8%	42.93%
Enameled wire	7.5%	10.45%
Electronic cable	0.0%	0.0%

Total	100.0%	(100.0)%

The contribution to gross profit from each segment line for 2008 and 2009 is as follows:

	2008	2009

Manufactured Products:
Telecommunication cable	40.2%	20.1%
Power cable	230.3%	18.6%
Enameled wire	21.8%	4.5%
Electronic Cable	0.0%	0.0%
Total	292.3%	43.2%

SDI Project Engineering	(7.5)%	1.9%
Distributed Products	12.4%	3.3%
Recovery for inventory reserve	(197.2)%	51.6%

Total	100.0%	100.0%

Overall gross profit margins increased from 2.5% in 2008 to 12.8% in 2009. Gross profit margins for manufactured products decreased slightly from 8.3% in 2008 to 6.7% in 2009. Increased margins for telecommunication cables, was offset largely by decreases in margins for power and enameled cables. Gross profit margin for power cable in Singapore increased by 0.43% due to slightly elevated sales prices in that market. CCH HK and PEWS, however, experienced an increase in enameled wire gross margin by a significant 2.43% , due to tightened inventory and shop floor control. Gross profit margins for telecommunications cables increased in both Shangdong and in Thailand’s Siam Fiber Optics, (SFO), due largely to the significant incremental demand for telecommunication cables as government’s attention to building up telecom infrastructure intensified. SPFO in Shangdong increased by 1.24% while SFO experienced a 4.49% increase in gross profits, although, principally in China the sales dropped by $4.3 million.

Operating Profit

In addition to estimating an allowance for doubtful accounts based on historical sales and collection data, we perform a detailed review of our outstanding receivables, and make adjustments to our estimate to reflect significant delinquent accounts receivable. The Company is not aware of any significant delinquent accounts receivable that have not already been adequately reserved. In addition, it is our expectation that our periodic allowance for doubtful accounts will continue to not have a material impact on our liquidity.

Other than allowance for bad debt, overall SG&A expenses decreased by $0.3 million, or 1.1%, which is attributable to management’s efforts in cutting expenses and tightening control on non-production related expenditures. The headcount number went down by 90 people from a year ago. Bad debt allowance recovered (reduced) by $0.9 million, including a reversal of $0.3 million by our Australian operations which were over-accrued in the past. In addition, Singvale Pte. Ltd., a company organized under APWC General Holdings, reversed its accrual of $0.6 million as the debt is to be transferred into Sigma Epan International as a capital contribution.

Accounts receivable, net of allowance for doubtful accounts, increased by $5.8 million from $96 million as of December 31, 2008 to $101.8 million as of December 31, 2009. The increase was attributable principally to the fact that during the financial downturn, more and more customers are facing cash and liquidity issues. Days of sales outstanding were 70 days for 2008 and 99 days for 2009.

Interest Expenses

Interest expenses decreased during 2009, primarily due to lower outstanding loan balances.

Exchange Gain/Loss

The exchange rates at end of December 31, 2009 and 2008 are listed below, based on the Noon Buying Rate. However, they do not actually reflect the ongoing rates during the year when transactions actually took place.

	2009	2008

Foreign currency to US$1:
Thai Baht	33.33	34.72
Singapore $	1.40	1.44
Australian $	1.11	1.41
Chinese Rmb	6.83	6.82

Based on the above rates, the revaluation of assets and liabilities denominated in U.S. dollars or other foreign currencies in the Company resulted in unrealized and realized foreign exchange gains of $0.6 million in 2009. The exchange gains were realized across various of the operating companies, where each contributed some gain.

Gain on Sale of Investment

The gain on sale of investment in 2009 was primarily attributable to a disposal of long-aged accounts payable held by Sigma Epan. The individual companies that have gone into liquidation process and the associated accounts payable amounts were: Epan (Thailand) Company of $0.3 million, Sigma-Epan Cable of $0.3 million, and Data Testing Lab of $7,700.

Other Income

Other income in 2009 increased by $1.1 million, compared with 2008, to $4.9 million. The increase in 2009 is attributable largely to significantly reduced interest expenses paid as the loans were reduced, and to gains on Forex which rose to $0.5 million, as opposed to a Forex loss a year ago by $1.7 million. Gains on sales of copper scraps and increases in tax refund for reinvestment and reversal of accounts payable in China also contributed.

Income Taxes

In 2009 the overall effective tax rate for the group was at 27.3%. In 2008, the Company recorded income tax of $2.1 million despite recording a consolidated loss of $20.1 million due primarily to income tax recorded for profitable subsidiaries such as APEC.

The Company files income taxes in each jurisdiction where such a filing is required based on its revenues. The provision for income taxes differs based on the taxes incurred by the operating subsidiaries in their respective jurisdictions. Effective tax rates differ from the statutory rate due to, among other things, whether certain expenses are deductible or not deductible for tax purposes and changes in valuation allowances.

As of December 31, 2009, the Company’s operating subsidiaries in China had net operating loss (“NOL”) carry forwards of approximately $19.4 million which expire on various dates between 2010 and 2014. Based on their history of losses, management believes it is likely that the net operating loss carry forwards will not be fully utilized by those subsidiaries. Accordingly, the Company has not recognized the NOL carry-forwards as deferred tax assets.

A significant portion of the deferred tax assets recognized by the Company relates to net operating loss carry forwards of APEC of $1.4 million and reserves not yet deductible for tax purposes. Because the Company operates in multiple jurisdictions, it considers the need for a valuation allowance on a country-by-country basis, taking into account the effect of local tax laws. Management believes, but cannot assure, that the Company will be able to utilize the APEC loss carry-forwards in the future due to APEC’s profitability and continued generation of taxable income.

Reserves not yet deductible for tax purposes affect temporary differences. Tax consequences of most events recognized in the financial statements for a year are included in determining income taxes currently payable. However, tax laws often differ from the recognition and measurement requirements of financial accounting standards. These differences are referred to as “temporary differences.” Temporary differences ordinarily become taxable or deductible when the related asset is recovered or the related liability is settled. The major temporary differences that gave rise to deferred tax assets and liabilities in 2008 and 2009 were allowance for inventories, allowance for doubtful accounts and the allowance for impairment in investment.

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

General

Results of operations are determined primarily by market demand and government infrastructure projects, market selling prices of our products, our ability to manufacture high quality products efficiently in quantities sufficient to meet demand and to control production and operating costs. Our results are also influenced by a number of factors, including currency stability in the countries in which our operations are located, competition and the cost of raw materials, especially copper, which accounted for approximately 70% of the cost of sales in 2008.

In order to minimize the impact of copper price fluctuations, we attempt to “peg” the prices of our products to the prevailing market price of copper and pass changes in the cost of copper through to customers as much as possible. In certain circumstances, however, we remain affected by fluctuations in the price of copper. For example, the price of telecommunications cable sold for use in public projects in Thailand is determined semi-annually and is based upon the average spot market price of copper on the LME during the six-month period commencing on January 1 and July 1 prior to the month of order. Thus, a recent rise or decline in copper prices may not be fully reflected under this pricing scheme for several months.

Average copper prices per metric ton have decreased by 2.3% from $7,119 in 2007 to $6,956 in 2008. Gross profit margins for manufactured products in 2008 were on average at 2.3% compared to 9.0% in 2007.

Copper prices indicated in this report are quoted from the London Metal Exchange (LME) index. The average copper prices in 2008 and 2007 for each of the following periods are:

		2008	2007

Average LME copper price ($/Ton)	1Q	7,796	5,933
	2Q	8,443	7,642
	3Q	7,680	7,712
	4Q	3,905	7,188

	Year	6,956	7,119

According to the April 2009 East Asia and Pacific Update published by the World Bank, (i) the rates of year 2008 GDP growth for Thailand, Singapore and China were 2.6%, 1.1% and 9.0% respectively and (ii) the 2007 GDP growth rates for Thailand, Singapore and China were 4.9%, 7.8% and 13.0% respectively. Our performance is largely influenced by the level of growth in the telecommunication and power infrastructure, construction and electronic goods manufacturing sectors.

Net Sales

Sales of manufactured product decreased by $47 million, or 9.5%, from $495 million in 2007 to $448 million in 2008, contributing to an overall sales decrease of $10 million, or 1.9%. Sales in power cable decreased by $9.0 million, or 4.8%, due to a decrease in sales in Thailand as a result of reduced government and private construction contracts, offset by an increase in sales in Singapore and Australia. Sales in enameled wire decreased by $37.4 million, or 14.4%, due to the worldwide demand of electronic manufactured products. Sales of telecommunication cable showed a marginal decrease of $9.0 million, or 4.8%, due to decreased sales in Thailand, offset by higher sales in Shandong, China. Revenue from SDI project engineering in Singapore and sales of Distributed Products increased in 2008 by $15.3 million, or 290.9%, and $21.6 million, or 200.6%, respectively, due primarily to increases in awarded tenders and purchases from SP Powerassets in Singapore.

The following table shows the percentage share and dollar value (in thousands) of net sales of the respective operations with respect to our total sales in 2008:

	Manufactured Products Only		All Products
			and Services

Thailand	48.3%	$216,364	43.2%	$216,364
Singapore	7.9%	$35,318	17.3%	$86,625
Australia	13.7%	$61,167	12.5%	$62,810
China	30.1%	$134,999	27.0%	$134,999

Total	100.0%	$447,848	100.0%	$500,798

Gross Profit

Gross profit for 2008 was $12.8 million, representing a decrease of $32.9 million, or 72.0%, compared to $45.7 million for 2007. The decrease was primarily attributable to the allowance for inventory reserve provided for in 2008 of $25.1 million due to the significant fall in copper prices towards the end of 2008. LME copper prices fell from an average of $7,680 per metric ton in the third quarter of 2008 to $3,905 per metric ton in the fourth quarter of 2008, representing a decrease of 50.8%. The fall in copper prices was in line with the fall in commodity prices, including oil prices, worldwide.

Gross profit contributed by sales of manufactured products was $37.3 million in 2008 compared to $44.7 million in 2007, representing a decrease of 16.6%. The decrease in gross profit from sale of manufactured products is attributable primarily to the lower sales quantum and lower gross profit margins for telecommunication wire and cables and power cables. The relative contribution to gross profit from manufactured products for 2007 and 2008 is as follows:

	2007	2008

Manufactured Products:
Telecommunication cable	17.3%	13.7%
Power cable	75.9%	78.8%
Enameled wire	6.7%	7.5%
Electronic cable	0.1%	0.0%

Total	100.0%	100.0%

The contribution to gross profit from each segment line for 2007 and 2008 is as follows:

	2007	2008

Manufactured Products:
Telecommunication cable	16.9%	40.2%
Power cable	74.2%	230.3%
Enameled wire	6.6%	21.8%
Electronic cable	0.1%	0.0%

Total	97.8%	292.3%
SDI Project Engineering Services	(0.8)%	(7.5)%
Distributed Products	0.2%	12.4%
Recovery (allowance) for inventory reserve	2.8%	(197.2)%

Total	100.0%	100.0%

Overall gross profit margins decreased from 8.9% in 2007 to 2.5% in 2008. Gross profit margins for manufactured products decreased slightly from 9.0% in 2007 to 8.3% in 2008 due to increased margins for enameled wire, offset by decreases in margins for telecommunication and power cables. Gross profit margin of enameled wire products increased from 1.2% in 2007 to 1.3% in 2008 due to better profit margins in Thailand, offset by lower profit margins in Shenzhen, China. Gross profit margins of telecommunications cable decreased from 16.6% in 2007 to 10.9% in 2008 due to lower profit margins in Thailand, offset by higher profit margins in Shandong, China. Gross profit margins for power cables decreased from 18.0% in 2007 to 16.2% in 2008.

Operating Profit

Selling, general and administrative expenses decreased by $0.4 million, or 1.4%, in 2008, due to lower levels of allowance for doubtful accounts in 2008, offset by higher operating expenses incurred in Australia and Shandong, China.

In addition to estimating an allowance for doubtful accounts based on historical sales and collection data, we perform a detailed review of our outstanding receivables, and make adjustments to our estimate to reflect significant delinquent accounts receivable. We are not aware of any significant delinquent accounts receivable that have not already been adequately reserved. In addition, our periodic allowance for doubtful accounts will continue to not have a significant impact on our liquidity.

Accounts receivable, net of allowance for doubtful accounts, decreased by $50 million from $146 million as of December 31, 2007 to $96 million as of December 31, 2008. The decrease was attributable to lower sales recorded in the last quarter of 2008 and continued efforts by the Company to monitor and collect outstanding debts. Days sales outstanding were 104 days for 2007 and 70 days for 2008.

Exchange Gain/Loss

In 2008, the U.S. dollar generally strengthened against the Asian currencies of the countries in which we operate when compared to 2007. The exchange differences in the income statements arose largely as a result of movement in the Thai Baht exchange rate and, to a lesser extent, the movements in the other operating currencies.

The exchange rates as of December 31, 2007 and December 31, 2008, based on the Noon Buying Rate, were as follows:

	December 31,	December 31,
	2008	2007

Foreign currency to US$1:
Thai Baht	34.72	29.50
Singapore $	1.44	1.44
Australian $	1.43	1.14
Chinese Rmb	6.82	7.30

Based on the above rates, the revaluation of assets and liabilities denominated in U.S. dollars or other foreign currencies in the Company resulted in a $1.7 million exchange loss in 2008. The exchange loss in 2008 was largely attributable to the exchange loss recorded in our Thai subsidiaries arising from realized and unrealized exchange losses attributable to the conversion of assets and liabilities denominated in U.S. dollars or other foreign currencies during that period.

Gain/Loss from Investees

In 2008, losses from investees were largely related to Shandong Pacific Rubber Cable Co., Ltd (“SPRC”).

Impairment of Investments

In 2007, the Company recorded an impairment of $0.1 million in SHP due to an oversupply of products in the market at Shandong and the suspension of construction of the SHP production line. There was no impairment of investments recorded in 2008.

Gain on Sale of Investment

The gain on sale of investment in 2007 was primarily attributable to a $35,000 realized gain on sale by Sigma Cable Company (Private) Limited (“Sigma Cable”) of 80,000 shares of Hong Fok Corporation Ltd., a public company listed on the Singapore Exchange (SGX). The Company accounted for this investment in accordance with SFAS 115 — “Accounting for Certain Investments in Debt and Equity Securities.” The investment was classified as “held for sale” and the Company recognized approximately $13,000 of unrealized gain in shareholders’ equity and other comprehensive income prior to the sale of the securities. There was no gain or loss on sale of investment recorded in 2008.

Other Income

Other income largely consists of gains on sales of raw materials and scraps, a tax refund for re-investment in China, a reversal of accounts payable and gains on disposal of fixed assets. The increase in other income in 2008 is primarily due to increases in tax refund for reinvestment and reversal of accounts payable in China, offset by lower gain of disposal of fixed assets in 2008.

Income Taxes

Our effective tax rate was at 47.9% in 2007. In 2008, the Company recorded income tax of $2.1 million despite recording a consolidated loss of $20.1 million due primarily to income tax recorded for profitable subsidiaries such as APEC.

The Company files income taxes in each jurisdiction where such a filing is required based on its revenues. The provision for income taxes differs based on the taxes incurred by the operating subsidiaries in their respective jurisdictions. Effective tax rates differ from the statutory rate due to, among other things, whether certain expenses are deductible or not deductible for tax purposes and changes in valuation allowances.

As of December 31, 2008, the Company’s operating subsidiaries in China had net operating loss carry forwards of approximately $6 million which expired or will expire on various dates between 2008 and 2011. Based on their history of losses, management believes it is likely that the net operating loss carry forwards will not be fully utilized by those subsidiaries before expiration. Accordingly, the Company has not recognized the $6 million as deferred tax assets.

A significant portion of the deferred tax assets recognized by the Company relates to net operating loss carry forwards of APEC and reserves not yet deductible for tax purposes. Because the Company operates in multiple jurisdictions, it considers the need for a valuation allowance on a country-by-country basis, taking into account the effect of local tax laws. Where a valuation allowance was not recorded, the Company believes that there was sufficient evidence to support its conclusion not to record it. Management believes, but cannot assure, that the Company will utilize the APEC loss carry-forwards in the future due to APEC’s profitability and continued generation of taxable income.

Reserves not yet deductible for tax purposes affect temporary differences. Tax consequences of most events recognized in the financial statements for a year are included in determining income taxes currently payable. However, tax laws often differ from the recognition and measurement requirements of financial accounting standards. These differences are referred to as “temporary differences.” Temporary differences ordinarily become taxable or deductible when the related asset is recovered or the related liability is settled. The major temporary differences that gave rise to deferred tax assets and liabilities in 2007 and 2008 were allowance for inventories, allowance for doubtful accounts and the allowance for impairment in investment.

Additional details regarding tax laws and income taxes of the Company including deferred tax liabilities and assets in 2008 are disclosed in Note 11 of Item 18: “Financial Statements.”

Liquidity and Capital Resources

As of June 30, 2010 we had $41.5 million in cash and cash equivalents, primarily in money market accounts, and none of which was unrestricted short-term bank deposits. Our current sources of cash are our cash on hand, cash generated by our operations and our credit facilities. Our primary financing need will continue to be to fund the growth in our operations, the purchase of property, plant and equipment and future acquisitions.

We have no direct business operations other than our ownership of the capital stock of our subsidiaries and joint venture holdings. Consequently, our subsidiaries have been and will continue to be the primary source of funds generated by operations. Corporate needs are funded primarily through distributions from our subsidiaries. Although we have no current intention to pay dividends, we would rely upon distributions of dividends from our subsidiaries in order to do so. As noted in our risk factors, our operating subsidiaries and other holdings and investments, from time to time, may be subject to restrictions on their ability to make distributions to us. Such restrictions could result from restrictive covenants contained in our loan agreements, restrictions on the conversion of local currency earnings into U.S. dollars or other hard currency and other regulatory restrictions. For example, PRC legal restrictions permit payments of dividends by our business entities in the PRC only out of their retained earnings, if any, determined in accordance with relevant PRC accounting standards and regulations. Under PRC law, such entities are also required to set aside a portion of their net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends. The foregoing restrictions may also affect our ability to fund operations of one subsidiary with dividends and other payments received from another subsidiary. We are not aware of any other restrictions in other countries in which we do business other than those discussed in the “Risk Factors” section. Distributions may also be restricted as the result of objections by minority shareholders of our subsidiaries and current cash requirements by the operating subsidiaries. Consequently, we periodically need to manage our corporate cash needs with the timing of distributions.

We maintain several working capital and overdraft credit facilities with various commercial bank groups and financial institutions. Under our line of credit arrangements for short-term debt with our banks, we may borrow up to approximately $278.4 million, including letters of credit for commodity purchases, on such terms as we and the banks mutually agree upon. These arrangements do not have termination dates but are reviewed annually for renewal. As of December 31, 2009 and June 30, 2010, the unused portion of the credit lines was approximately $211.2 million and $197.7 million, respectively. That total borrowing amount includes $158.6 million in amounts available for trust receipts and issuances of letters of credit, of which $120.7 million was unused and available as of June 30, 2010. Letters of credit are issued on our behalf in the ordinary course of business by our banks as required by certain supplier contracts. As of June 30, 2010, the Company had open letters of credit totaling $37.9 million. Liabilities relating to the letters of credit are included in current liabilities. There is no seasonality to the company’s borrowing, nor is there any restriction on the use of such borrowing.

Net cash generated from (used in) operating activities in the fiscal year ended December 31, 2009 and the six month period ended June 30, 2010 was $18.4 million and $(9.9) million respectively, as compared to $60 million and $9.0 million of net cash generated from operating activities in the fiscal year ended December 31, 2008 and the six month period ended June 30, 2009. Our net cash from operations continues to be impacted significantly by our sales and raw material purchases, which have a direct impact on changes in our accounts receivable, inventories and accounts payable. Days sales outstanding (DSO) is a measure of the average collection period of accounts receivable, and although the calculation is influenced by the period used and the timing of sales within that period, it can provide insight into the variances in collections from period to period. Our days of sales outstanding as of December 31, 2009 were 99 days, as compared to 70 days as of December 31, 2008. Our days of sales outstanding as of the first six months of June 30, 2010 were 90 days, as compared to 102 days as of June 30, 2009. The improvement in DSOs as of June 30, 2010 is due to the collection of a long overdue receivable from a Thailand customer. Also contributing to the net cash provided by operations in 2009 was a $30.1 million decrease in our inventories, as compared to 2008. The decrease was a result of management’s efforts to reduce inventory levels in anticipation of lower sales as a result of weakening market conditions. Our accounts payable, accrued expenses, and other liabilities increased by $8.8 million in 2009 which was attributable to lower annual sales volume and demands of suppliers for quicker cash payment in light of the risks associated with the financial crisis.

From a cash flow perspective, the Company remains focused on reducing its related party liability. As of December 31, 2009, the Company’s related party liability amounted to $17.5 million, in contrast to its related party liability as of December 31, 2008, which amounted to $25.8 million. As of the six (6) month period ended June 30, 2010, the Company has $17.2 million in related party liability. Movements in related party liability arose largely from fluctuations in related party transactions mainly attributable to purchases of power cables and raw materials and settlements thereof.

Net cash provided by investing activities was a positive $8.0 million in 2009, as compared to approximately $5.1 million used in 2008. Investing activities are comprised primarily of the purchases of property, plant and equipment, as well as changes in our restricted and unrestricted short-term deposits. As a number of major capital expenditures were made in 2008, there was diminished need for capital expenditures in 2009. The net result is an increase in investing cash. Net cash used in investing activities was $8.8 million in the first six months of 2010 as compared to $9.1 million provided in the first six months of 2009, with such decrease due primarily to purchases of property, plant and equipment, as well as changes in restricted short-term deposits.

Included in investment activity are changes to our restricted short-term bank deposits. Restricted short-term deposits represent amounts pledged by our subsidiaries to secure various credit facilities, examples of which include performance bonds, banker’s acceptances, letters of credit and revolving lines of credit. In general, the balance in restricted short-term deposits changes in the normal course of business and as the result of specific liquidity requirements of the operating subsidiaries. The funds on deposit are maintained in money market accounts and have earned interest in 2009 at annual rates ranging from 1% to 1.5%. The decrease in restricted short-term deposits of $1.9 million in 2009, down from 2008 at $15.0 million, was a sign that our bank borrowing was getting less. We also maintain unrestricted short-term bank deposits in the form of fixed bank deposits where surplus cash was deposited for the purpose of earning interest. These fixed deposits earned interest at annual rates ranging from to 1% to 1.5% with maturities of less than a year. Unrestricted short-term deposits decreased by $7.8 million to zero dollars, which means more cash was freed up and at the Company’s disposal. Restricted short-term deposits for the first six months of 2010 increased by $7.0 million. Net cash used in financing activities decreased by $22.7 million in 2009, to $21.7 million, as compared to $44.5 million used in financing activities in 2008. Net cash provided by financing activities was $21.0 million for the first six months of 2010, as compared to $18.0 million used in the first six months of 2009. Our financing activities are primarily comprised of borrowings from and repayments on our credit facilities with our banks. Our bank loans were reduced by $20.8 million. During the financial crisis in 2009, these loans were reduced as spending on copper and manufacturing supplies were reduced.

We engage in transactions in the ordinary course of business with PEWC, including the purchase of certain raw materials and the distribution of PEWC products in various countries in the Asia Pacific region. The Composite Services Agreement contains provisions that define our relationship and the conduct of our respective businesses and confers certain preferential benefits on us. Under the Composite Services Agreement, the material terms of which are summarized in the “Material Contracts” section, there are no obligations binding on the Company in favor of PEWC, nor are there any pre-established purchase commitments for copper. As such, the Composite Service Agreement should not impact cash flows or liquidity until such time as actual purchases are made in the ordinary course of business such as for the purchase of raw materials. The Composite Service Agreement may, however, impact operations to the extent that PEWC is not able to fulfill its obligations, such as supplying copper, and copper is not otherwise readily available on comparable terms from other market sources. Cash generated by operations and borrowings, when needed, from our credit facilities have been the primary sources of funding purchases under the Composite Service Agreement, and we believe these sources will continue to provide sufficient funds for future purchases under this agreement.

To date, the Company has invested an aggregate of $2.8 million in Shangdong Pacific Fiber Optics Cable Co., Ltd. (“SPFO”), in which the Company possesses a 51.0% shareholders’ interest. The Company’s joint venture partner, Shandong Yanggu, possesses the remaining 49% shareholders’ interest in SPFO. Investments in SPFO have been directed at capacity expansion and the joint venture has shown increased sales and improved results for the first time in 2009. The Company has also contributed $0.2 million to Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”).

We believe funds generated by our operating activities, our cash on hand and amounts available to us under our credit facilities will provide adequate cash to fund our requirements through at least the next twelve months. We continue to have sufficient liquidity to meet our anticipated working capital, capital expenditures, general corporate requirements, and other short-term and long-term obligations as they come due. We may further enhance our liquidity in the future, as needs arise, by establishing additional lines of credit, with the support of one or more of our principal shareholders if necessary and available. We currently anticipate that we will retain all of our earnings to fund our operations and do not anticipate paying any cash dividends in the foreseeable future.

Impact of the Global Economic and Financial Crisis

Commencing in early 2008, numerous cataclysmic economic and financial events roiled global and national financial markets and the international business community, including the sudden collapse of certain leading financial institutions, widespread default on various credit instruments, the collapse of the U.S. and other housing markets, a dramatic de-leveraging of capital investment and other business activities and a marked reduction in the availability of credit for businesses. These events unfolded quite quickly and unexpectedly and are widely considered to be key factors in the deep economic recession that adversely impacted the global economy generally and the Company in particular.

Dramatic declines in the U.S. housing market commencing in 2008, continuing into 2010, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, in turn have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have ceased to provide, or severely curtailed, funding to even the most credit-worthy borrowers or to other financial institutions. The continuing shortage of available credit and lack of confidence in the financial markets has materially and adversely affected the trading price of the Company’s Common Shares and could materially and adversely impact its access to capital and its financial condition.

Continued turbulence in the U.S. and international markets and economy may adversely affect the Company’s liquidity, its ability to access the capital markets, its financial condition and the willingness or ability of certain counterparties to do business with the Company.

While the Company does not engage in trade or business within the United States, its customers and suppliers, and the markets in which the Company engages in its business, are materially affected by the health of the U.S. economy, which in general has global consequences. The financial crisis that started in the United States spread to the economies of other industrialized and developed nations and emerging markets as well. The result was a global downturn in economic activity and a liquidity crisis for many financial institutions and their customers. Credit availability in the markets in which the Company conducts its business was materially reduced.

Research and Development

The Company does not currently engage in its own research and development. Under the Composite Services Agreement with PEWC described herein, the Company benefits from research and development conducted by PEWC at little or no cost to the Company. Accordingly, the Company has not made material expenditures on or commitments to research and development since formation.

Trend Information

We are not aware of any trend, commitment, event or uncertainty that can reasonably be expected to have a material effect on our current or future business other than the following, each of which has materially impacted our financial results in the past and may do so in the future:

•	The deterioration of economic conditions resulting from the current global financial and credit crisis and economic downturn. The global financial and economic crisis has and is likely to continue to affect adversely each of the markets in which we sell and distribute our products and provide services. There is a reasonable likelihood that sales will stagnate or decrease if there is a reduction in infrastructure development by governmental entities and in capital expenditures by private companies. Please see the risk factor entitled “Current Economic Risks.”

•	Uncertainty arising from the volatility in the cost of copper, our principal raw material. Recent increases in commodity prices, including those of copper, have caused the Company to write-back the carrying cost of its inventory in 2009. Although copper prices have generally increased in the early part of 2010, there is no assurance that we will not see volatility in the near future due to the current uncertain economic climate.

•	Fluctuations in the demand for our products in the markets in which we do business, based upon variations in the level of governmental and private commitments to communications, power and industrial projects and programs that utilize our products.

•	Political instability or uncertainty resulting in fewer or suspended government contracts, such as in Thailand. The political unrest in Thailand has abated and currently does not continue to present increased risks for foreign investors. However, the level of continued infrastructure investment, which is a key factor in our volume of sales, remains uncertain.

See “Quantitative and Qualitative Disclosures About Market Risk.”

Off-Balance Sheet Arrangements

We do not consider the Company to have any material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors.

Contractual Obligations

The following table sets forth our obligations and commitments to make future payments under contracts and other commitments as of December 31, 2009:

	Payments due by Period
		Less than			More than
Contractual Obligations as of December 30, 2009	Total	One Year	1-3 Years	3-5 Years	5 Years
	(In thousands of US$)

Capital lease obligations (principal amount only)	$338	$154	$181	$3	$—
Future finance charges on capital lease obligation	35	19	16	—	—
Operating leases obligations	5,290	654	1,734	370	2,532
Purchase obligations for copper cathodes	195,173	195,173	—	—	—

Total contractual cash obligations	$200,836	$196,000	$1,931	$373	$2,532

For more details on financial commitments and contingencies, please refer to our audited consolidated financial statements and the notes thereto incorporated by reference herein.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

At present, there is only one class of directorships and no one or more directors possesses any veto power over matters presented to the Board or any other special or enhanced voting rights. Until September 7, 2007, the Bye-laws provided for a classified Board consisting of up to three Class A Directors and up to seven Class B Directors. At an annual meeting of shareholders (“AGM”) held on September 7, 2007, the shareholders passed a resolution amending the Bye-laws to eliminate the classified Board. In addition, the Bye-laws were amended to provide that a quorum consists of a majority of the directors then in office. Following the voting at the most recent annual general meeting of shareholders, which was held on September 3, 2010, there are a total of nine directors on the Board, including two independent directors, Mr. Anson Chan and Dr. Yichin Lee. There currently exists one casual vacancy on the Board of Directors and the Board is authorized to appoint an additional director as permitted by the provisions regarding casual vacancies in the Company’s Bye-Laws. Each director is entitled to one vote, and approval of any matter requires a simple majority assuming a quorum is present.

The following table sets forth certain information concerning the current directors and certain other officers of the Company. All directors are subject to annual election by the shareholders of the Company. Each of the below directors was reelected at the Company’s annual general meeting of the shareholders held on September 3, 2010. Officers generally hold office for such period and upon such terms as the Board may determine.

Name	Date of Birth	Position

Appleby Management (Bermuda) Ltd.	N/A	Resident Representative and Assistant Resident Secretary
Anson Chan	November 3, 1963	Independent director, Audit Committee Chairman
Andy C.C. Cheng	April 29, 1958	Director and Chairman of the Board
Fang Hsiung Cheng	May 31, 1942	Director
Alex Erskine	September 7, 1963	Resident Secretary in Bermuda
Daphne Hsu	August 12, 1962	Financial Controller
Gai Poo Lee	February 28, 1957	Director
Michael C. Lee	September 28, 1951	Director
Yichin Lee	January 4, 1961	Independent director, Audit Committee Member
Ching Rong Shue	March 4, 1950	Director
David Sun	December 22, 1953	Director
Yuan Chun Tang	November 26, 1960	Director and Chief Executive Officer
Carson Tien	May 16, 1945	Chief Operating Officer
Frank Tseng	March 17, 1957	Chief Financial Officer and Non-Resident Secretary

Certain officers and directors of the Company are or were also officers and directors of PEWC and/or PEWC affiliates, as described below. A brief professional summary for each member of the Board of Directors and senior management is as follows:

Mr. Anson Chan has been an independent member of the Company’s Board of Directors and a member and Chairman of the Audit Committee since 2007. Mr. Chan is also a Managing Director of the Bonds Group of Companies and was a Senior Advisor to Elliott Associates from 2005 to 2008.

Mr. Andy C.C. Cheng was a member of the Company’s Board of Directors from 2004 to 2005 and was re-elected in 2007. Mr. Cheng was appointed as Chairman of the Board in 2009. From 1987 to 2003, Mr. Cheng served as Vice President in charge of procurement at PEWC. Mr. Cheng has been an Executive Vice President at PEWC since 2004 and Chairman of each of the investment divisions of PEWC, Tai Ho Investment Co., Ltd.

and You Chi Investment Co., Ltd., since June 2008. Mr. Andy C.C. Cheng is not related to Mr. Fang Hsiung Cheng.

Mr. Fang Hsiung Cheng has been a member of the Company’s Board of Directors since 2006. He also serves as Assistant Vice President of PEWC. Mr. Fang Hsiung Cheng is not related to Mr. Andy C.C. Cheng.

Mr. Alex Erskine was appointed as resident Secretary in Bermuda in October 2008. Mr. Erskine is a partner in the Bermuda law firm of Appleby, where he is the local team leader of the funds and investment services practice group, which group he joined in 1999. From March 2007 until October 2008, Mr. Erskine was the managing partner of the British Virgin Islands office of Appleby. Prior to joining Appleby, Mr. Erskine was Deputy Legal and Compliance Director of the Asset Management Division of UBS AG.

Ms. Daphne Hsu has been Financial Controller of the Company since March 2005, prior to which she served as Financial Controller for ten years in Taiwan and China at a Thomson SA joint venture.

Mr. Gai Poo Lee has been a member of the Company’s Board of Directors since 2006. He also served as a Vice President of PEWC until April 2008. Mr. Gai Poo Lee is not related to Mr. Michael C. Lee or Dr. Yichin Lee.

Mr. Michael C. Lee has been a member of the Company’s Board of Directors since 2004 and is also Chief Executive Officer of PEWC and Chairman of Pacific USA Holdings, Ltd. Mr. Michael C. Lee is not related to Mr. Gai Poo Lee or Dr. Yichin Lee.

Dr. Yichin Lee has been an independent member of the Company’s Board of Directors and served on the Audit Committee since 2007. Dr. Lee is also the Managing Director of Giant Management Consulting LLC and an independent director of Giga Media Limited. Dr. Yichin Lee holds a doctorate degree in resource planning and management from Stanford University. Dr. Yichin Lee is not related to Mr. Michael C. Lee or Mr. Gai Poo Lee.

Mr. Ching Rong Shue has been a member of the Company’s Board of Directors since 2006. He also serves as Vice President of PEWC.

Mr. David Sun has been a member of the Company’s Board of Directors since 2007. He also serves as President of PEWC and Managing Director of Charoong Thai Wire and Cable Public Company Limited. Mr. David Sun is the younger brother of Mr. Jack Sun.

Mr. Yuan Chun Tang has been a member of the Company’s Board of Directors since 2004 and Chief Executive Officer since 2005. Mr. Yuan served as the Company’s Chairman from 2005 to 2009. He has also served as Chairman of PEWC since 2004 and has been the Director of Pacific Construction Corp. Ltd since 2002. Mr. Yuan served as the Director of Taiwan Co-generation Corp from 2005 to 2008. Mr. Yuan has also been the Chairman of Taiwan Electric Wire & Cable Industries Association since 2004. He has served as the Supervisor to Taipei Importers/Exporters Association as well as the Director of Chinese National Federation of Industries in Taiwan since 1998 and 2004, respectively.

Mr. Carson Tien has been with PEWC or one of its affiliates such as APWC for his entire career. He started out as engineer in PEWC’s Tao Yuan, Taiwan plant in 1969 and later was promoted to plant manager in 1977. In 1990 Carson again was promoted to Assistant VP responsible for Engineering and Manufacturing in PEWC. He then in 1996 was transferred from PEWC to APWC to head the Shenzhen, China plant as President of PEWSC. In 2005, he was appointed as Chief Operating Officer at APWC headquarters.

Mr. Frank Tseng was appointed as Chief Financial Officer and Non-Resident Company Secretary effective October 22, 2009. Mr. Tseng previously served as the Deputy CFO for ABB Taiwan. Prior to that, he served as the Financial Controller of the Asia Pacific region of Phoenix Technologies Co., a Nasdaq-listed California Silicon Valley-based high-tech company.

Notwithstanding any relationship with PEWC or with any of its affiliates, the above named individuals, in their capacities as directors and officers of the Company, are subject to fiduciary duties to the Company. Actions may be taken by a quorum of directors (which consists of a majority of the directors then in office) present at a Board meeting. The Bye-Laws of the Company provide that any one director may call a Board meeting.

As the Company is not currently listed on any national exchanges, the Company is not required to have a Board of Directors that is composed of a majority of independent directors. In the event that the Company seeks to list its Common Shares on a national exchange, the Company may choose to rely upon the “controlled company exemption” that is available to issuers on a number of national exchanges. In effect, the “controlled company exemption” provides that an issuer listing on a national exchange that recognizes the exemption is not required to have its Board of Directors consist of a majority of independent directors if a shareholder, or two or more shareholders who constitute a group, have beneficial ownership of more than 50% of the issued and outstanding voting securities of the issuer.

No service contract exists between any director and the Company or any of its subsidiaries providing for benefits upon termination of employment.

The Company has no arrangements or understandings with any major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management.

Audit Committee

The Audit Committee of the Board of Directors primarily functions to assist the Board in its oversight of: (i) the reliability and integrity of accounting policies and financial reporting and disclosure practices and (ii) the establishment and maintenance of processes to ensure that there is compliance with all applicable laws, regulations and company policy and an adequate system of internal control, management of business risks and safeguard of assets.

On September 28, 2007, the Company filled two casual vacancies on the Board by appointing Mr. Anson Chan and Dr. Yichin Lee to be independent directors of the Company and to constitute the Audit Committee of the Board. Mr. Chan and Dr. Lee were reelected to the Board at the annual general meeting of the shareholders held on September 3, 2010. The Audit Committee is currently composed of Mr. Chan and Dr. Lee, with Mr. Chan serving as the committee’s chairman.

As the Common Shares are traded on the OTC BB, the Company is not required to have an audit committee that meets the requirements of Regulation 10A-3 of the Exchange Act. In the absence of an audit committee, the full Board of Directors may fulfill the functions of an audit committee pursuant to Section 3(a)(58) of the Exchange Act. Until the appointment of Mr. Chan and Dr. Lee to the Audit Committee on September 28, 2007, the full Board of Directors fulfilled the functions of an audit committee.

Compensation Committee

On June 13, 2008, the Board authorized the formation of a Compensation Committee to assist the Company in determining the compensation to be paid to the executive directors of the Company. According to the terms of reference under which it operates, the Compensation Committee is authorized to: (i) review and recommend to the Board, or determine, the annual salary, bonus, stock options, and other benefits, direct and indirect, of the senior management of the Company and its principal operating subsidiaries; (ii) review new executive compensation programs, review on a periodic basis the operation of the Company’s executive compensation programs to determine whether they are properly coordinated, establish and periodically review policies for the administration of executive compensation programs, and take steps to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (iii) engage outside auditors and consultants to advise on market compensation; and (iv) establish and periodically review policies in the area of management perquisites.

The Compensation Committee is comprised of one independent director, Mr. Anson Chan, and four additional directors, Mr. Yuan Chun Tang (acting as committee chairman), Mr. Andy Cheng, Mr. David T. Sun, and Mr. Michael C. Lee.

Compensation

The aggregate amount of compensation paid by the Company to all of the Company’s directors and executive officers, as a group, for services in all capacities during 2009 was approximately $1.26 million. As of June 30, 2010, our directors and executive officers beneficially owned approximately 50,000 Common Shares representing approximately 0.4% of the issued and outstanding Common Shares. In accordance with the provisions of the laws of Bermuda or Taiwan, the Company does not disclose the annual compensation of its executive officers and directors on an individual basis.

The fee payable to independent directors is $20,000 per year and the fee payable to directors who are executive officers of the Company or PEWC is $10,000 per year, together with, in each case, reimbursement of reasonable travel expenses for attendance of meetings of the Board of Directors.

No funds or provisions have been set aside to directors or management except for government mandated programs.

Employees

The Company employed a total of 1,615 employees as of December 31, 2009, of which about 17% were administrative and management personnel. Approximately 52% of employees were located in Thailand, 30% in China, 9% in Singapore and 4% in Australia. Production workers are usually organized into two 12-hour shifts or three 8-hour shifts to allow continuous factory operation.

The Company offers a range of employee benefits, which it believes are comparable to industry practice in its local markets. Such benefits include performance-based pay incentives, medical benefits, vacation, pension, housing for a small number of workers in Singapore and in Thailand, and a small housing supplement to other workers. The Company also provides training programs for its personnel designed to improve worker productivity and occupational safety.

Presently, there is no group bonus, profit-sharing or stock option plan. However, some of the Company’s subsidiaries have bonus or profit-sharing plans based on individual performance and the profitability of the particular subsidiary for the fiscal year, which plans are generally in accordance with the industry practice and market conditions in the respective countries.

The Company has several defined benefit and defined contribution plans covering its employees in Thailand, Australia, the PRC and Singapore. Contributions to the plans are made on an annual basis and totaled $0.7 million in 2009. Additionally, the Company has several defined benefit plans in accordance with Thailand labor law. In its Thai subsidiaries, the Company must pay a retiring employee from one to ten times such employee’s salary rate during his or her final month, depending on the length of service. During 2009, the Company’s total expenses under this labor law were $0.5 million. These plans are not funded and the amount is recognized and included in Other Current Liabilities in the Company’s balance sheet. The Company settles it obligations as and when employees retire. The accumulated benefit obligations under this plan amounted to $2.0 million as at December 31, 2009.

Approximately 60% of the employees of Sigma Cable are members of the United Workers of Electronics & Electrical Industries, an employees’ union in Singapore. Under the terms of a collective agreement signed in June 2003, the Company is required to negotiate salary and wage increases yearly. All other worker benefits and employment terms are included in the collective agreement. The Company believes that approximately 100% and 97% of the employees of PEWS and Shanghai Yayang, respectively, are members of their respective Company Workers’ Unions. These unions generally operate in accordance with related labor regulations in China. Approximately 18% of the employees of APEC are members of the Australian Workers’ Union. None of the employees of the other operating subsidiaries of the Company are members of a union.

The Company has never experienced a strike or other disruption due to labor disputes. The Company considers its employee relations to be satisfactory and has not experienced difficulties attracting and retaining qualified employees. In Singapore, employee turnover is approximately 30.4% of total employees annually. In Thailand, employee turnover is approximately 8.7% of total employees annually.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

From September 15, 2005 until June 28, 2007, Sino-JP Fund Ltd, a company incorporated under the laws of the Cayman Islands, held 2,766,154 Common Shares, representing 20% of the issued and outstanding Common Shares of the Company. On June 28, 2007, Sino-JP sold all of its Common Shares to SOF Investments, L.P., a Delaware limited partnership (“SOF”). From September 15, 2005 until March 27, 2009, PEWC held 7,664,615 Common Shares, representing 55.4% of the issued and outstanding Common Shares of the Company. On March 27, 2009, SOF sold 1,410,739, or 51%, of its Common Shares to PEWC. Since that sale, PEWC and SOF have held 65.6% and 9.8% of the issued and outstanding Common Shares of the Company, respectively. The remaining 24.6% of the issues and outstanding Common Shares are publicly traded in the U.S. on the over-the-counter bulletin board (the “OTC BB”).

The following table sets forth certain information regarding beneficial ownership of the Company’s capital stock as of June 30, 2010 by (i) all persons who are known to the Company to own beneficially more than five percent of the Common Shares of the Company and (ii) the officers and directors of the Company as a group. The information set forth in the following table is derived from public filings made by holders and information obtained from directors and officers. The voting rights attaching to the Common Shares below are the same as those attaching to all other Common Shares.

	Number of	Percent of
Identity of Person or Group	Shares	Class

Pacific Electric Wire & Cable Co., Ltd.(1)	9,075,354	65.600%
SOF Investments, L.P.(2)	1,355,415	9.800%
Directors and Officers of the Company	50,000	0.362%

(1)	PEWC owns 1,410,739 shares directly and owns its remaining shares indirectly, as a result of PEWC’s control of its direct wholly-owned subsidiary, Moon View Ventures Limited, a British Virgin Islands company, which beneficially owns 7,307,948 Common Shares, and as a result of PEWC’s control of its indirect wholly-owned subsidiary, Pacific Holdings Group, a Nevada corporation, which beneficially owns 356,667 Common Shares.

(2)	MSD Capital, L.P. (“MSD Capital”) is the general partner of SOF and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by SOF. MSD Capital Management LLC is the general partner of MSD Capital and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital Management. Each of Messrs. Fuhrman, Phelan and Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

The Company has 6,166,154 Common Shares that are registered securities, of which 3,400,000 Common Shares are publicly-traded on the OTC BB, which represents 24.6% of the issued and outstanding Common Shares. The remaining registered securities, 2,766,154 Common Shares, are held by PEWC and SOF, and are subject to trading restrictions under Rule 144 promulgated under the Securities Act. Other than the approximately 50,000 Common Shares held by directors or officers who are not resident in the United States and the 1,410,739 registered securities held indirectly by PEWC, the Company believes that substantially all of its registered securities are held by U.S residents. The Company has no means to definitively confirm that belief, however, which is based upon a review of the share registers maintained by the Company’s Bermuda transfer agent and U.S. transfer agent and the addresses provided by the record holders. Based upon a review of the records of the Company’s U.S. transfer agent, including a list of non-objecting beneficial holders (NOBOs), the Company believes there are between 400 and 600 beneficial holders that are resident in the United States, although that range constitutes only the Company’s best estimate of the number of U.S. beneficial holders.

Related Party Transactions

On September 2004, certain accounts payable to PEWC in the amount of $9.7 million from Sigma Cable Company (Private) Limited (“Sigma Cable”), a subsidiary in Singapore, were converted into a loan from PEWC. Such loan was repayable in quarterly installments and accrued interest at the Singapore Interbank Offered Rate plus 1.52%. As of December 31, 2009 and the latest practicable date, the principal amount of the loan was completely paid off by Sigma Cable. Sigma Cable continues to incur ordinary course trade payables with PEWC in connection with copper purchases and the sale of distributed products on behalf of PEWC.

As of December 31, 2009 and June 30, 2010, the Company, including its subsidiaries, had a principal balance outstanding of $1.7 million, $1.7 million, respectively, borrowed from subsidiaries of PEWC, including Moon View Venture Limited (“Moon View”). This short-term indebtedness is payable on a demand basis and does not accrue interest.

The Company used the proceeds from each of the related party loans described above for working capital and purchases of capital equipment.

The Company was a party to a shareholders agreement dated June 28, 2007, together with PEWC and SOF (the “Shareholders Agreement”), pursuant to which the Company granted to SOF certain rights and protections. Under the Shareholders Agreement, the Company agreed to indemnify SOF, and its partners and certain of its affiliates (the “SOF Indemnified Persons”), for any additional taxes, interest, penalties and other costs that might be imposed upon or incurred by the SOF Indemnified Persons in the event that the Company is determined by the Internal Revenue Service (the “IRS”) to be a “controlled foreign corporation” (a “CFC”) or a “passive foreign investment company” (a “PFIC”) as such terms are interpreted and defined under IRS rules or regulations. In addition, under the Shareholders Agreement, the Company granted to SOF certain registration rights with respect to its Common Shares, including the undertaking by the Company to prepare and file a shelf registration statement, and the further right of SOF to exercise two demand registration rights with regard to the Common Shares owned by it and to further exercise certain piggyback registration rights in connection with its Common Shares. Moreover, the Company agreed to use its reasonable best efforts to cause the Common Shares to be listed on a national “Securities Market,” which means any of the NASDAQ Stock Market, Inc. (Global Market or Global Select Market), the American Stock Exchange LLC (now known as NYSE Amex Exchange) or the New York Stock Exchange LLC, not later than January 31, 2009, subject to notice and a sixty (60) day cure period. All of the costs and expenses of the Company in connection with the fulfillment of its obligations under the Shareholders Agreement were to be paid by the Company, other than underwriting fees, discounts and commissions attributable to the sale of Common Shares held by SOF.

On February 2, 2009, SOF delivered notice of its exercise of the put right under the Shareholders Agreement to PEWC due to fact that the Common Shares were not listed on a national Securities Market as of January 31, 2009. On March 27, 2009, SOF sold 51% of the Common Shares held by it to PEWC. In connection with the sale, the Company, PEWC and SOF amended and restated the Shareholders Agreement (the “Amended and Restated Shareholders Agreement”), which among other things, grants to the Company an extension for listing its Common Shares on a national exchange until February 2011 and maintains for SOF the right to sell its remaining Common Shares to PEWC in the event the Company is not able to list its Common Shares on a national Securities Market by February 2011. The Amended and Restated Shareholders Agreement contains the same registration and indemnification obligations set forth in the Shareholders Agreement.

Other than the Amended and Restated Shareholders Agreement, the Company is not a party to any agreements, and has not engaged in any other transactions, with SOF, or to the Company’s knowledge, its owners. For a more detailed description of the Company’s obligations under the Amended and Restated Shareholders Agreement, see the risk factor entitled “Obligations under Shareholders Agreement.”

Under the terms of the Composite Services Agreement, APWC pays a management fee to PEWC in connection with the secondment, or temporary assignment and relocation, of certain PEWC managers to APWC facilities in Shenzhen and Thailand. The assigned managers assist APWC in implementing the results of certain research and development conducted by PEWC and made available by PEWC to the Company under the terms of the Composite Services Agreement. The assigned managers also assist APWC in the procurement of raw materials, primarily copper, which is also provided for under the Composite Services Agreement. The amount of such annual management fee was $183,000 and $101,000 as of December 31, 2009 and June 30, 2010, respectively.

Additional details regarding related party balances as of December 31, 2009 and related party transactions, including copper purchases from PEWC, are disclosed in Note 15 of our audited consolidated financial statements in Item 18: Financial Statements.

No other related party transactions or contracts were entered into between PEWC and APWC in 2009, or during the first six months of 2010.

Interests of Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parent or subsidiaries. Nor was any such person connected with the registrant or any of its parent or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

FINANCIAL INFORMATION

Consolidated Financial Statements

Our audited consolidated financial statements and other financial information are set forth on pages F-1 to F-49 of our annual report on Form 20-F for the year ended December 31, 2009.

Legal Proceedings

There are currently no material proceedings in which any director, senior manager, or affiliate is adverse to the Company or has an adverse material interest. There are no pending, or, to the Knowledge of the Company, threatened legal proceedings, which, if adversely determined, might reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or results of operations of the Company.

Dividend Policy

To date, the Company, a Bermuda company formed in 1996, has not paid any dividends. While the Company has no present intention to pay dividends, should it decide in the future to do so, as a holding company the Company’s ability to pay dividends, as well as to meet its other obligations, will depend upon the amount of distributions, if any, received from the Company’s operating subsidiaries and other holdings and investments. The Company’s operating subsidiaries and other holdings and investments, from time to time, may be subject to restrictions on their ability to make distributions to the Company, including as a result of restrictive covenants contained in loan agreements, restrictions on the conversion of local currency earnings into U.S. dollars or other hard currency and other regulatory restrictions. The foregoing restrictions may also affect the Company’s ability to fund operations of one subsidiary with dividends and other payments received from another subsidiary.

Significant Changes

There have been no material or significant changes in the Company’s affairs since the end of the fiscal year ended December 31, 2009 that have not been described in this Prospectus.

THE OFFER AND LISTING

Offer and Listing Details

The Common Shares are being offered for sale by the selling shareholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this Offering. These prices will fluctuate based on the demand for the shares and other factors, including general market conditions.

Historical Trading Information

From March 26, 1997 through December 31, 2001, the Company’s Common Shares were listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “AWC.” Prior to such listing, there was no public market for the Company’s equity securities.

The Company’s Common Shares were subsequently delisted from the NYSE in the first quarter of 2002 and were traded on the Over-the-Counter Bulletin Board (the “OTC BB”), which is an electronic quotation service for trading of shares of over-the-counter securities among market makers who are members of FINRA (the Financial Industry Regulatory Authority). The Company was not in a position to make the filing of its 2004 annual report on a timely basis. After the expiration of an automatic grace period, on August 29, 2005 the OTC BB delisted the Company for failure to remain current in the filing of its periodic reports. The Company relisted on the OTC BB in April 2008 under the symbol “AWRCF.” Until that relisting on the OTC BB, the Common Shares were traded on the Pink Sheets. See the risk factor entitled “Potential Illiquidity of Common Shares.” The Common Shares are not listed on any other exchanges or otherwise publicly traded within or outside the United States. The Company currently intends to apply for a listing on the NYSE Amex Exchange (formerly known as the American Stock

Exchange), as soon as practicable, although the Company cannot provide any assurance that its application will be approved or that its efforts to list its common shares on any national exchange will be successful.

The high and low sales price for Common Shares on the OTC BB (until August 2005), on the Pink Sheets (from August 2005 until April 2008), and again on the OTC BB (since April 2008) for each period specified are as follows:

	Price per Share ($)
	High	Low

Five most recent full financial years:
2005	4.75	1.20
2006	3.20	0.80
2007	7.19	2.50
2008	6.45	0.80
2009	3.39	0.50

	Price per Share ($)
	High	Low

Two most recent full financial years:
2008
First Quarter	6.10	4.55
Second Quarter	6.45	5.50
Third Quarter	5.50	2.65
Fourth Quarter	5.10	0.80
2009
First Quarter	1.50	0.50
Second Quarter	1.98	0.90
Third Quarter	2.90	1.45
Fourth Quarter	3.39	2.15
2010
First Quarter	3.00	2.25
Second Quarter	3.25	2.50
Most recent six months:
March 2010	3.00	2.55
April 2010	3.00	2.55
May 2010	3.00	2.46
June 2010	3.25	2.50
July 2010	3.55	3.06
August 2010	4.49	3.55

Plan of Distribution

This prospectus relates to the offer and sale of Common Shares by the selling shareholders named herein. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this Prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby by the selling shareholders which will be borne by the selling shareholders. Sales of the securities offered hereby may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the OTC BB at prevailing market prices, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their respective securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the securities offered hereby by the selling shareholders.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the Common Shares owned by it and offered by this Prospectus and, if such selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling shareholders to include the pledgee, transferee or other successor-in-interest as a selling shareholder under this Prospectus. A selling shareholder also may transfer the Common Shares in other circumstances, in which case the donees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Prospectus and may sell the Common Shares from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of shareholders to include the donee, transferee, pledgee or other successor-in-interest as a selling shareholder under this Prospectus. Upon our being notified by a selling shareholder that a pledgee or donee intends to sell Common Shares, a supplement to this Prospectus will be filed. As used herein, “selling shareholders” includes any such pledgees, donees, transferees or other successors-in-interests selling Common Shares received after the date of this Prospectus from the named selling shareholders and, unless otherwise permitted pursuant to the Securities Act, named in the list of selling shareholders included in an amendment to this Prospectus filed under Rule 424(b)(3) or other applicable provisions of the Securities Act.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus, as amended or supplemented to reflect such transaction.

The selling shareholders may effect these transactions by selling the securities offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of the securities offered hereby might be deemed to be “underwriters” within the meaning of Section 2 (11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to their sales in the market.

The selling shareholders also may resell all or a portion of the securities offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the criteria set forth in Rule 144 are fulfilled and complied with.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling shareholder and of the participating broker-dealer(s);

•	the number and type of securities involved;

•	the initial price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

•	other facts material to the transaction.

To the extent required, we will use our best efforts to file one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information.

Selling Shareholders

Beneficial Ownership and Other Information

•	the name and address of the selling shareholders;

•	the number of Common Shares beneficially owned as of August 31, 2010;

•	the percentage of outstanding Common Shares beneficially owned as of August 31, 2010;

•	the number of Common Shares being offered under this Prospectus;

•	the number of Common Shares that the selling shareholders will beneficially own assuming the sale of all of the Common Shares offered by this Prospectus; and

•	the percentage of our outstanding Common Shares that the selling shareholders will beneficially own assuming the sale of all of the Common Shares offered by this Prospectus.

The selling shareholders may sell all, some or none of their respective shares in this Offering.

Securities Beneficially
	Securities Beneficially	Securities	Owned upon
Name and Address	Owned as of August 31, 2010	Being Offered	Completion of Offering

Pacific Electric Wire & Cable Company Limited (1) No. 95, Section 2 Dunhua South Road Taipei, 106 Taiwan, Republic of China	9,075,354 Common Shares (65.6% of the total issued and outstanding Common Shares)	1,410,739 Common Shares (10.2% of the total issued and outstanding Common Shares)	7,664,615 Common Shares (55.4% of the total issued and outstanding Common Shares)
SOF Investments, L.P.(2) 645 Fifth Avenue, 21st Floor New York, New York 10022	1,355,415 Common Shares (9.8% of the total issued and outstanding Common Shares)	1,355,415 Common Shares (9.8% of the total issued and outstanding Common Shares)	None

(1)	PEWC owns 1,410,739 shares directly and owns its remaining shares indirectly, as a result of PEWC’s control of its direct wholly-owned subsidiary, Moon View Ventures Limited, a British Virgin Islands company, which beneficially owns 7,007,948 Common Shares, and as a result of PEWC’s control of its indirect wholly-owned subsidiary, Pacific Holdings Group, a Nevada corporation, which beneficially owns 656,667 Common Shares.

(2)	MSD Capital, L.P. (“MSD Capital”) is the general partner of SOF and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by SOF. MSD Capital Management LLC is the general partner of MSD Capital and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital Management. Each of Messrs. Fuhrman, Phelan and Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

SOF acquired 2,766,154 Common Shares of the Company from Sino-JP Fund Co., Ltd. on June 28, 2007 in consideration for a purchase price of $11,756,154.50. On that same day, the Company entered into a shareholders agreement with SOF and PEWC. On March 27, 2009, SOF sold 1,410,739 Common Shares, constituting 51% of the Common Shares held by it, to PEWC in consideration for a purchase price of $6,557,149. On that same day, the Company entered into the Amended and Restated Shareholders Agreement, which is further detailed in the “Material Contracts” section of this Prospectus.

Each of SOF and PEWC may be considered an “underwriter” within the meaning of the Securities Act. Each of SOF and PEWC has informed the Company that it is not a registered broker-dealer and that it is not an affiliate of a registered broker-dealer.

Dilution

The Common Shares to be sold by the selling shareholders are Common Shares that are currently issued and outstanding. Accordingly, there will be no dilution to the existing shareholders.

Expenses of the Issue

All expenses of this Prospectus and the registration statement of which this Prospectus forms a part, including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Common Shares will be borne by the selling shareholders, the purchasers participating in such transaction, or both. We have incurred, or will incur, the following estimated expenses in connection with the sale of the securities covered by this Prospectus:

SEC registration fee	$500
Accounting fees and expenses	$50,000
Legal fees and expenses	$400,000
Printing fees and expenses	$55,000
Blue sky fees	$5,000
Miscellaneous	$1,000

Total	$511,500

ADDITIONAL INFORMATION

Share Capital

On September 8, 2008, our shareholders approved an increase to our authorized share capital from 20,000,000 Common Shares, par value $0.01 per share, to 50,000,000 Common Shares, par value $0.01 per share. As of December 31, 2008 and as of the date of the filing of this Prospectus, there were and are 13,830,769 Common Shares issued and outstanding. No capital of the Company is under option or agreed conditionally or unconditionally to be put under option. The stock option plan established by the Company in 1996 prior to its initial public offering was terminated by the Board of Directors in 2006. No options were ever exercised and no Common Shares were ever issued under that terminated stock option plan.

Memorandum of Association and Bye-laws

General

For a detailed description of the Company’s principal activities, see Section 4.1: “History and Development of the Business.” On September 7, 2007, the Company’s Bye-Laws were amended to delete provisions providing for a classified Board of Directors and to allow the shareholders to set the number of directors. At the annual general meeting held on September 7, 2007, the shareholders provided that the Board shall consist of up to ten (10) directors of a single class. Pursuant to the Company’s Bye-laws, each director has one vote on all matters put to the Board, and a quorum shall consist of a majority of the members of the Board of Directors then in office. The Company’s Bye-laws, as so amended, were filed with the annual report of the Company on Form 20-F for the fiscal year ended December 31, 2004. The Company’s Bye-Laws were further amended on September 8, 2008 to increase the authorized share capital. The Company’s Bye-laws, as so further amended, were filed on February 18, 2009 as Exhibit 3.2 to Amendment No. 4 to the Company’s registration statement on Form F-1 filed on February 18, 2009.

Description of Shareholder Rights Attaching to Our Common Shares

The Company was incorporated in Bermuda on September 19, 1996 under the Companies Act. The rights of our shareholders are governed by Bermuda law and our memorandum of association and Bye-laws.

The following discussion of our Common Shares and the laws governing the rights of our shareholders is based upon the advice of Appleby, our Bermuda counsel.

Our authorized share capital as of August 31, 2010 was $500,000 consisting of 50,000,000 Common Shares, par value $0.01 per share, of which, as of August 31, 2010 and as of the date of the filing of this Prospectus, there were and are 13,830,769 Common Shares issued and outstanding.

•	Holders of the Common Shares have no preemptive, redemption, conversion or sinking fund rights.

•	Holders of the Common Shares are entitled to one vote per share on all matters submitted to a poll vote of holders of Common Shares and do not have any cumulative voting rights.

•	In the event of our liquidation, dissolution or winding-up and subject to any alternative resolution that may be pursued by our shareholders, the holders of Common Shares are entitled to share ratably in our assets, if any, remaining after the payment of all our debts and liabilities.

•	Our outstanding Common Shares are fully paid and nonassessable.

•	Additional authorized but unissued Common Shares may be issued by the Board without the approval of the shareholders.

The holders of Common Shares will receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available for such purposes. We may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that:

•	we are, or after the payment would be, unable to pay our liabilities as they become due; or

•	the realizable value of our assets after such payment or distribution would be less than the aggregate amount of our liabilities and our issued share capital and share premium accounts.

The following is a summary of provisions of Bermuda law and our organizational documents, including our memorandum of association and Bye-laws. We refer you to our memorandum of association and Bye-laws, copies of which have been filed with the SEC. You are urged to read these documents in their entirety for a complete understanding of the terms thereof.

Share Capital

Our authorized capital consists of one class of Common Shares. Under our Bye-laws, our Board of Directors has the power to issue any authorized and unissued shares on such terms and conditions as it may determine. Any shares or class of shares may be issued with such preferred, deferred, qualified or other special rights or any restrictions with regard to such matters, whether in regard to dividend, voting, return of capital or otherwise, as we may from time to time by resolution of the shareholders prescribe, or in the absence of such shareholder direction, as the Board of Directors may determine. This provision in the Bye-laws could be used to prevent a takeover attempt, or to make a takeover attempt prohibitively expensive, and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

Voting Rights

Generally, under Bermuda law and our Bye-laws, questions brought before a general meeting are decided by a simple majority vote of shareholders present or represented by proxy, with no provision for cumulative voting. Matters will be decided by way of votes cast by way of show of hands unless a poll is demanded.

If a poll is demanded, each shareholder who is entitled to vote and who is present in person or by proxy has one vote for each Common Share entitled to vote on such question. A poll may only be demanded under the Bye-laws by:

•	the chairman of the meeting;

•	at least three shareholders present in person or by proxy;

•	any shareholder or shareholders present in person or by proxy and holding between them not less than one-tenth of the total voting rights of all shareholders having voting rights; or

•	a shareholder or shareholders present in person or represented by proxy holding Common Shares conferring the right to vote on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Common Shares.

Unless the Board of Directors otherwise determines, no shareholder shall be entitled to vote at any general meeting unless all calls or other sums presently payable by that shareholder in respect of all shares held by such shareholder have been paid.

Dividend Rights

Under Bermuda law, a company may declare and pay dividends unless there are reasonable grounds for believing that the company is, or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

Under our Bye-laws, the Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests. With the sanction of a shareholders resolution, the Board of Directors may determine that any dividend may be paid in cash or by distribution of specific assets, including paid-up shares or debentures of any other company. The Board of Directors may also pay any fixed cash dividend which is payable on any of our Common Shares half-yearly or on other dates, whenever our position, in the opinion of the Board of Directors, justifies such payment.

Dividends, if any, on our Common Shares will be at the discretion of our Board of Directors, and will depend on our future operations and earnings, capital requirements, surplus and general financial condition as our Board of Directors may deem relevant.

Purchases by the Company of its own Common Shares

Under Bermuda law and as authorized by the Company’s memorandum of association, we may purchase our own Common Shares out of the capital paid up on the Common Shares in question or out of funds that would otherwise be available for dividend or distribution or out of the proceeds of a fresh issue of Common Shares made for the purposes of the purchase. We may not purchase our shares if, on the date on which the purchase is to be effected, there are reasonable grounds for believing that the Company is, or after the purchase would be, unable to pay its liabilities as they become due.

However, to the extent that any premium is payable on the purchase, the premium must be provided out of the funds of the Company that would otherwise be available for dividend or distribution or out of the Company’s share premium account. Any Common Shares purchased by the Company are treated as cancelled and the amount of the Company’s issued capital is diminished by the nominal value of the shares accordingly but shall not be taken as reducing the amount of the Company’s authorized share capital.

Preemptive Rights

Our Bye-laws generally do not provide the holders of our Common Shares preemptive rights in relation to any issues of Common Shares by us or any transfer of our shares.

However, the Company has in the Amended and Restated Shareholders Agreement granted to SOF preemptive rights in the event of any issuance of additional equity securities (or securities convertible into or exchangeable for equity securities) by the Company, such that SOF may subscribe for additional securities in order to maintain its then percentage ownership interest in the issued and outstanding equity securities of the Company. See the risk factor entitled “Obligations under Shareholders Agreement.”

Variation of Rights

We may issue more than one class of shares and more than one series of shares in each class. The rights attached to any class of shares may be altered or abrogated either:

•	with the consent in writing of the holders of more than fifty percent of the issued shares of that class; or

•	pursuant to a resolution of the holders of such shares.

The Bye-laws provide that the necessary quorum shall be two or more persons present in person or by proxy holding shares of the relevant class. The Bye-laws specify that the creation or issuance of shares ranking pari passu with existing shares will not, subject to any statement to the contrary in the terms of issuance of those shares or rights attached to those shares, vary the special rights attached to existing shares.

Transfer of Common Shares

Subject to the “Transfer Restrictions” section below, a shareholder may transfer title to all or any of his shares by completing an instrument of transfer in the usual common form or in such other form as the Board of Directors may approve. The form of transfer is required to be signed by or on behalf of the transferor and also the transferee where any share is not fully paid. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the Register of Members.

Transfer Restrictions

The Board of Directors may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully paid share. The Board of Directors may also refuse to register an instrument of transfer of a share unless the instrument of transfer:

•	is duly stamped, if required by law, and lodged with us;

•	is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as the Board of Directors shall reasonably require;

•	is in respect of one class of shares; and

•	has obtained, where applicable, permission of the Bermuda Monetary Authority.

Our Common Shares are no longer listed on an “appointed stock exchange” and, therefore, do not qualify for a “blanket” authorization for free transferability from the Bermuda Monetary Authority for all transfers of our Common Shares between persons who are not resident in Bermuda for exchange control purposes. The Bermuda Monetary Authority has informed us that it has no objection to the continued free transferability of our Common Shares on the same basis as when the Company was listed on the NYSE, except that the Bermuda Monetary

Authority has requested it be informed of any shareholders holding five percent or more of the Common Shares in issue or any proposals to transfer five percent or more of the issued and outstanding Common Shares.

The Company, together with PEWC and SOF Investments, L.P., entered into a shareholders agreement dated as of June 28, 2007 (the “Shareholders Agreement”) which provides, among other things, for certain transfer restrictions, notice requirements and tag-along rights in the event PEWC wishes to transfer any of its Common Shares in certain types of transactions. The Shareholders Agreement was amended and restated on March 27, 2009 (the “Amended and Restated Shareholders Agreement”) in connection with the sale by SOF to PEWC of 51% of the Common Shares held by SOF. The Amended and Restated Shareholders Agreement is binding only upon the three parties to that agreement. Under the Amended and Restated Shareholders Agreement, the Company has been granted an extension until February 2011 to achieve a listing of the Common Shares on a national Securities Market and SOF has maintained its right to sell its remaining Common Shares to PEWC in the event the Company is not able to achieve that national listing. See Section 4.3: “Certain Recent Events.”

Transmission of Shares

In the event of the death of a shareholder, the survivor or survivors, where the deceased shareholder was a joint holder, and the estate representative, where the deceased shareholder was sole holder, shall be the only persons recognized by us as having any title to the shares of the deceased. “Estate representative” means the person to whom probate or letters of administration has or have been granted in Bermuda, or failing any such person, such other person as the Board of Directors may in its absolute discretion determine to be the person recognized by us for this purpose.

Disclosure of Interests

Under the Companies Act, a director who has an interest in a material contract or a proposed material contract, or a 10% or more interest (directly or indirectly) in an entity that is interested in a contract or proposed contract or arrangement with us, is obligated to declare the nature of such interest at the first opportunity at a meeting of the Board of Directors, or by writing to the Board of Directors. If the director has complied with the relevant sections of the Companies Act and the Bye-laws with respect to the disclosure of his interest, the director may vote at a meeting of the Board of Directors or a committee thereof on a contract, transaction or arrangement in which that director is interested, in which case his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present.

Rights in Liquidation

Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock, the proceeds of such liquidation, dissolution or winding-up are distributed among the holders of shares in accordance with a company’s bye-laws.

Under our Bye-laws, if we are wound up, the liquidator may, pursuant to a resolution of the shareholders and any approval required by the Companies Act, divide among the shareholders in cash or other assets the whole or part of our assets, whether such assets shall consist of property of the same kind or not, and may for such purposes set such values as such liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting per calendar year. The directors of a company, notwithstanding anything in such company’s bye-laws, shall, on the requisition of the shareholders holding at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of the company carrying the right of vote, duly convene a special general meeting. Our Bye-laws provide that the Board of Directors may, whenever it thinks fit, convene a special general meeting.

Bermuda law requires that shareholders be given at least five days’ notice of a meeting of the Company. Our Bye-laws extend this period to provide that not less than 20 days’ written notice of a general meeting must be given to those shareholders entitled to receive such notice. The accidental omission to give notice to or nonreceipt of a notice of a meeting by any person does not invalidate the proceedings of a meeting.

Our Bye-laws state that no business can be transacted at a general meeting unless a quorum of at least two shareholders representing a majority of the issued shares of the Company are present in person or by proxy and entitled to vote.

Under our Bye-laws, notice to any shareholders may be delivered either personally or by sending it through the post, by airmail where applicable, in a pre-paid letter addressed to the shareholder at his address as appearing in the share register or by delivering it to, or leaving it at, such registered address. Any notice sent by post shall be deemed to have been served seven (7) days after dispatch. A notice of a general meeting is deemed to be duly given to the shareholder if it is sent to him by cable, telex or telecopier or other mode of representing or reproducing words in a legible and non-transitory form and such notice shall be deemed to have been served twenty-four (24) hours after its dispatch.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have the right to inspect the public documents of a company available at the office of the Bermuda Registrar of Companies. These documents include the memorandum of association and any amendment to the memorandum of association.

Under Bermuda law, the minutes of shareholder meetings will be open for inspection by any shareholder or director without charge for not less than two hours during business hours each day, subject to any reasonable restrictions that we may impose. The shareholders shall be entitled to receive a copy of every balance sheet and statement of income and expenditure before a general meeting as required under the Bye-laws.

Under our Bye-laws, the register of shareholders of the Company is required to be open for inspection between 10:00 a.m. and 12:00 noon each working day without charge to members of the general public. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We have established a branch register with our transfer agent, Computershare Limited, which is based in Jersey City, New Jersey.

Under Bermuda law, a company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Under our Bye-laws, the register of directors and officers is available for inspection by the public between 10:00 a.m. and 12:00 noon every working day.

Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records, except for the Bye-laws of the Company.

Election or Removal of Directors

The Bye-laws provide that the number of directors will be such number, not less than two, as our shareholders by resolution may from time to time determine. A director will serve until re-elected or his successor is appointed at the next annual general meeting, or as otherwise set out in the Bye-Laws, or his prior removal in the manner provided by the Companies Act or the Bye-laws. There is no requirement under Bermuda law, the Company’s memorandum of association or its Bye-laws that a majority of the Company’s directors be independent.

At the annual general meeting held on September 7, 2007, the Company further amended its Bye-laws to delete the provisions establishing a classified Board. The amendment to the Bye-laws established that the number of directors would be set by the shareholders, with each director having one vote on all matters submitted to the Board. At that meeting, eight members of the Board of Directors were elected, with two seats then reserved as casual vacancies and subsequently filled by the Board. At the annual general meeting held on September 3, 2010, nine directors were re-elected. There currently exists one casual vacancy on the Board of Directors, which the Directors now in office are authorized to fill if they so choose.

The shareholders may by resolution determine that one or more vacancies in the Board of Directors shall be deemed casual vacancies for the purposes of the Bye-laws. The Board, so long as a quorum of directors remains in office, shall have the power at any time and from time to time to appoint any individual to be a director so as to fill a casual vacancy. The shareholders may approve the appointment of alternate directors or may authorize the Board to appoint them. Directors may also appoint and remove their own alternates.

We may, in a special general meeting called for this purpose, remove a director, provided notice of such meeting is served upon the director concerned not less than fourteen days before the meeting and he shall be entitled to be heard at that meeting.

The office of a director will be vacated in the event of any of the following:

•	if he resigns his office by notice in writing to be delivered to our registered office or tendered at a meeting of the Board of Directors;

•	if he becomes of unsound mind or a patient for any purpose under any statute or applicable law relating to mental health and the Board of Directors resolves that his office is vacated;

•	if he becomes bankrupt or enters into a general settlement with his creditors;

•	if he is prohibited by law from being a director; or

•	if he ceases to be a director by virtue of the Companies Act or is removed from office pursuant to the Bye-laws.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by resolution passed at a general meeting of which due notice has been given. An amendment to a memorandum of association does not require the consent of the Minister of Finance save for specific circumstances, for example, the adopting of any authority to carry on restricted business activities.

Under Bermuda law, the holders of:

•	an aggregate of not less than twenty percent in par value of a company’s issued share capital or any class thereof; or

•	not less in the aggregate than twenty percent of the company’s debentures are entitled to object to amendments to its memorandum of association;

have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association.

Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Supreme Court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution amending the memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose.

Our Bye-laws may be amended in the manner provided for in the Companies Act, which provides that the directors may amend the Bye-laws, provided that any such amendment shall be effective only to the extent approved by the shareholders.

Merger or Consolidation (Amalgamation)

The Companies Act provides that, subject to the terms of a company’s bye-laws, the merger or consolidation of a Bermuda company with another company (referred to as an “amalgamation” under Bermuda law) requires an amalgamation agreement which must be approved by the board of directors and at a meeting of the shareholders by seventy-five percent of the shareholders present and entitled to vote at such meeting in respect of which the quorum shall be two persons holding or representing by proxy more than one-third of the issued shares of the company.

These provisions do not apply where a holding company is amalgamating with one or more of its wholly-owned subsidiaries or where two or more wholly-owned companies of the same holding company are amalgamating.

Under Bermuda law, in the event of an amalgamation of a Bermuda company, a shareholder who did not vote in favor of the transaction and who is not satisfied that fair value has been offered for the shares, may apply to a Bermuda court within one month of notice of the meeting of shareholders to appraise the fair value of those shares.

Class Actions and Derivative Actions

Class actions, as they are commonly understood in the United States, are not available to shareholders under Bermuda law. Derivative actions are generally only available to shareholders under Bermuda law in very limited circumstances. A shareholder may commence an action in the name of a company to remedy a wrong done to the company where the wrongdoers are in control of the company and the act complained of is of a fraudulent character, oppressive, beyond the corporate power of the company, illegal or would have required the approval of a greater percentage of the company’s shareholders than those that actually approved it. A shareholder may not commence such an action where the wrong complained of is capable of ratification by the company in a general meeting by ordinary resolution.

When one or more shareholders believes the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interest of some of the shareholders, a Bermuda court, upon petition, may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company, and in the case of a purchase of the shares by the company, for the reduction accordingly of the company’s capital or otherwise.

Registrar or Transfer Agent

Our branch transfer agent and registrar is Computershare Limited, located at 525 Washington Boulevard, Jersey City, New Jersey 07310. In addition to a register held by our branch transfer agent, a register of holders of the shares is maintained by the principal registrar and transfer agent, Appleby Management (Bermuda) Ltd. in Bermuda located at Argyle House, 41A Cedar Avenue, Hamilton HM 12, Bermuda.

Personal Liability of Directors and Indemnity

The Companies Act requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from liability, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Every director, officer and committee member shall be indemnified out of our funds against all civil liabilities, loss, damage or expense including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the Bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Exchange Controls

We have been designated by the Bermuda Monetary Authority as a non-resident under the Exchange Control Act of 1972 (the “Exchange Control Act”). This designation allows us to engage in transactions in currencies other than the Bermuda dollar.

The transfer of Common Shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of Common Shares to such persons may be effected without specific consent under the Exchange Control Act and regulations thereunder, provided that the Bermuda Monetary Authority is promptly notified of all instances in which the Company becomes aware that a new shareholder has obtained five percent or more of the Company’s shares.

Notwithstanding the recording of any special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any estate or trust.

We will take no notice of any trust applicable to any of our Common Shares whether or not we had notice of such trust.

As an “exempted company,” we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians. However, as an exempted company we may not participate in certain designated business transactions, which we do not consider relevant to our present or planned business activities.

Material Contracts

Composite Services Agreement

The Company engages in transactions in the ordinary course of business with PEWC, including the purchase of certain raw materials and the distribution of PEWC products in various countries in the Asia Pacific region. The Company and PEWC are parties to a composite services agreement dated November 7, 1996 (the “Composite Services Agreement” or the “CSA”), which the Company has renewed annually, at its option. The Composite Services Agreement contains provisions that define the relationship and the conduct of the respective businesses of the Company and PEWC and confers certain preferential benefits on the Company. In 2009, and in the first six months of 2010, there have been no material changes to the CSA between APWC and PEWC. Pursuant to the Composite Services Agreement:

•	PEWC agrees to (a) sell copper rod to the Company, upon the Company’s request, (i) at a price consisting of the spot price of copper on the LME plus an agreed upon premium and (ii) at prices and on terms at least as favorable as PEWC provides copper rod to other purchasers of similar amounts of copper rod in the same markets, and (b) give priority in the supply of copper rod to the Company over other purchasers of copper rod from PEWC.

•	The Company has the right to distribute any wire or cable product manufactured by PEWC in all markets in which the Company presently distributes or develops the capability to distribute in the future such products on such terms as have historically been in effect or on terms at least as favorable as PEWC grants to third parties that distribute such products in such markets. However, PEWC is not required to grant to the Company the right to distribute products manufactured by PEWC in the future in markets where the Company does not currently have the capability to distribute unless and until PEWC has no pre-existing contractual rights which would conflict with the grant of such right to the Company.

•	Each of PEWC and the Company will notify the other party prior to entering into any negotiations with a third party concerning the establishment of any facility or similar venture to manufacture or distribute any wire or cable product outside of the markets where the Company currently manufactures or distributes, or intends to develop the capability to manufacture or distribute, any wire or cable product. Unless the Company and PEWC mutually agree otherwise, the Company has the right of first refusal to enter into any definitive agreement with such third party. If, however, such third party would not agree to the substitution of the Company for PEWC or such substitution would prevent the successful completion of the facility or venture, PEWC has agreed to arrange for the Company to participate to the extent possible.

•	PEWC agrees to make available to the Company, upon the Company’s request and on terms to be mutually agreed between PEWC and the Company from time to time, certain services with respect to the design and manufacture of wire and cable products, computerization, inventory control, purchasing, internal auditing, quality control, emergency back-up services, and recruitment and training of personnel; such services may include the training of the Company’s employees and managers at PEWC facilities and the secondment of PEWC employees and managers to the Company.

•	Without the consent of the Company, PEWC will not compete with respect to the manufacture or distribution of wire and cable products in any market in which the Company is manufacturing or has taken significant steps to commence manufacturing.

•	For purposes of the Composite Services Agreement, each province in China is considered the equivalent of a country.

To the extent that transactions occur in the future between the Company and PEWC or affiliates of PEWC other than under the Composite Services Agreement, such transactions will be entered into on an arm’s length basis on terms no less favorable than those available from unaffiliated third parties.

Indemnification Agreement

The Company and PEWC are parties to an indemnification agreement dated November 6, 1996 (the “Indemnification Agreement”), pursuant to which PEWC agreed to indemnify the Company (including the Company’s directors, officers, employees and agents) against any cost, expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted by any third party as a result of certain actions taken or failed to be taken by PEWC or its subsidiaries (other than the Company) prior to March 1997 with respect to Sigma Cable, Sino-Sin Trading Co. Ltd., APEC, Siam Pacific, Siam Pacific Holding Company, Pacific Thai, Charoong Thai and NPC, following the exercise by the Company of its option to purchase, directly or indirectly, each of them (collectively, the “Transferred Businesses”). PEWC has a duty to indemnify the Company if such cost, expense, loss, liability or damage arises out of claims resulting from the actions or inactions of PEWC or its subsidiaries, with respect to the Transferred Businesses, to the extent such action or failure to act was not in compliance with applicable laws and regulations or obligations to third parties and, with respect to Charoong Thai, is limited to situations of which PEWC had knowledge.

Amended and Restated Shareholders Agreement

In connection with the acquisition by SOF of all of the Common Shares previously held by Sino-JP, the Company, PEWC and SOF entered into a shareholders agreement dated as of June 28, 2007 (the “Shareholders Agreement”), pursuant to which the Company granted to SOF certain rights and protections. Under the Shareholders Agreement, the Company agreed to indemnify SOF, and its partners and certain of its affiliates (the “SOF Indemnified Persons”), for any additional taxes, interest, penalties and other costs that might be imposed upon or incurred by the SOF Indemnified Persons in the event that the Company is determined by the Internal Revenue Service (the “IRS”) to be a “controlled foreign corporation” (a “CFC”) or a “passive foreign investment company” (a “PFIC”) as such terms are interpreted and defined under IRS rules or regulations. In addition, under the Shareholders Agreement, the Company granted to SOF certain registration rights with respect to the Common Shares owned by it, including the undertaking by the Company to prepare and file a shelf registration statement of which this Prospectus is a part, and the further right of SOF to exercise two demand registration rights with regard to its Common Shares and to further exercise certain piggyback registration rights in connection with its Common Shares. The Shareholders Agreement was amended and restated on March 27, 2009 (the “Amended and Restated Shareholders Agreement”) in connection with the sale by SOF to PEWC of 51% of the Common Shares held by SOF. See Item 7: “Major Shareholders and Related Party Transactions.”

Environmental Matters

The Company is subject to a variety of laws and regulations covering the storage, handling, emission and discharge of materials into the environment. The Company believes that all of its operations are in compliance with, and in certain circumstances exceed, all applicable environmental laws and regulations. The Company has not been subject to any legal, regulatory or other action alleging violations or breaches of environmental standards. While it is difficult to estimate future environmental compliance costs and potential liabilities, if any, accurately, the Company does not currently anticipate any material adverse effect on its consolidated results of operations, financial position or cash flows as a result of compliance with these laws.

Insurance

The Company maintains insurance policies covering certain buildings, machinery and equipment against specified amounts of damage or loss caused by fire, flooding, other natural disasters and burglary and theft. The Company does not carry insurance for consequential loss arising from business interruptions or political disturbances and does not carry product liability insurance. The Company believes that it maintains insurance coverage commensurate with the nature of and risks associated with its business.

Credit Support

PEWC has provided credit support to the Company and its subsidiaries through the provision of direct loans, credit terms in inter-company trade balances between PEWC and the operating subsidiaries and corporate guarantees for trade and credit facilities from banks and financial institutions for the purposes of financing working capital, capital expenditures, acquisitions and expansion programs. There can be no assurance that PEWC will provide support in the future.

Taxation

The following is a summary of the material tax consequences of the acquisition, ownership and disposition of Common Shares based on the tax laws of the United States and Bermuda, subject to the assumptions, qualifications and limitations in our discussion below. The summary considers laws existing as applied at the date of this Prospectus, but no representation is made or intended by the Company (i) that changes in such laws or their application or interpretation will not be made in the future; or (ii) that the U.S. Internal Revenue Service (the “IRS”) will agree with the interpretation described below. The summary does not discuss the taxation of any country other than the United States and Bermuda, and does not discuss state and/or local taxation within the United States. Persons interested in purchasing the Common Shares should consult with their own tax advisors with respect to the tax consequences, including the income tax consequences, if any, to them of the purchase, holding, redemption, sale or transfer of the Common Shares.

The following summary is not intended as a substitute for careful tax planning. The effect of existing income tax laws and of proposed changes in income tax laws on investors will vary with the particular circumstances of each investor. Accordingly, each prospective investor must consult with and rely solely on the prospective investor’s professional tax advisers with respect to the tax results of the prospective investor’s investment in the Company. In no event will the Company, its respective affiliates, counsel or other professional advisers be liable to any investor for any federal, state, local, or other tax consequences of an investment in the Company, whether or not such consequences are as described below.

United States Taxation

The following is a summary of material United States federal income tax consequences of the acquisition, ownership and disposition of Common Shares by a U.S. Holder (as defined below) and a Non-U.S. Holder (as defined below), in each case, subject to the assumptions, qualifications and limitations in our discussion below. Such summary is subject to changes in United States law, including changes that could have retroactive effect. The summary does not purport to be a comprehensive description of all possible tax considerations that may be relevant to a decision to purchase Common Shares. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (the “Treasury”) (including temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as in effect on the date of this Prospectus and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The discussion does not address all of the tax consequences that may be relevant to a particular investor or to investors subject to special treatment under the Code, such as dealers in stocks, securities, or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, real estate investment trusts, regulated investment companies, qualified retirement plans, individual retirement accounts, and other tax deferred accounts, expatriates of the United States, persons subject to the alternative minimum tax, persons holding shares as part of a hedging or conversion transaction or a straddle, or other integrated transaction, persons who acquired Common Shares pursuant to the exercise of any employee stock option or otherwise as compensation for services, or persons whose functional currency is not the United States dollar or who own (directly, indirectly or by attribution) 10% or more of the stock of the Company. This discussion is limited to investors who hold their shares as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. Counsel to the Company has not rendered any legal opinion regarding any tax consequences relating to the Company or an investment in the Company. Prospective investors should consult their own tax advisors as to the federal income tax consequences of acquiring, holding, and disposing of Common Shares, as well as the effects of state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Common Shares that is (i) a citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state (or the District of Columbia), (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust; or (v) a trust which was in existence on August 20, 1996 and properly elected to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of Common Shares that is not a U.S. Holder (other than an entity treated as a partnership or other flow-through entity and its beneficial owners). The United States federal income tax treatment of a partner or other beneficial owner in a partnership or other flow-through entity generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships (including beneficial owners of pass-through entities and such entities themselves) should consult their own tax advisors as to the particular United States federal income tax consequences applicable to them.

U.S. Federal Income Taxation of the Company

The Company expects that it will be treated as a foreign corporation for U.S. federal income tax purposes, and it will make no elections to the contrary. As a foreign corporation, subject to the rules discussed below, the income, gains, losses, deductions and expenses of the Company will not be passed through to the investors, and all distributions by the Company to the investors will be treated as dividends, return of capital, and/or capital gains.

The Company currently does not conduct activities in the United States and expects that it will continue to conduct activities in a manner so as not to constitute the conduct of a trade or business in the United States or, invest in securities the income from which is treated, for U.S. federal income tax purposes, as arising from a U.S. trade or business. As a result, the income of the Company generally should not be subject to U.S. federal income tax on a net income basis. However, gains realized from certain investments in United States real property interests by foreign persons, such as the Company, may be subject to U.S. federal income tax on a net basis, withholding tax and a branch profits tax. Debt instruments with an equity component linked to a United States real property interest and stock in certain United States corporations holding significant United States real property interests may be considered United States real property interests taxable as described above.

U.S. Federal Income Taxation of U.S. Holders

The discussion in “Taxation of Dividends” and “Taxation of Capital Gains” below assumes that the Company will not be treated as a PFIC for U.S. federal income tax purposes. For a discussion of the rules that apply if the Company is treated as a PFIC, see the discussion in “Passive Foreign Investment Company” below.

Taxation of Dividends

The Company has never declared or paid any cash dividends and does not presently anticipate paying dividends in 2010. A U.S. Holder receiving a distribution with respect to Common Shares generally will be required to include such distribution in gross income (as ordinary income subject to regular, and not reduced, tax rates) on the day received as foreign-source dividend income to the extent such distribution is paid from the Company’s current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends will not be eligible for the dividends received deduction (generally allowed to certain United States corporations in respect of dividends received from United States corporations). U.S. Holders that are corporations and directly own 10% or more of the voting stock of the Company may be entitled to claim a foreign tax credit for United States federal income tax purposes in respect of foreign taxes paid by the Company and certain subsidiaries.

Under U.S. federal income tax laws, for taxable years beginning before January 1, 2011, a dividend paid to an individual U.S. shareholder from either a domestic corporation or a “qualified foreign corporation” is subject to tax at the reduced rates applicable to certain capital gains. A qualified foreign corporation includes certain foreign corporations that are eligible for benefits of a comprehensive income tax treaty with the United States which the Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information program. In addition, a foreign corporation not otherwise treated as a qualified foreign corporation is so treated with respect to any dividend it pays if the stock with respect to which it pays such dividend is readily tradable on an established securities market in the United States.

In the absence of a comprehensive income tax treaty between the United States and Bermuda, the Company will not be treated as a “qualified foreign corporation” under the treaty test. So long as the Company is not a PFIC (as discussed below), dividends paid by the Company to individual shareholders would qualify for these reduced rates if its stock was treated as readily tradable on an established securities market in the United States.

In Notice 2003-71, 2003-2 C.B. 922, the IRS determined that common or ordinary stock, or an American depositary receipt in respect of such stock, is considered readily tradable on an established securities market in the United States if it is listed on a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934 (15 U.S.C. 78f) or on the Nasdaq Stock Market. As stated in the SEC’s Annual Report for 2002, registered national exchanges as of September 30, 2002 include the American Stock Exchange (now known as NYSE Amex Exchange), the Boston Stock Exchange, the Cincinnati Stock Exchange, the Chicago Stock Exchange, the NYSE, the Philadelphia Stock Exchange, and the Pacific Exchange, Inc.

The notice further provided, however, that the Treasury and the IRS were continuing to consider, for subsequent years, the treatment of dividends with respect to stock listed only in a manner that did not meet this definition, such as on the Over-the-Counter Bulletin Board (the “OTC BB”) or on the electronic Pink Sheets. In particular, the notice indicated that the Treasury and the IRS were considering whether or to what extent treatment of stock that was listed only in such manner as “readily tradable on an established securities market in the United States” should be conditioned on the satisfaction of parameters regarding minimum trading volume, minimum number of market makers, maintenance and publication of historical trade or quotation data, issuer reporting requirements under SEC or exchange rules, or issuer disclosure or determinations regarding PFIC status. The IRS has not yet provided further guidance on whether or in what circumstances, a company like the Company, which is traded on the OTC BB, will be treated as a qualified foreign corporation. Should the Company be relisted on a registered national exchange, any dividends paid by the Company should qualify for the reduced rates referred to above.

To the extent any distribution exceeds the current and accumulated earnings and profits of the Company for a taxable year, the distribution will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Common Shares with respect to which the distribution is made, causing a reduction in the adjusted basis of the Common Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Holder on a subsequent disposition of the Common Shares). To the extent such distribution exceeds the U.S. Holder’s adjusted tax basis in the Common Shares, such excess will be treated as capital gain.

Taxation of Capital Gains

A U.S. Holder will recognize taxable gain or loss on any sale, exchange or other disposition of Common Shares (including a liquidation, dissolution or as a result of a non-pro rata redemption of Common Shares that qualified for treatment as a sale or exchange for United States federal income tax purposes) in an amount equal to the difference between the amount realized for the Common Shares and the U.S. Holder’s adjusted tax basis in the Common Shares. Such gain or loss generally will be treated as capital gain or loss and will be long-term capital gain or loss if the Common Shares have been held for more than one year on the date of the sale, exchange or other disposition thereof, and will be short-term capital gain or loss if the Common Shares have been held for one year or less on the date of the sale or exchange thereof. Any gain recognized by a U.S. Holder generally will be treated as United States source income. In general, an individual’s short-term capital gains are taxable as ordinary income and an individual’s long-term capital gains are subject to U.S. federal income tax at preferential rates.

Long-term capital gains of corporations generally are subject to the U.S. federal income tax at a current maximum marginal rate of 35%. Short-term capital gain generally is taxable at ordinary income rates. Although capital gains of corporations currently are taxed at the same rates as ordinary income, the distinction between capital gain and ordinary income or loss is relevant for purposes of, among other things, limitations on the deductibility of capital losses. Corporations may deduct capital losses only to the extent of capital gains and generally may carry back capital losses to each of the preceding three years and carry forward capital losses to each of the succeeding five years. Individuals may deduct capital losses to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate returns) and may carry forward capital losses indefinitely.

Backup Withholding

In general, information reporting requirements may be applicable to dividend payments (or other taxable distributions) made in respect of Common Shares to non-corporate U.S. Holders, and “backup withholding” at the current rate of 28% will apply to such payments (i) if the holder or beneficial owner fails to provide a taxpayer identification number in the manner required by U.S. law and applicable regulations, (ii) if the IRS notifies the payor that the taxpayer identification number furnished by the holder or beneficial owner is incorrect, (iii) if there has been notification from the IRS of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its United States federal income tax returns or (iv) in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. In general, payment of the proceeds from a sale of Common Shares to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the holder or beneficial owner establishes an exemption. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a holder’s tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS. Payment of the proceeds from the sale of Common Shares effected outside the United States by a foreign office of certain United States connected brokers will not be subject to backup withholding tax but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and has no actual knowledge to the contrary, or the beneficial owner otherwise establishes an exemption.

Passive Foreign Investment Company

In general, the Company will be treated as a PFIC for United States federal income tax purposes for any taxable year if either (i) at least 75% of the gross income of the Company is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of the Company’s assets is attributable to assets that produce or are held for the production of passive income. The Company believes, based on its current operations and assets, that it is not a PFIC and does not expect to become a PFIC in the future. This conclusion is a factual determination based on, among other things, a valuation of the Company’s assets, which will likely change from time to time.

If the Company were a PFIC for any taxable year during which a U.S. Holder held Common Shares, the U.S. Holder would be subject to special tax rules with respect to (i) any “excess distribution” by the Company to the U.S. Holder (generally any distribution received by the U.S. Holder in a taxable year that is greater than 125% of the average annual distribution received by the U.S. Holder in the three preceding taxable years, or the U.S. Holder’s holding period for the Common Shares, if shorter) and (ii) any gain realized on the sale or other disposition (including a pledge) of Common Shares.

Under these special tax rules, (i) the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period for the Common Shares, (ii) the amount allocated to the U.S. Holder’s current taxable year and to any period prior to the first taxable year in which the Company was a PFIC would be includible as ordinary income in the U.S. Holder’s current taxable year and (iii) the amount allocated to a prior year during which the Company was a PFIC would be subject to tax at the highest tax rate in effect for that year, and an interest charge would also be imposed with respect to the resulting tax attributable to each such prior year. The interest charge is computed using the applicable rates imposed on underpayments of United States federal income tax for the relevant periods.

The above rules will not apply if a “mark-to-market” election is available and a U.S. Holder validly makes such an election by filing a properly completed IRS Form 8621. If such election were made, a U.S. Holder generally would be required to take into account the difference, if any, between the fair market value and its adjusted tax basis in the Common Shares at the end of each taxable year as ordinary income or ordinary loss (to the extent of any net mark-to-market gains previously included in income). A U.S. Holder’s tax basis in the Common Shares would be adjusted to reflect any such income or loss amount. In addition, any gain from a sale, exchange or other disposition of the Common Shares would be treated as ordinary income, and any loss would be treated as ordinary loss (to the extent of any net mark-to-market gains previously included in income). A mark-to-market election is available to a U.S. Holder only if the Common Shares are considered “marketable stock” for these purposes. Generally, shares of a PFIC will be considered marketable stock if they are “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations.

A class of shares is regularly traded during any calendar year during which such class of shares is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A “qualified exchange” is defined to include a national securities exchange registered with the SEC or certain foreign exchanges. The Common Shares are not currently traded on a national securities exchange or a qualifying foreign exchange. Accordingly, the mark-to-market election under these rules will not currently be available.

The special tax rules described above will also not apply to a U.S. Holder if the U.S. Holder elects to have the Company treated as a “qualified electing fund” (a “QEF election”) and the Company provides certain information to U.S. Holders. If the Company is treated as a PFIC, it will notify the U.S. Holders and provide such holders with the information necessary to make an effective QEF election, including information as to the procedures for making such an election. The QEF election is made on a shareholder-by-shareholder basis and can ordinarily be revoked only with the consent of the IRS.

A U.S. Holder that makes a valid QEF election will be currently taxable on its pro rata share of the Company’s ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively) for each taxable year that the Company is classified as a PFIC, regardless of whether distributions are received. Thus, the U.S. Holder may recognize taxable income without receiving any cash to pay its tax liability with respect to such income. The U.S. Holder’s basis in the Common Shares will be increased to reflect taxed but undistributed income. Distributions of income that have been previously taxed will result in a corresponding reduction of basis in the Common Shares and will not be taxed again as a distribution to the U.S. Holder.

A U.S. Holder owning Common Shares during any year that the Company is a PFIC must file IRS Form 8621. U.S. Holders should consult their tax advisors concerning the United States federal income tax consequences of holding Common Shares and of making a mark-to-market or QEF election if the Company is treated as a PFIC in the future.

Controlled Foreign Corporation

A non-U.S. corporation generally will be a CFC for U.S. tax purposes if United States shareholders collectively own more than 50 percent of the total combined voting power or total value of the corporation’s stock on any day during any taxable year. For this purpose, United States shareholders are limited to those U.S. persons who own, directly, indirectly or constructively, 10 percent or more of the total combined voting power of all classes of stock of the non-U.S. corporation. If a corporation is a CFC for an uninterrupted period of 30-days in any tax year, every United States shareholder that owns stock on the last day of the CFC’s taxable year, must include in gross income such shareholder’s pro rata share of the CFC’s “subpart F income” and income from investments in certain types of U.S. property (i.e., tangible property located in the United States, stock of a United States corporation, an obligation of a United States person, or a right to use patents, copyrights, and other similar property in the United States), even if no distribution was made by the CFC to the United States shareholder. Subpart F income consists of certain specified categories of income including, among others, dividends, interest, rents, royalties, net gains from the sale of property giving rise to such income and income from certain types of transactions involving “related persons” as defined for U.S. federal income tax purposes.

Taxation of Non-U.S. Holders

Taxation of Dividends

Subject to the discussion in “Backup Withholding” below, Non-U.S. Holders generally will not be subject to U.S. federal income tax, including withholding tax, on distributions received on Common Shares, unless the distributions are effectively connected with a trade or business conducted in the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment maintained in the United States).

If distributions are effectively connected with a U.S. trade or business (and, if applicable, attributable to a U.S. permanent establishment), Non-U.S. Holders generally will be subject to tax on such distributions in the same manner as U.S. Holders, as described in “Taxation of U.S. Holders — Taxation of Dividends” above. In addition, any such distributions received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Taxation of Capital Gains

Gain realized by Non-U.S. Holders upon the sale or exchange or complete redemption of Common Shares held as a capital asset should generally not be subject to United States federal income tax provided that the gain is not effectively connected with a trade or business conducted in the United States (and, if an applicable tax treaty so requires, attributable to a permanent establishment maintained in the United States). However, in the case of nonresident alien individuals, such gain will be subject to the 30% (or lower tax treaty rate) U.S. flat tax if (i) such person is present in the United States for 183 days or more during the taxable year (on a calendar year basis unless the nonresident alien individual has previously established a different taxable year) and certain other conditions are met; and (ii) such gain is derived from U.S. sources.

Generally, the source of gain upon the sale or exchange or complete redemption of Common Shares is determined by the place of residence of the shareholder. For purposes of determining the source of gain, the Code defines residency in a manner that may result in an individual who is otherwise a nonresident alien with respect to the United States being treated as a United States resident for purposes of determining the source of income only. Each potential individual investor who anticipates being present in the United States for 183 days or more (in any taxable year) should consult a separate, outside tax advisor with respect to the possible application of this rule.

Special rules may apply in the case of shareholders (i) that have an office or fixed place of business in the United States to which a distribution or gain in respect of the Common Shares is attributable; or (ii) that are former citizens or residents of the United States, CFCs, foreign personal holding companies or corporations that accumulate earnings to avoid United States federal income tax. Such persons in particular are urged to consult their United States tax advisors before investing in the Company.

Backup Withholding

In the case of Common Shares held in the United States by a custodian or nominee for a Non-U.S. Holder, U.S. “back-up” withholding taxes may apply to distributions in respect of such Common Shares unless such shareholder properly certifies as to its non-U.S. status using IRS Form W-8 or otherwise establishes an exemption from back-up withholding. The IRS has issued U.S. Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to nonresident individuals and foreign corporations. Prospective investors should consult their tax advisors concerning the applicability and effect of such U.S. Treasury Regulations on an investment in the Company.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment to a Non-U.S. Holder may be credited against his U.S. federal income tax liability and a Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

U.S. State and Local Taxes.

The Company believes that it will not be subject to United States state and local taxes on its income or capital. However, if the Company begins conducting activities in the United States constituting a U.S. trade or business, the Company may be subject to taxation, and may be required to file tax returns, in one or more state or local jurisdictions. See discussion under “U.S. Federal Income Taxation of the Company,” above.

Future Tax Legislation

Future amendments to the Code, other legislation, new or amended U.S. Treasury Regulations, administrative rulings or guidance by the IRS, or judicial decisions may adversely affect the federal income tax aspects of an investment in the Company, with or without advance notice, and retroactively or prospectively.

U.S. Treasury Circular 230 Notice

Any United States federal tax advice included in this communication (a) was not intended to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties, and (b) was not written to support the promotion or marketing of the transaction(s) or matter(s) addressed in the written advice. The taxpayer should seek advice based upon the taxpayer’s particular circumstances from an independent tax adviser.

Bermuda Taxation

In the opinion of Appleby, the following discussion correctly describes the material tax consequences of the ownership of Common Shares under Bermuda law, subject to the assumptions, qualifications and limitations in the discussion below. Such summary is subject to changes in Bermuda law, including changes that could have retroactive effect.

Under current Bermuda law, there are no taxes on profits, income or dividends nor is there any capital gains tax. Furthermore, the Company has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966, as amended, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company or to any of its operations, or the shares, debentures or other obligations of the Company, until March 28, 2016. This undertaking does not, however, prevent the imposition of any such tax or duty on such persons as are ordinarily resident in Bermuda and holding such shares, debentures or obligations of the Company or of property taxes on Company-owned real property or leasehold interests in Bermuda.

As an exempted company, the Company must pay to the Bermuda government an annual registration fee calculated on a sliding-scale basis by reference to its assessable capital, that is, its authorized share capital plus any share premium.

There is no stamp duty or other transfer tax payable upon the transfer of shares in the Company by shareholders.

The United States does not have a comprehensive income tax treaty with Bermuda.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has exposure to several quantitative market risks, including fluctuations in interest rates, foreign currency exchange rates and the pricing of commodities, principally copper, the Company’s main raw material. Risk management measures undertaken by the Company include entering into derivative agreements covering interest rates, foreign exchange rates and copper pricing, as well as copper forward pricing agreements. The Company does not purchase or sell derivative instruments for trading purposes. The Company does not engage in trading activities involving copper contracts for which a lack of marketplace quotations would necessitate the use of fair value estimation techniques.

Foreign Currency Exposure

The Company has exposure to fluctuations in currency exchange rates. The Company’s revenues are generated primarily in the local currency in its principal operating jurisdictions; namely Thailand, China, Singapore and Australia. However, nearly all of the costs associated with the purchase of the Company’s raw materials, including copper, and its capital expenditures, including ongoing equipment upgrade and maintenance programs, are in U.S. dollars. In order to limit the risks that would otherwise result from changes in currency exchange rates, the Company enters into derivative financial instruments on a selective basis from time to time which are forward exchange contracts that are cash flow hedges intended to hedge the currency fluctuations relating to sales revenues generated in the local markets of our operating subsidiaries. The fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based upon quoted market prices. The company as a whole did not enter into any forward contract in 2009 or in the first six months of 2010. At December 31 2008, the net unrealized loss on the net foreign currency contracts was $133,000. In general, significant volatility in foreign currency exchanges rates will increase the risks to the Company’s results, which we attempt to mitigate through cash flow hedging with forward exchange contracts.

As the Company’s operating subsidiaries incur operating costs in the local currency where they operate, the Company believes it is prudent that those operating subsidiaries incur indebtedness in the local currency when debt financing is necessary. The amount of indebtedness incurred by our operating subsidiaries from time to time is a function of our business strategy, the attractiveness of borrowing as opposed to other methods of financing operations and tax implications, among other considerations. The Company has exposure to currency exchange risk when the results of its operating subsidiaries are translated from the local currency into the U.S. dollar. At December 31, 2009 and 2008, the cumulative other comprehensive gain (loss) account included in the total equity section of the consolidated balance sheet included a cumulative gain (loss) of $3.1 m and ($9.0 million), respectively. This sensitivity analysis is inherently limited in that it assumes that multiple foreign currencies will always move in the same direction and to the same degree relative to the U.S. dollar.

In 2008 we entered into derivative financial instruments on a selective basis throughout the year to mitigate foreign currency fluctuation risks arising from operating activities. The application of these instruments was primarily for currency hedging purposes and not for trading purposes. The Company uses Thai Baht forward foreign exchange contracts to reduce its exposure to foreign currency risk for liabilities denominated in foreign currency. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. Realized and unrealized gains and losses on foreign exchange contracts are included in income as foreign exchange gains or losses. The Company entered into forward exchange contracts with a notional value of approximately $12 million that matured in January, February, March, May and June 2008 and $19 million that matured in January, February, March and May 2009. The Company did not enter into any foreign currency forward contracts in 2009 or in the first six months of 2010.

Interest Rate Risk

The company has not entered nor used any derivative instruments to manage interest rate exposure. As in our line of business, derivative instruments would normally be used for hedging a commodity, for example, copper, and not the interest rate hedging as may be the case with certain other lines of business.

The following table provides information about the Company’s debt instruments as of December 31, 2009 and as of June 30, 2010 that were sensitive to changes in interest rates.

	June 30,	December 31,
Principal Amount (In thousands of US$)	2010	2009

Bank loans and overdrafts	58,689	37,185

We have cash flow and earnings exposure due to market interest rate changes for our floating debt obligations. We manage the exposure to financial market risk by performing ongoing evaluations of our debt portfolios and restructuring our financial instruments accordingly to provide the optimum interest structure. At our current level of indebtedness, a half percentage point change in interest rates would affect our interest payments by approximately $0.3 million annually.

Risks Relating to Copper

Copper is the principal raw material we use, accounting for approximately 70% of the cost of sales in 2009. We purchase copper at prices based on the average prevailing international spot market prices on the London Metal Exchange (the “LME”) for copper for the one month prior to purchase. The price of copper is influenced heavily by global supply and demand as well as speculative trading. As with other costs of production, changes in the price of copper may affect our cost of sales. Whether this has a material impact on our operating margins and financial results depends primarily on our ability to adjust our selling prices to our customers, such that increases and decreases in the price of copper are fully reflected in those selling prices. The purchase price of our products is based in part on the cost of copper used to manufacture those products. In addition, in the ordinary course of business we maintain inventories of raw materials and finished products reasonably necessary for the conduct of our business. These inventories typically reflect the cost of copper prevailing in the market at the time we purchase. Most of our sales of manufactured products reflect copper prices prevailing at the time the products are ordered. A long-term decrease in the price of copper would require the Company to revalue the value of its inventory at periodic intervals to the then net realizable value, which could be below cost. Copper prices have been subject to considerable volatility and it is not always possible to manage our copper purchases and inventory so as to neutralize the impact of copper price volatility. Accordingly, significant volatility in copper prices could have an adverse effect on our operations. No assurance can be given that such volatility will not recur.

In an effort to mitigate the market risks associated with volatility in copper pricing, from time to time the Company enters into copper forward pricing contracts in order to minimize fluctuations of its cost of copper. These instruments permit the Company to hedge its cost of copper for periods from 10 months to 12 months. These forward contracts were entered into with the purpose of securing the source of the copper. The Company did not enter into forwarding contracts with any copper suppliers in 2009 or in the first six months of 2010.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

LEGAL MATTERS

The Company is represented by its U.S. counsel, Thompson Hine LLP, with respect to U.S. federal law matters. The validity of the Common Shares that are the subject of the Offering has been passed upon by Appleby, the Company’s Bermuda counsel.

EXPERTS

The audited financial statements of the Company and its consolidated subsidiaries for each of the years ended December 31, 2007 and 2008, incorporated by reference into this Prospectus from our annual report on Form 20-F filed on June 26, 2009 and Amendment No. 1 to the annual report on Form 20-F/A filed on July 6, 2009, have been audited by Mazars LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of the Company and its consolidated subsidiaries for the year ended December 31, 2009, incorporated by reference into this Prospectus from our annual report on Form 20-F filed on May 14, 2010, and the unaudited financial statements of the Company and its consolidated subsidiaries for the six month period ended June 30, 2010, have been audited and reviewed, respectively, by Ernst & Young, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are incorporated in and organized pursuant to the laws of Bermuda. In addition, all of our directors, officers and experts named in this registration statement reside outside the United States and our material assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them in courts of the United States upon judgments predicated upon civil liabilities under the United States federal securities laws. Also, we have been advised by our legal counsel in Bermuda, Appleby, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda Courts will enforce foreign judgments for liquidated amounts in civil matters subject to certain conditions and exceptions.

Additionally, there is uncertainty as to whether the courts of Taiwan would (i) recognize or enforce judgments of United States courts obtained against the Company or its directors, officers and experts named in this Prospectus predicated upon the civil liability provisions of U.S. federal securities laws and (ii) entertain original actions brought in Taiwan against the Company or its directors, officers and experts named in this Prospectus predicated upon the U.S. federal securities laws. Any final judgment obtained against the Company or its directors, officers and experts named in this Prospectus in any court other than a court located in Taiwan in respect of any legal suit or proceeding will be enforced by the courts of Taiwan without further review of the merits only if the Taiwan court in which enforcement is sought is satisfied that:

•	The court rendering the judgment had jurisdiction over the subject matter according to the laws of Taiwan;

•	The judgment and the court procedure resulting in the judgment were not contrary to the public order or good morals of Taiwan;

•	If the judgment was rendered by default by the court rendering the judgment and (i) we or such persons were duly served within a reasonable time in the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction or (ii) process was served on us or such persons with judicial assistance of Taiwan; and

•	Judgments of the courts of Taiwan would be recognized and enforceable in the jurisdiction of the court rendering the judgment on a reciprocal basis.

A party seeking to enforce a foreign judgment in Taiwan would, except under limited circumstances, be required to obtain foreign approval from the Central Bank of China for the remittance out of Taiwan of any amounts recovered in respect of such judgment denominated in a currency other than New Taiwan Dollars.

Due to the foregoing restrictions in Bermuda and Taiwan, shareholders may encounter more difficulties in enforcing their rights and protecting their interests in the face of actions taken by management, the Board of Directors or controlling shareholders than they would if the Company were organized under the laws of the United States or one of the states therein, or if the Company had material assets located within the United States or some of the directors and officers were resident within the United States.

We obtained all the approvals and permits required under applicable law for the distribution of the securities and for the publication of this Prospectus. The securities are not being distributed in any jurisdiction where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

Foreign Private Issuer.  We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, information statements and other materials filed through the SEC’s Electronic Data Gathering, Analysis and

Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find reports and other information that we file electronically with the SEC by reference to our corporate name or to our CIK number, 0001026980. In addition, similar information concerning us can be inspected and copied at the offices of the Bermuda Registrar of Companies, and Computershare Limited (our transfer agent), in Jersey City, New Jersey. Further, we provide access to documents publicly-filed with the SEC on our website located at http://www.apwcc.com.

We customarily solicit proxies by mail; however, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

Form F-1 registration statement.  We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the Common Shares offered in this Prospectus. This Prospectus, which is part of the registration statement, does not contain all of the information that you can find in the registration statement. Some parts of the registration statement are omitted from the Prospectus in accordance with the rules and regulations of the SEC. The statements we make in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement or incorporated by reference, you should refer to the exhibit for a more complete description of the matter involved. The registration statement may be read and copied at the SEC’s Public Reference Room as indicated above.

Incorporation of Information by Reference.  The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, except if it is superseded by information in this Prospectus. We incorporate by reference the documents listed below and all amendments or supplements we have filed to such documents. These documents contain important information about us and our financial condition.

Our annual report on Form 20-F for the year ended December 31, 2009, and the exhibits thereto (except where indicated that such exhibits shall not be deemed “filed” with the Securities and Exchange Commission), was filed on May 14, 2010.

Those exhibits indicated to be incorporated by reference are found in the exhibit table set forth below.

Each person, including any beneficial owner, to whom a Prospectus is delivered, may request, at no cost to the requester, a copy of any documents incorporated by reference herein, excluding any exhibit, unless we have specifically incorporated by reference such requested exhibit, by writing, e-mailing or telephoning us at:

Asia Pacific Wire & Cable Corporation Limited
http://www.apwcc.com
7/Fl. B, No. 132, Sec.3
Min-Sheng East Road
Taipei, 105, Taiwan
Republic of China
Attention: Daphne Hsu
Tel: 886-2-2712-2558 (extension 11)
E-mail: daphne.hsu@apwcc.com

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

PROSPECTUS

2,766,154 COMMON SHARES

You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date that appears below.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

The Bermuda Companies Act, 1981, as amended, (the “Companies Act”) requires every officer, including directors, of a company, in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from liability, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Our Bye-laws provide that every director, officer and committee member shall be indemnified out of our funds against all civil liabilities, loss, damage or expense including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the Bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Recent Sales of Unregistered Securities

No securities of the registrant were sold by the registrant within the past three years which were not registered under the Securities Act, including sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the conversion, exchange or modification of outstanding securities.

Exhibits and Financial Statement Schedules

The following is a list of exhibits filed as a part of this registration statement:

Exhibit	Description

3.1	Memorandum of Association of Asia Pacific Wire & Cable Corporation Limited (incorporated by reference to Exhibit 1.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 21, 2001).
3.2	Second Amended and Restated Bye-Laws of Asia Pacific Wire & Cable Corporation Limited (incorporated by reference to Exhibit 3.2 of the Company’s Amendment No. 4 to Form F-1 filed with the Securities and Exchange Commission on February 18, 2009).
3.4	Amended and Restated Shareholders’ Agreement dated March 27, 2009 (incorporated by reference to Exhibit 3.4 of the Company’s Post-Effective Amendment No. 1 to Form F-1 filed with the Securities and Exchange Commission on April 2, 2009).
5	Opinion of Appleby regarding the legality of the Common Shares and certain corporate matters (filed with Amendment Number 4 to Form F-1 filed with the Securities and Exchange Commission on March 11, 2009).
10.1	Composite Services Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form F-1 filed with the Securities and Exchange Commission on November 13, 1996).
10.2	Indemnification Agreement dated November 6, 1996 (incorporated by reference to Exhibit 10.2 of the Company’s Form F-1 filed with the Securities and Exchange Commission on November 13, 1996).
10.3	Agreement for the Sale and Purchase of (i) Shares in Crown Century Holdings Limited and (ii) Shareholder’s Loan (incorporated by reference to Exhibit 5.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on July 1, 2002).
10.4	Settlement Agreement between Set Top International Inc. (Party A) and Pacific Electric Wire and Cable Co., Ltd. and Asia Pacific Wire and Cable Corporation Ltd. (Party B) (Translation) (incorporated by reference to Exhibit 4.4 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on July 7, 2004).

Exhibit	Description

10.5	Settlement Agreement between Asia Pacific Wire & Cable Corporation, Ltd. and Sino-JP Fund Co., Ltd. (incorporated by reference to Exhibit 4.5 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2007).
10.6	Termination Agreement between Pacific Electric Wire & Cable Co., Ltd. and Chiao Tung Bank (incorporated by reference to Exhibit 4.6 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2007).
10.7	Summaries of Joint Venture Agreements (incorporated by reference to Exhibit 10.7 of the Company’s Amendment No. 1 to Form F-1 filed with the Securities and Exchange Commission on November 26, 2008).
21	List of significant subsidiaries (see Note 1 to the consolidated financial statements incorporated by reference to the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on May 14, 2010).
23.1	Consent of Mazars LLP (filed herewith).
23.2	Consent of Ernst & Young (filed herewith).
23.3	Consent of Appleby (included in Exhibit 5).

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan, R.O.C., on September 30, 2010.

Asia Pacific Wire & Cable Corporation Limited

By:	/s/ Yuan Chun Tang
Name:     Yuan Chun Tang

Title:	Chief Executive Officer

By executing his name hereto, Mr. Yuan Chun Tang is signing this document on behalf of those persons who duly executed the power of attorney filed as part of the Form F-1 with the Securities and Exchange Commission on October 2, 2008 and also on behalf of those persons who have duly executed the power of attorney granted below and filed as part of this post-effective amendment to the registration statement on Form F-1 being filed with the Securities and Exchange Commission on the date hereof.

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Yuan Chun Tang his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form F-1 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming that such attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/ Yuan Chun Tang Yuan Chun Tang	Chief Executive Officer, Director	October 2, 2008

/s/ Frank Tseng Frank Tseng	Chief Financial Officer	June 25, 2010

/s/ Daphne Hsu Daphne Hsu	Financial Controller	October 2, 2008

/s/ Andy C.C. Cheng Andy C.C. Cheng	Director and Chairman of the Board	October 2, 2008

/s/ Fang Hsiung Cheng Fang Hsiung Cheng	Director	October 2, 2008

/s/ Gai Poo Lee Gai Poo Lee	Director	October 2, 2008

Signature	Title	Date

/s/ Michael C. Lee Michael C. Lee	Director	October 2, 2008

/s/ Yichin Lee Yichin Lee	Director	October 2, 2008

/s/ Ching Rong Shue Ching Rong Shue	Director	October 2, 2008

/s/ David Sun David Sun	Director	October 2, 2008

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Asia Pacific Wire & Cable Corporation Limited has signed this registration statement or amendment thereto in Newark, Delaware on October 2, 2008.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Puglisi & Associates, Managing Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Asia Pacific Wire & Cable Corporation Limited, has signed this Post-Effective Amendment No. 5 to the registration statement in Newark, Delaware on September 30, 2010.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Puglisi & Associates, Managing Director